EXHIBIT 10.1

2003 Amended and Restated Credit Agreement
(December 16, 2003)

$15,000,000.00 2 Year Facility Loan

CoBank, ACB,
As Administrative Agent,
And As a Syndication Party,

U.S. AgBank, FCB),
As a Syndication Party,

As Lenders,

and

The National Cooperative Refinery

Association, Inc.,
as Borrower

Prepared by
Richard M. Koon, Esq. Holland & Hart, LLP
Suite 3200
555 17th Street Denver, CO 80202
(303) 295-8545

Holland & Hart LLP

Denver • Aspen • Boulder • Colorado Springs • Denver Tech Center • Billings • Boise • Cheyenne
Jackson Hole • Salt Lake City • Santa Fe • Washington, D.C.

BINDER OF LOAN DOCUMENTS

2003 AMENDED AND RESTATED
CREDIT AGREEMENT

Borrower:	NATIONAL COOPERATIVE REFINERY ASSOCIATION, INC.

Lenders:	CoBANK, ACB, as Administrative Agent, Syndication Agent, Documentation Agent, and Collateral Agent, as a Syndication Party

Loan:	$15,000,000 2-Year Facility Loan

Date:	December 16, 2003

INDEX

1.	2003 Amended and Restated Credit Agreement

A.	Exhibits

Exhibit 1.21	Compliance Certificate
Exhibit 1.76	Subsidiaries
Exhibit 2.3	2-Year Borrowing Notice Form
Exhibit 2.4	2-Year Facility Note Form
Exhibit 8.3	Litigation
Exhibit 8.8	Payment of Taxes
Exhibit 8.9	Required Licenses
Exhibit 8.10	Employee Benefit Plans
Exhibit 8.11	Equity Investments
Exhibit 8.14	Intellectual Property
Exhibit 11.1	Existing Indebtedness
Exhibit 14.25	Syndication Acquisition Agreement
Exhibit 14.27	Wire Instructions

B.	Schedule 1 (Syndication Parties and Individual Commitments)

2.	$7,500,000.00 2-Year Facility Note payable to CoBank

3.	$7,500,000.00 2-Day Facility Note payable to U.S. AgBank, FCB

4.	Secretary’s Certificate and Borrowing Resolution

5.	Evidence of Insurance

6.	Appointment of Agent for Service of Process

7.	Opinion of Borrower’s Counsel

8.	Compliance Certificate (as of 8/31/2003)

2

2003 AMENDED AND RESTATED CREDIT AGREEMENT

(2-YEAR REVOLVING LOAN)

BY AND BETWEEN

COBANK, ACB,

AS ADMINISTRATIVE AGENT, SYNDICATION AGENT, DOCUMENTATION AGENT, AND
COLLATERAL AGENT, AND AS A SYNDICATION PARTY,

U.S. AGBANK, FCB

AS A SYNDICATION PARTY

AND

NATIONAL COOPERATIVE REFINERY ASSOCIATION

AS BORROWER

DATED AS OF DECEMBER 16, 2003

TABLE OF CONTENTS

ARTICLE 1. DEFINED TERMS	2
1.1 Administrative Agent’s Office	2
1.2 Advance	2
1.3 Advance Date	2
1.4 Affiliate	2
1.5 Aggregate LC Commitment	2
1.6 Aggregate 2-Year Commitment	2
1.7 Applicable Lending Office	2
1.8 Available 2-Year Amount	2
1.9 Bank Debt	3
1.10 Banking Day	3
1.11 Base Rate	3
1.12 Borrower’s Account	3
1.13 Borrower Benefit Plan	3
1.14 Borrower Pension Plan	3
1.15 Capital Leases	3
1.16 Closing Date	4
1.17 Code	4
1.18 Committed Letter of Credit Fee	4
1.19 Committed 2-Year Advances	4
1.20 Commitment Fee Factor	4
1.21 Compliance Certificate	4
1.22 Cooperative	4

i

1.23 [INTENTIONALLY OMITTED]	4
1.24 Debt	4
1.25 Default Interest Rate	4
1.26 EBIT	4
1.27 EBITDA	5
1.28 Environmental Laws	5
1.29 ERISA Affiliate	5
1.30 Excess Working Capital	5
1.31 Fiscal Quarter	5
1.32 Fiscal Year	5
1.33 Funding Share	5
1.34 GAAP	5
1.35 Good Faith Contest	5
1.36 Governmental Authority	6
1.37 Hazardous Substances	6
1.38 Indebtedness	6
1.39 Individual Outstanding 2-Year Obligations	6
1.40 Individual 2-Year Commitment	6
1.41 Individual 2-Year Lending Capacity	7
1.42 Individual 2-Year Pro Rata Share	7
1.43 Interest Expense	7
1.44 Investment	7
1.45 Issuance Fee	7
1.46 Letters of Credit	7

1.47 Letter of Credit Bank	7
1.48 LIBO Rate	8
1.49 LIBOR Margin	8
1.50 Lien	8
1.51 Loan Documents	8
1.52 Material Adverse Effect	8
1.53 Material Agreements	8
1.54 Member	8
1.55 Member Loan	8
1.56 Member Percentage	8
1.57 Member Product Receivables	9
1.58 Multiemployer Plan	9
1.59 Net Income	9
1.60 Net Worth	9
1.61 Operating Lease	9
1.62 Organization Documents	9
1.63 Overnight Funding Commitment	9
1.64 Overnight Lender	9
1.65 Patronage Refunds	9
1.66 Person	9
1.67 Plan	9
1.68 Potential Default	10
1.69 Principal Agreements	10
1.70 Prohibited Transaction	10

1.71 Quarter	10
1.72 Reportable Event	10
1.73 Required Lenders	10
1.74 Restricted Payments	10
1.75 Security Documents	10
1.76 Subsidiary	10
1.77 Subordinated Member Loans	11
1.78 Syndication Parties	11
1.79 2-Year Availability Period	11
1.80 2-Year Facility	11
1.81 2-Year Loan or Loans	11
1.82 2-Year Maturity Date	11
1.83 2-Year Note or Notes	11
1.84 Working Capital	11
ARTICLE 2. 2-Year LOAN	13
2.1 2-Year Loan	13
2.1.1 Individual 2-Year Lending Capacity	13
2.1.2 Individual 2-Year Pro Rata Share	13
2.2 Available 2-Year Amount	13
2.3 Borrowing Notice	13
2.4 Promissory Notes	14
2.5 Overnight Advances	14
2.6 Syndication Party Records	15
2.7 Use of Proceeds	15

2.8 Syndication Party Funding Failure	15
2.9 Overnight Lender Funding Failure	15
2.10 Reduction of Aggregate 2-Year Commitment	16
2.11 Treatment of Existing Advances	16
ARTICLE 3. LETTER OF CREDIT FACILITY	16
3.1 Committed Letters of Credit	16
3.1.1 Request for Committed Letter of Credit	16
3.1.2 Notification of the Administrative Agent	17
3.2 Issuance of Committed Letters of Credit	17
3.2.1 Available Amount	17
3.2.2 Availability	17
3.2.3 Fees	17
3.2.4 Treatment of Draws	17
3.3 Negotiated Letters of Credit	17
3.3.1 Request for Negotiated Letter of Credit	18
3.3.2 Notification of the Administrative Agent	18
3.4 Issuance of Negotiated Letters of Credit	18
3.4.1 Available Amount	18
3.4.2 Availability	18
3.4.3 Fees	18
3.4.4 Treatment of Draws	19
3.4.5 Reimbursement of Draws	19
3.5 Reimbursement Obligation Unconditional	19
3.6 Cash Collateral Account	19

v

ARTICLE 4. INTEREST AND FEES	20
4.1 Interest	20
4.1.1 Base Rate Option	20
4.1.2 LIBO Rate Option	20
4.2 Additional Provisions for LIBO Rate Loans	21
4.2.1 Limitation on LIBO Rate Loans	21
4.2.2 LIBO Rate Loan Unlawful	21
4.3 Default Interest Rate	22
4.4 Interest Calculation	22
4.5 Fees	22
4.5.1 Commitment Fee	22
4.5.2 Administrative Fee	22
ARTICLE 5. PAYMENTS; FUNDING LOSSES	22
5.1 Principal Payments	22
5.2 Interest Payments	23
5.3 Application of Principal Payments	23
5.4 Manner of Payment	23
5.5 Voluntary Prepayments	23
5.6 Mandatory Prepayments	24
5.7 Funding Losses	24
5.8 Distribution of Principal and Interest Payments	24
ARTICLE 6. BANK EQUITY INTERESTS	24
ARTICLE 7. SECURITY	25
7.1 Borrower’s Assets	25

ARTICLE 8. REPRESENTATIONS AND WARRANTIES	26
8.1 Organization, Good Standing, Etc.	26
8.2 Corporate Authority, Due Authorization; Consents	26
8.3 Litigation	26
8.4 No Violations	26
8.5 Binding Agreement	27
8.6 Compliance with Laws	27
8.7 Principal Place of Business	27
8.8 Payment of Taxes	27
8.9 Licenses and Approvals	27
8.10 Employee Benefit Plans	28
8.11 Equity Investments	28
8.12 Title to Real and Personal Property	28
8.13 Financial Statements	28
8.14 Environmental Compliance	29
8.15 Fiscal Year	29
8.16 Material Agreements	29
8.17 Regulations U and X	29
8.18 Intellectual Property	29
8.19 No Default on Outstanding Judgments or Orders	30
8.20 No Default in Other Agreements	30
8.21 Labor Disputes and Acts of God	30
8.22 Governmental Regulation	30
8.23 Solvency	30

8.24 Business Plan	31
8.25 Disclosure	31
ARTICLE 9. CONDITIONS TO ADVANCES	31
9.1 Conditions to Closing	31
9.1.1 Loan Documents	31
9.1.2 Approvals	31
9.1.3 Good Standing; Organizational Documents	31
9.1.4 Lien Searches; Financing Statements	32
9.1.5 Evidence of Insurance	32
9.1.6 Appointment of Agent for Service	32
9.1.7 No Material Change	32
9.1.8 Fees and Expenses	32
9.1.9 Bank Equity Interest Purchase Obligation	32
9.1.10 Opinion of Counsel	32
9.1.11 Evidence of Corporate Action	32
9.1.12 Lender Consent	33
9.1.13 Compliance Certificate	33
9.1.14 Further Assurances	33
9.2 Conditions to Advance	33
9.2.1 Member Loans	33
9.2.2 Default	33
9.2.3 Representations and Warranties	33
ARTICLE 10. AFFIRMATIVE COVENANTS	34
10.1 Books and Records	34

10.2 Reports and Notices	34
10.2.1 Annual Financial Statements	34
10.2.2 Quarterly Financial Statements	34
10.2.3 Notice of Default	35
10.2.4 ERISA Reports	35
10.2.5 Notice of Litigation	35
10.2.6 Notice of Material Adverse Effect	35
10.2.7 Notice of Environmental Proceedings	35
10.2.8 Regulatory and Other Notices	36
10.2.9 Adverse Action Regarding Required Licenses and Intellectual Property	36
10.2.10 Annual Business Plan	36
10.2.11 Additional Information	36
10.3 Eligibility	36
10.4 Maintenance of Existence and Qualification	36
10.5 Compliance with Legal Requirements and Agreements	36
10.6 Compliance with Environmental Laws	37
10.7 Taxes	37
10.8 Insurance	37
10.9 Maintenance of Properties	38
10.10 Payment of Liabilities	38
10.11 Inspection	38
10.12 Required Licenses; Intellectual Property	38
10.13 ERISA	38
10.14 Further Assurances	38

10.15 Maintenance of Commodity Position	39
10.16 Financial Covenants	39
10.16.1 Debt to EBITDA	39
10.16.2 Minimum Net Worth	39
10.16.3 Interest Coverage Ratio	39
10.16.4 Minimum Working Capital	39
ARTICLE 11. NEGATIVE COVENANTS	39
11.1 Borrowing	39
11.2 No Other Businesses	40
11.3 Liens	40
11.4 Sale of Assets	42
11.5 Liabilities of Others	42
11.6 Loans	42
11.7 Merger; Acquisitions; Business Form; Etc.	42
11.8 Investments	42
11.9 Transactions With Related Parties	43
11.10 Restricted Payments	43
11.11 Change in Fiscal Year	44
11.12 ERISA	44
11.13 Member Loans	44
11.13.1 Aggregate and Individual Amounts	44
11.13.2 Member Loan Documentation and Maturity Date	45
11.13.3 Additional Aggregate Individual Amounts	45
11.14 Principal Agreements	45

x

ARTICLE 12. INDEMNIFICATION	45
12.1 General; Stamp Taxes; Intangibles Tax	45
12.2 Indemnification Relating to Hazardous Substances	46
ARTICLE 13. EVENTS OF DEFAULT; RIGHTS AND REMEDIES	47
13.1 Events of Default	47
13.2 No Advance	49
13.3 Rights and Remedies	49
ARTICLE 14. AGENCY AGREEMENT	49
14.1 Funding of Syndication Interest	49
14.2 Syndication Parties’ Obligations to Remit Funds	49
14.3 Syndication Party’s Failure to Remit Funds	50
14.4 Agency Appointment	51
14.5 Power and Authority of the Administrative Agent	51
14.5.1 Advice	51
14.5.2 Documents	52
14.5.3 Proceedings	52
14.5.4 Retain Professionals	52
14.5.5 Incidental Powers	52
14.6 Duties of the Administrative Agent	52
14.6.1 Possession of Documents	52
14.6.2 Distribute Payments	52
14.6.3 Loan Administration	52
14.6.4 Action Upon Default	53
14.6.5 Forwarding of Information	53

14.7 Indemnification as Condition to Action	53
14.8 Consent Required for Certain Actions	54
14.8.1 Unanimous	54
14.8.2 Required Lenders	54
14.8.3 Action Without Vote	54
14.9 Distribution of Principal and Interest	55
14.10 Distribution of Certain Amounts	55
14.10.1 Funding Losses	55
14.11 Possession of Loan Documents	55
14.12 Collateral Application	55
14.13 Amounts Required to be Returned	56
14.14 Reports and Information to Syndication Parties	56
14.15 Standard of Care	57
14.16 No Trust Relationship	57
14.17 Sharing of Costs and Expenses	57
14.18 Syndication Parties’ Indemnification of the Administrative Agent	58
14.19 Books and Records	58
14.20 Administrative Agent Fee	58
14.21 The Administrative Agent’s Resignation or Removal	59
14.22 Representations and Warranties of All Parties	59
14.23 Syndication Parties’ Independent Credit Analysis	60
14.24 No Joint Venture or Partnership	60
14.25 Purchase for Own Account; Restrictions on Transfer; Participations	60
14.26 Certain Participants’ Voting Rights	61

14.27 Method of Making Payments	62
14.28 Events of Syndication Default/Remedies	62
14.28.1 Syndication Party Default	62
14.28.2 Remedies	62
14.29 Withholding Taxes	62
14.30 Amendments Concerning Agency Function	63
14.31 Further Assurances	63
ARTICLE 15. MISCELLANEOUS	63
15.1 Costs and Expenses	63
15.2 Service of Process and Consent to Jurisdiction	63
15.3 Jury Waiver	64
15.4 Notices	64
15.4.1 Borrower	64
15.4.2 Administrative Agent	65
15.4.3 Syndication Parties	65
15.5 Liability of Administrative Agent	65
15.6 Successors and Assigns	65
15.7 Severability	65
15.8 Entire Agreement	65
15.9 Applicable Law	65
15.10 Captions	65
15.11 Complete Agreement; Amendments	66
15.12 Additional Costs of Maintaining Loan	66
15.13 Capital Requirements	67

15.14 Replacement Notes	67
15.15 Patronage Payments	68
15.16 Mutual Release	68
15.17 Liberal Construction	68
15.18 Counterparts	68
15.19 Confidentiality	68
15.20 Automatic Amendment to Loan Documents	69
15.21 Affect of Amended and Restated Credit Agreement	69
15.22 Release	69

EXHIBITS

Exhibit 1.21	Compliance Certificate
Exhibit 1.76	Subsidiaries
Exhibit 2.3	2-Year Borrowing Notice form
Exhibit 2.4	2-Year Note form
Exhibit 8.3	Litigation
Exhibit 8.8	Payment of Taxes
Exhibit 8.9	Required Licenses
Exhibit 8.10	Employee Benefit Plans
Exhibit 8.11	Equity Investments
Exhibit 8.18	Intellectual Property
Exhibit 11.1	Existing Indebtedness
Exhibit 11.3	Existing Liens
Exhibit 11.8	Existing Investments
Exhibit 11.13.2	Member Loan Documentation
Exhibit 14.25	Syndication Acquisition Agreement
Exhibit 14.27	Wire Instructions
Schedule 1	Individual 2-Year Commitments

2003 AMENDED AND RESTATED CREDIT AGREEMENT

(2-YEAR Revolving Loan)

     THIS 2003 AMENDED AND RESTATED CREDIT AGREEMENT (2-Year Revolving Loan) (“Credit Agreement”) is entered into as of the 16th day of December 2003, by and between COBANK, ACB (“CoBank”) for its own benefit as a Syndication Party and as the Administrative Agent for the benefit of the present and future Syndication Parties (in that capacity “Administrative Agent”), the other Syndication Parties identified on Schedule 1 hereto, and NATIONAL COOPERATIVE REFINERY ASSOCIATION, a cooperative marketing association formed under the laws of the State of Kansas, whose address is 1391 Iron Horse Road, P.O. Box 1404, McPherson, Kansas 67460 (“Borrower”) , and amends, restates, and replaces in its entirety the Original Credit Agreement (as defined below) effective as of the Effective Date.

Recitals:

     A. Borrower, the Administrative Agent, and the Syndication Parties signatory thereto entered into that certain Credit Agreement (364-Day Revolving Loan) dated as of December 21, 1999 (“Original Credit Agreement”) pursuant to which the Syndication Parties agreed to provide to Borrower certain credit facilities more particularly described therein on the terms and conditions set forth.

     B. The Original Credit Agreement, as amended, was replaced in its entirety by a document entitled “2002 Amended and Restated Credit Agreement (364-Day Revolving Loan)” which is intended to amend and restate the Original Credit Agreement dated December 17, 2002 (“2002 Restated Credit Agreement”).

     C. The Administrative Agent, acting pursuant to the provisions of Section 14.8 of the 2002 Restated Credit Agreement, has obtained (i) from one or more of the Syndication Parties: renewal of Individual 2-Year Commitments equal to the Aggregate 2-Year Commitment (as such terms are defined in the 2003 Restated Credit Agreement), (ii) from the Syndication Parties consent to (A) an extension of the maturity date, and (B) replacement of the 2002 Restated Credit Agreement with an amended and restated credit agreement to embody the provisions of the 2002 Restated Credit Agreement, and to put into effect the extension of the maturity date.

     D. In order to reflect such changes, the parties are entering into this document entitled “2003 Amended and Restated Credit Agreement (2-Year Revolving Loan)” which is intended to amend and restate the 2002 Restated Credit Agreement, which, after its execution by all parties and the satisfaction of all conditions to its effectiveness, shall be deemed to have replaced, but not to discharge any indebtedness or other obligations owing under, the 2002 Restated Credit Agreement and any reference in any Loan Document to the “Credit Agreement” or to the 2002 Restated Credit Agreement shall thereafter be deemed to be a reference to this 2003 Amended and Restated Credit Agreement (2-Year Revolving Loan).

Agreement:

ARTICLE 1. DEFINED TERMS

     As used in this Credit Agreement, the following terms shall have the meanings set forth below (and such meaning shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

     1.1 Administrative Agent’s Office: that address set forth for the Administrative Agent in Section 15.4 as it may change from time to time by notice to all parties to this Credit Agreement.

     1.2 Advance: a disbursement of the proceeds of the 2-Year Loan.

     1.3 Advance Date: a day (which shall be a Banking Day) on which an Advance is made.

     1.4 Affiliate: with respect to Borrower shall mean (a) a Subsidiary, or (b) any Person which, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding stock of Borrower, or (ii) has the power under ordinary circumstances to elect at least a majority of the directors of Borrower; but (c) shall, with respect to Borrower, specifically not include Jayhawk Pipeline, L.L.C., Clear Creek Transportation, L.L.C., Osage Pipe Line Company, or Kaw Pipe Line Company, even if they would otherwise satisfy either (a) or (b) of this Section.

     1.5 Aggregate LC Commitment: shall be $15,000,000.00.

     1.6 Aggregate 2-Year Commitment: shall be $15,000,000.00.

     1.7 Applicable Lending Office: means, for each Syndication Party, the lending office of such Syndication Party designated as such on its signature page hereof or in the applicable Syndication Acquisition Agreement or such other office of such Syndication Party as such Syndication Party may from time to time specify to the Administrative Agent and Borrower as the office by which its Advances are to be made and maintained.

     1.8 Available 2-Year Amount: the amount at any time by which the Aggregate 2-Year Commitment exceeds the sum of (a) the principal outstanding under the 2-Year Loan (including, without duplication, the amount of all outstanding Overnight Advances); (b) the amount of all Committed 2-Year Advances; and (c) the undrawn face amount of all outstanding Letters of Credit.

     1.9 Bank Debt: all amounts owing under the 2-Year Notes, fees, Borrower’s obligations to purchase Bank Equity Interests, Funding Losses and all interest, expenses, charges and other amounts payable by Borrower pursuant to the Loan Documents.

     1.10 Banking Day: any day (a) other than a Saturday or Sunday and other than a day which is a Federal legal holiday or a legal holiday for banks in the States of Colorado or New York, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation of or conversion into, or a LIBO Rate Period for, a LIBO Rate Loan, or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or LIBO Rate Period, on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

     1.11 Base Rate: a rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if the Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion.

     1.12 Borrower’s Account: shall mean Borrower’s account #36270092 at CoBank, ACB, Greenwood Village, Colorado (ABA #307088754).

     1.13 Borrower Benefit Plan: means (a) any funded “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA; (b) any “multiemployer plans,” as defined in Section 3(37) of ERISA; (c) any “employee pension benefit plan” as defined in Section 3(2) of ERISA; (d) any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA; (e) any “multiple employer plan” within the meaning of Section 413 of the Code; (f) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (g) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code; (h) a “welfare benefit fund” within the meaning of Section 419 of the Code; or (i) any employee welfare benefit plan within the meaning of Section 3(1) of ERISA for the benefit of retired or former employees, which is maintained by the Borrower or in which Borrower participates or to which Borrower is obligated to contribute.

     1.14 Borrower Pension Plan: means each Borrower Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to satisfy the requirements of Section 401 (a) of the Code.

     1.15 Capital Leases: means any lease of property (whether real, personal or mixed) by a Person which has been or should be, in accordance with GAAP, reflected on the balance sheet of such Person as a capital lease.

     1.16 Closing Date: that date, which must occur on or before December 17, 2003, on which the Administrative Agent, the Syndication Parties, and Borrower have executed all Loan Documents to which they are parties and on which the conditions set forth in Section 9.1 of this Credit Agreement have been met.

     1.17 Code: means the Internal Revenue Code of 1986, as amended.

     1.18 Committed Letter of Credit Fee: shall mean a fee equal to 112.5 basis points multiplied by the face amount of the Committed Letter of Credit.

     1.19 Committed 2-Year Advances: the principal amount of all 2-Year Facility Advances which any Syndication Party is obligated to make as a result of (a) such Syndication Party having received a 2-Year Funding Notice pursuant to Section 2.3 hereof, or (b) if such Syndication Party is the Overnight Lender, Borrower having made an Overnight Advance Request pursuant to Section 2.5 hereof, but which, in either case, has not been funded.

     1.20 Commitment Fee Factor: shall mean 25 basis points.

     1.21 Compliance Certificate: a certificate of the chief financial officer or corporate treasurer of Borrower acceptable to the Administrative Agent and in the form attached hereto as Exhibit 1.21.

     1.22 Cooperative: means Cooperative Refining, LLC, a limited liability company formed under the laws of the state of Delaware and a Subsidiary of Borrower.

     1.23 [INTENTIONALLY OMITTED]

     1.24 Debt: for any period means, without duplication, all of the following indebtedness of Borrower and Cooperative: (a) the current portion of all long term debt; (b) all long term debt; (c) all obligations under Capital Leases; (d) obligations under the 2-Year Loan; and (e) all reimbursement obligations under all Letter of Credit, and including any of the foregoing created or assumed by such Person either directly or indirectly, including obligations secured by liens upon property of such Person and upon which such Person customarily pays the interest.

     1.25 Default Interest Rate: a rate of interest equal to 200 basis points in excess of the Base Rate which would otherwise be applicable on the 2-Year Loans.

     1.26 EBIT: for any period the net income of the Borrower and Cooperative calculated in accordance with GAAP plus the sum of the amounts of (a) Interest Expense, plus (b) federal and state income taxes, plus (c) extraordinary losses, minus (d) extraordinary gains, minus (e) non-cash patronage income, to the extent, in each case as charged against (or added to, as the case may be) revenues to arrive at net income for such period, all as determined by GAAP, minus (f) cash patronage dividends paid.

     1.27 EBITDA: for any period the net income of the Borrower and Cooperative calculated in accordance with GAAP plus the sum of the amounts of (a) Interest Expense, plus (b) federal and state income taxes, plus (c) extraordinary losses, plus (d) depreciation and amortization expenses, minus (e) extraordinary gains, minus (f) non- cash patronage income, to the extent, in each case as charged against (or added to, as the case may be) revenues to arrive at net income for such period, all as determined by GAAP, minus (g) cash patronage dividends paid.

     1.28 Environmental Laws: any federal, state, or local law, statute, ordinance, rule, regulation, administration order, or permit now in effect or hereinafter enacted, pertaining to the public health, safety, industrial hygiene, or the environmental conditions on, under or about the Collateral, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. 9601-9657 (“CERCLA”) and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901-6987 (“RCRA”).

     1.29 ERISA Affiliate: means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower, provided, however, that for purposes of provisions herein concerning minimum funding obligations (imposed under Section 412 of the Code or Section 302 of ERISA), the term “ERISA Affiliate” shall also include any entity required to be aggregated with Borrower under Section 414(m) or 414(o) of the Code.

     1.30 Excess Working Capital: shall mean the amount of Borrower’s Working Capital in excess of $20,000,000.00.

     1.31 Fiscal Quarter: each three (3) month period beginning on the first day of each of the following months: September, December, March, and June.

     1.32 Fiscal Year: a year commencing on September 1 and ending on August 31.

     1.33 Funding Share: shall mean the amount of any Advance which any Syndication Party is required to fund, which shall be determined as follows: (a) the amount of such Advance multiplied by such Syndication Party’s Individual 2-Year Pro Rata Share as of, but without giving effect to, such Advance; and (b) for an Overnight Advance, the amount determined as provided in Section 2.5 hereof.

     1.34 GAAP: generally accepted accounting principles in the United States of America, applied consistently, as in effect from time to time.

     1.35 Good Faith Contest: means the contest of an item if (a) the item is diligently contested in good faith by appropriate proceedings timely instituted, (b) either the item is (i) bonded or (ii) adequate reserves are established with respect to the contested item if and to the extent required in accordance with GAAP, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, and (d) the failure to pay or comply with the contested item could not reasonably be expected to result in a Material Adverse Effect.

     1.36 Governmental Authority: means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     1.37 Hazardous Substances: dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances, as defined in or governed by the provisions of any Environmental Laws or any other federal, state or local law, statute, code, ordinance, regulation, requirement or rule relating thereto (“Environmental Regulations”), and also including urea formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, nuclear fuel or waste, and petroleum products, or any other waste, material, substances, pollutant or contaminant which would subject an owner of property to any damages, penalties or liabilities under any applicable Environmental Regulations.

     1.38 Indebtedness: means as to any Person: (a) indebtedness or liability of such Person for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under Capital Leases; (c) obligations of such Person arising under bankers’ or trade acceptance facilities; (d) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor of another Person against loss; (e) all obligations secured by a lien on property owned by such Person, whether or not the obligations have been assumed; and (f) all obligations of such Person under any agreement providing for an interest rate swap, cap, cap and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described in this definition.

     1.39 Individual Outstanding 2-Year Obligations: shall mean, with respect to any Syndication Party, the sum of (a) the aggregate outstanding principal amount of all Advances made by such Syndication Party under the 2-Year Facility (including, without duplication, Overnight Advances made by such Syndication Party in its capacity as an Overnight Lender); plus (b) the amount determined by multiplying (i) such Syndication Party’s Individual 2-Year Pro Rata Share times (ii) the undrawn face amount of all outstanding Committed Letters of Credit; plus (c) the undrawn face amount of all outstanding Negotiated Letters of Credit issued by such Syndication Party; plus (d) all of such Syndication Party’s Committed 2-Year Advances.

     1.40 Individual 2-Year Commitment: shall mean with respect to any Syndication Party, the amount shown as its Individual 2-Year Commitment on Schedule 1 hereto, subject to adjustment in the event of the sale of all or a portion of a Syndication Interest in accordance with Section 14.25 hereof.

     1.41 Individual 2-Year Lending Capacity: shall mean with respect to any Syndication Party the amount at any time of its Individual 2-Year Commitment less its Individual Outstanding 2-Year Obligations.

     1.42 Individual 2-Year Pro Rata Share: shall mean with respect to any Syndication Party a fraction, expressed as a percentage (rounded to 9 decimal points), where the numerator is such Syndication Party’s Individual 2-Year Commitment less such Syndication Party’s Individual Outstanding 2-Year Obligations; and the denominator is the Aggregate 2-Year Commitment less the sum of the Individual Outstanding 2-Year Obligations of all of the Syndication Parties, determined (a) in the case of LIBO Rate Loans, at 12:00 noon (Eastern time) on the Banking Day Borrower delivers a 2-Year Borrowing Notice pursuant to which Borrower requests such LIBOR Loan, and (b) in all other cases, 12:00 noon (Eastern time) on the Banking Day Borrower delivers a 2-Year Borrowing Notice or requests a Letter of Credit.

     1.43 Interest Expense: means, for any period, all cash paid, accrued, and capitalized for fees and interest expense of Borrower and Cooperative as measured in accordance with GAAP.

     1.44 Investment: means, with respect to any Person, (a) any loan or advance by such Person to any other Person, (b) the purchase or other acquisition by such Person of any capital stock, obligations or securities of, or any capital contribution to, or investment in, or the acquisition by such Person of all or substantially all of the assets of, or any interest in, any other Person, (c) any performance or standby letter of credit where (i) that Person has the reimbursement obligation to the issuer, and (ii) the proceeds of such letter of credit are to be used for the benefit of any other Person, (d) the agreement by such Person to make funds available for the benefit of another Person to either cover cost overruns incurred in connection with the construction of a project or facility, or to fund a debt service reserve account, (e) the agreement by such Person to assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations or Debts of any other Person (other than by endorsement for collection in the ordinary course of business), (f) an agreement to purchase any obligations, stocks, assets, goods or services but excluding an agreement to purchase any assets, goods or services entered into in the ordinary course of business, (g) an agreement to supply or advance any funds, assets, goods or services, or (h) an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss.

     1.45 Issuance Fee: shall be an amount equal to 1/8% of the face amount of the Letter of Credit.

     1.46 Letters of Credit: shall mean collectively Negotiated Letters of Credit and Committed Letters of Credit.

     1.47 Letter of Credit Bank: shall mean CoBank, ACB, Greenwood Village, Colorado.

     1.48 LIBO Rate: (a) the rate quoted by the British Bankers’ Association at 11:00 A.M. London Time on the day which is two (2) Banking Days prior to the first day of each LIBO Rate Period for the offering of U.S. dollar deposits in the London interbank market for the LIBO Rate Period selected by Borrower as published by Bloomberg or another major information vendor listed on the British Banker’s Association’s official website (rounded upward to the nearest thousandth), (b) divided by a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

     1.49 LIBOR Margin: shall mean 112.5 basis points.

     1.50 Lien: means with respect to any asset any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for security purposes, encumbrance, lien (statutory or other), or other security agreement or charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale, Capital Lease or other title retention agreement related to such asset).

     1.51 Loan Documents: this Credit Agreement, the 2-Year Notes, the Security Documents.

     1.52 Material Adverse Effect: means: (a) a material adverse effect on the financial condition, results of operation, business or property of Borrower; or (b) a material adverse effect on the ability of Borrower to perform its obligations under this Credit Agreement and the other Loan Documents; or (c) the ability of the Administrative Agent or the Syndication Parties to enforce their rights and remedies against Borrower under the Loan Documents.

     1.53 Material Agreements: all agreements of Borrower, the termination or breach of which, based upon Borrower’s knowledge as of the date of making any representation with respect thereto, would have a Material Adverse Effect.

     1.54 Member: shall mean each of the following Persons: Cenex Harvest States Cooperatives; Growmark, Inc.; and MFA Oil Company.

     1.55 Member Loan: means loans made from time to time by Borrower to a Member which meet the requirements and limits contained in Section 11.13 hereof.

     1.56 Member Percentage: shall mean the following:

For Cenex Harvest States Cooperatives – 74.453% For Growmark, Inc. – 18.602% For MFA Oil Company – 6.945%.

     1.57 Member Product Receivables: shall mean all accounts receivable arising out of Borrower’s sale of inventory to the following: Cenex Harvest States Cooperatives, Growmark, Inc., and MFA Oil, Inc.

     1.58 Multiemployer Plan: means a Plan defined as such in Section 3(37) of ERISA.

     1.59 Net Income: means for any period the net after tax income (or loss) of Borrower for such period determined in accordance with GAAP; provided that there shall be excluded from such calculation any extraordinary gains or extraordinary losses.

     1.60 Net Worth: means the total assets of Borrower (as determined in accordance with GAAP) minus the total liabilities of Borrower (as determined in accordance with GAAP).

     1.61 Operating Lease: means any lease of property (whether real, personal or mixed) by a Person under which such Person is lessee, other than a Capital Lease.

     1.62 Organization Documents: in the case of a corporation, its articles or certificate of incorporation and bylaws; in the case of a partnership, its partnership agreement and certificate of limited partnership, if applicable; in the case of a limited liability company, its articles of organization and its operating agreement.

     1.63 Overnight Funding Commitment: shall mean $5,000,000.00.

     1.64 Overnight Lender: shall mean CoBank.

     1.65 Patronage Refunds: shall mean “Patronage Refunds” as so identified, and as determined from time to time, by a resolution of Borrower’s Board of Directors pursuant to the provisions and limitations of Borrower’s Articles of Incorporation and Bylaws.

     1.66 Person: any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, cooperative association, institution, or government or governmental agency (whether national, federal, state, provincial, country, city, municipal or otherwise, including without limitation, and instrumentality, division, agency, body or department thereof), or other entity.

     1.67 Plan: means any plan, agreement, arrangement or commitment which is an employee benefit plan, as defined in Section 3(3) of ERISA, maintained by Borrower or any Subsidiary or any ERISA Affiliate or with respect to which Borrower or any Subsidiary or any ERISA Affiliate at any relevant time has any liability or obligation to contribute.

     1.68 Potential Default: any event, other than an event described in Section 13.1 (a) hereof, which with the giving of notice or lapse of time, or both, would become an Event of Default.

     1.69 Principal Agreements: means each of the following: (a) the Refining Operating and Product output Purchase Agreement dated September 1, 1999 by and between Cooperative Refining LLC, Farmland Industries, and Borrower; and (b) the Personnel Lease Agreement dated September 1, 1999 by and between Borrower, Cooperative Refining LLC, and Farmland Industries.

     1.70 Prohibited Transaction: means any transaction prohibited under Section 406 of ERISA or Section 4975 of the Code.

     1.71 Quarter: the quarters of the calendar year commencing as of January 1, April 1, July 1 and October 1.

     1.72 Reportable Event: means any of the events set forth in Section 4043(b) of ERISA or in the regulations thereunder.

     1.73 Required Lenders: shall mean Syndication Parties whose Individual 2- Year Commitments constitute fifty one percent (51%) of the 2-Year Aggregate Commitment. Pursuant to Section 14.26 hereof, Voting Participants shall, under the circumstances set forth therein, be entitled to voting rights and to be included in determining whether certain action is being taken by the Required Lenders.

     1.74 Restricted Payments: means any dividend or other distribution (whether in cash, securities or other property), including any cash patronage refunds to patrons or members, with respect to any shares of any class of capital stock or other equity interests of, or cooperative membership interest or accounts with, Borrower or an Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, revolvement, acquisition, cancellation or termination of any such shares of capital stock, other equity interest or cooperative membership interest of Borrower or any option, warrant or other right to acquire any such shares of capital stock, other equity interest or cooperative membership interest of Borrower.

     1.75 Security Documents: the security agreements, financing statements, and other documents executed by Borrower to secure its obligations hereunder, under the 2- Year Notes, and under the other Loan Documents.

     1.76 Subsidiary: means with respect to any Person: (a) any corporation in which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding stock thereof, or (ii) has the power under ordinary circumstances to elect at least a majority of the directors thereof, or (b) any partnership, association, joint venture, limited liability company, or other unincorporated organization or entity with respect to which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the equity interest thereof, or (ii) directly or indirectly owns an equity interest in an amount sufficient to control the management thereof. All of Borrower’s Subsidiaries owned as of the Closing Date are set forth on Exhibit 1.76 hereto.

     1.77 Subordinated Member Loans: means loans from member owners of Borrower to Borrower so long as payment thereof is subordinated to all amounts owing under the Loan Documents in a manner (including documentation) satisfactory to the Administrative Agent.

     1.78 Syndication Parties: shall mean those entities listed on Schedule 1 hereto as having an Individual 2-Year Commitment, including CoBank in its role as a Syndication Party hereunder, but not in its role as the Administrative Agent, hereunder, and such Persons as shall from time to time execute a Syndication Acquisition Agreement substantially in the form of Exhibit 14.25 hereto signifying their election to purchase all or a portion of the Syndication Interest of any Syndication Party, in accordance with Section 14.25 hereof, and to become a Syndication Party hereunder.

     1.79 2-Year Availability Period: shall mean the period commencing on the Closing Date and expiring on the 2-Year Maturity Date.

     1.80 2-Year Facility: shall be a reference to the provisions hereof under which Advances are made and Letters of Credit are issued.

     1.81 2-Year Loan or Loans: shall mean the loan or loans represented by Advances (including Overnight Advances) made under the 2-Year Facility pursuant to this Credit Agreement.

     1.82 2-Year Maturity Date: December 16, 2005.

     1.83 2-Year Note or Notes: the promissory notes executed by Borrower pursuant to Section 2.4 hereof, and all amendments, renewals, substitutions and extensions thereof.

     1.84 Working Capital: Current assets (determined in accordance with GAAP) minus current liabilities (determined in accordance with GAAP).

     The following terms are defined in portions of this Credit Agreement other than Article 1:

Additional Costs	Section 15.12
Administrative Agent	Introductory paragraph
Administrative Fee	Subsection 4.5.2
Advances	Section 2.1
Advance Payment	Section 14.1
Authorized Officer	Subsection 9.1.11
Bank Equity Interests	Article 6
Base Rate Loan	Subsection 4.1.1
Borrower	Introductory paragraph

Business Plan	Subsection 10.2.10
Cash Collateral Account	Section 3.6
CERCLA	Section 1.29
Change in Law	Subsection 4.2.2
CoBank	Introductory paragraph
CoBank Term Loan	Subsection 9.1.12
Collateral	Section 7.1
Committed Letter of Credit	Section 3.1
Commitment Fee	Subsection 4.5.1
Contributing Syndication Parties	Section 14.3
Credit Agreement	Introductory paragraph
Default Collateral	Section 7.1
Delinquency Interest	Section 14.3
Delinquent Amount	Section 14.3
Delinquent Syndication Party	Section 14.3
ERISA	Section 8.10
Environmental Regulations	Section 1.38
Event of Default	Section 13.1
Event of Syndication Default	Subsection 14.28.1
Fee Letter	Subsection 9.1.8
First Amendment	Recitals
Funding Losses	Section 5.7
Funding Loss Notice	Section 5.7
Indemnified Agency Parties	Section 14.18
Intellectual Property	Section 8.18
Indemnified Parties	Section 12.1
LC Request	Subsection 3.1.1
LIBO Rate Loan	Subsection 4.1.2
LIBO Rate Period	Subsection 4.1.2
LIBO Request	Subsection 4.1.2
Licensing Laws	Section 8.4
Negotiated LC Request	Subsection 3.3.1
Negotiated Letter of Credit	Section 3.3
Original Credit Agreement	Recitals
Overnight Advance	Section 2.5
Overnight Advance Request	Section 2.5
Overnight Maturity Date	Section 2.5
Overnight Rate	Section 2.5
Payment Account	Section 14.9
Payment Distribution	Section 14.9
PBGC	Section 8.10
Permitted Encumbrances	Section 8.12
RCRA	Section 1.29
Regulatory Change	Section 15.12
Required Licenses	Section 8.9

Successor Agent	Section 14.21
Syndication Acquisition Agreement	Section 14.25
Syndication Interest	Section 14.1
Syndication Party Advance Date	Section 14.2
The Amendments	Recitals
Third Amendment	Recitals
Transfer	Section 14.25
2002 Restated Credit Agreement	Recital B CHECK
2-Year Borrowing Notice	Section 2.3
2-Year Funding Notice	Section 2.3
2-Year Note(s)	Section 2.4
Voting Participants	Section 14.26
Wire Instructions	Section 14.27

ARTICLE 2.   2-YEAR LOAN

     2.1  2-Year Loan. On the terms and conditions set forth in this Credit Agreement, and so long as no Event of Default or Potential Default has occurred (or if an Event of Default has occurred, it has been waived in writing by the Administrative Agent), each of the Syndication Parties severally agrees to advance funds hereunder (“Advances”) to Borrower during the 2-Year Availability Period in an aggregate principal amount outstanding at any time of up to the Aggregate 2-Year Commitment, subject to the following limits:

            2.1.1 Individual 2-Year Lending Capacity. No Syndication Party shall be required or permitted to make Advances which would exceed its Individual 2-Year Lending Capacity as in effect at the time of the Administrative Agent’s receipt of the Borrowing Notice requesting such Advance.

            2.1.2 Individual 2-Year Pro Rata Share. No Syndication Party shall be required or permitted to make Advances under the 2-Year Loan in excess of an amount equal to its Individual 2-Year Pro Rata Share multiplied by the amount of the requested Advance. Each Syndication Party severally agrees to fund its Individual 2-Year Pro Rata Share of each Advance, except as provided in Section 2.5 hereof regarding Overnight Loans.

     2.2 Available 2-Year Amount. Borrower shall not be entitled to request an Advance under the 2-Year Loan in an amount which would exceed the Available 2-Year Amount.

     2.3 Borrowing Notice. Borrower shall give the Administrative Agent prior written notice by facsimile (effective upon receipt) of each request for an Advance on or before 12:00 noon (Eastern Time) at least one (1) Banking Day (for Base Rate Loans) or three (3) Banking Days (for LIBO Rate Loans) prior to the date of making such Advance (subject to the minimum amount requirements of clause (y) below). Each 2-Year Borrowing Notice must be in substantially the form of Exhibit 2.3 hereto (“2-

Year Borrowing Notice”) and must specify (w) the amount of such Advance, (x) the proposed date of making such Advance, (y) whether Borrower requests that the Advance will bear interest at (i) the Base Rate (the principal amount that is to bear interest at the Base Rate must be a minimum of $1,000,000.00 and in incremental multiples of $1,000,000.00), or (ii) the LIBO Rate (the principal amount that is to bear interest at the LIBO Rate must be a minimum of $1,000,000.00 and in incremental multiples of $1,000,000.00), and (z) in the case of a LIBO Rate Loan, the initial LIBO Rate Period applicable thereto. The Administrative Agent shall, on or before 1:00 P.M. (Eastern Time) of the same Banking Day, notify each Syndication Party (“2-Year Funding Notice”) of its receipt of each such 2-Year Borrowing Notice and the amount of such Syndication Party’s Funding Share thereunder. Not later than 2:00 P.M. (Eastern Time) on the date of an Advance, each Syndication Party will make available to the Administrative Agent at the Administrative Agent’s Office, in immediately available funds, such Syndication Party’s Funding Share of such Advance. After the Administrative Agent’s receipt of such funds, but not later than 3:00 P.M. (Eastern Time), and upon fulfillment of the applicable conditions set forth in Article 9 hereof, the Administrative Agent will make such Advance available to Borrower, in immediately available funds, and will transmit such funds by wire transfer to Borrower’s Account.

     2.4 Promissory Notes. Borrower’s obligations to each Syndication Party under the 2-Year Loan, including Borrower’s payment obligations with respect to all Advances made by each Syndication Party and all Overnight Advances made by the Overnight Lender shall be evidenced by, and repaid with interest in accordance with, a promissory note of Borrower, in substantially the form of Exhibit 2.4 hereto, duly completed, in the stated maximum principal amount equal to such Syndication Party’s Individual 2-Year Commitment, dated the date such Syndication Party becomes a Syndication Party, payable to such Syndication Party for the account of its Applicable Lending Office, and maturing as to principal on the 2-Year Maturity Date (each a “2-Year Note” and collectively, the “2-Year Notes”).

     2.5 Overnight Advances. In addition to Borrower’s right to request Advances under Section 2.1 hereof, Borrower may, subject to the terms and conditions of this Section, at any time before 3:00 P.M. (Eastern Time) on a Banking Day, request the Overnight Lender to make an Advance to Borrower under the 2-Year Facility on the same Banking Day (“Overnight Advance”) in accordance with the provisions of this Section. Each Banking Day by 11:30 A.M. (Eastern Time) the Overnight Lender shall notify Borrower of the interest rate (“Overnight Rate”) that it will charge on all Overnight Advances made that Banking Day, which rate may not be in excess of the Base Rate. Borrower’s request for an Overnight Advance (“Overnight Advance Request”) may be made orally or in writing by facsimile (and if orally, shall be confirmed in writing on the same Banking Day), must be directed to the Overnight Lender, and must specify (a) the amount of such Advance, (b) and the date when such Overnight Advance will be due and payable (“Overnight Maturity Date”), which may not be later than the fifth Banking Day thereafter. If Borrower submits an Overnight Advance Request, the Overnight Lender shall promptly, but not later than 3:30 P.M.

(Eastern Time) on the same Banking Day, fund such Overnight Advance. Each Overnight Advance shall bear interest at the applicable Overnight Rate and shall be payable in full, including interest, on the Overnight Maturity Date applicable to such Overnight Advance. Such payment may, at Borrower’s discretion, and subject to the conditions of this Credit Agreement, be made by an Advance under the 2-Year Facility (in which case, for the purpose of such Advance, the amount of such Overnight Advance shall not be considered in determining the Available 2-Year Amount or the Individual 2-Year Obligations of the Overnight Lender). Overnight Advances shall be made only by the Overnight Lender. Borrower’s entitlement to receive, and the Overnight Lender’s obligation to fund, any Overnight Advance shall be subject to the conditions and limitations set forth in Section 2.1 hereof and applicable to 2-Year Advances generally, and, in addition, the aggregate outstanding principal amount of all such Overnight Advances shall not at any time exceed the Overnight Funding Commitment.

     2.6 Syndication Party Records. Each Syndication Party shall record on its books and records the amount of each Advance (including Overnight Advances with respect to those Syndication Parties which are also Overnight Lenders), the rate and interest period applicable thereto, all payments of principal and interest, and the principal balance from time to time outstanding. The Syndication Party’s record thereof shall be prima facie evidence as to all such amounts and shall be binding on Borrower absent manifest error. Notwithstanding the foregoing, Borrower will never be required to pay as principal more than the principal amount of the Advances made by the Syndication Parties.

     2.7 Use of Proceeds. The proceeds of the 2-Year Loan will be used by Borrower to refinance working capital debt, to fund Borrower’s purchases of crude oil and other working capital requirements, and to fund draws on the Letters of Credit. Borrower agrees not to request or use such proceeds for any other purpose. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

     2.8 Syndication Party Funding Failure. The failure of any Syndication Party to make its Funding Share of any requested Advance under the 2-Year Loan on the date specified for such Advance shall not relieve any other Syndication Party of its obligation to make its Funding Share of any such Advance on such date. No Syndication Party shall be responsible for the failure of any other Syndication Party to make any Advance to be made by such other Syndication Party.

     2.9 Overnight Lender Funding Failure. In the event the Overnight Lender fails to make any requested Overnight Advance to be made by it on the date specified for such Advance, and, except where the Overnight Lender and the Administrative Agent are the same Person, the Administrative Agent (in that capacity) will, in its role and capacity of the Administrative Agent, advance such funds to Borrower on behalf of such Overnight Lender and, therefore, notwithstanding limitations, if any, contained herein relating to the Administrative Agent in its role as a Syndication Party, including its Individual 2-Year Commitment, or Individual 2-Year Lending Capacity, as applicable. In the event of any such advance by the Administrative Agent, the Overnight Lender will be treated as a Delinquent Syndication Party under Section 14.3 hereof, and the Administrative Agent will be treated as a Contributing Syndication Party under such Section.

     2.10 Reduction of Aggregate 2-Year Commitment. Borrower may, by written facsimile notice to the Administrative Agent on or before 10:00 A.M. (Eastern time) on any Banking Day, make a one time irrevocable reduction in the Aggregate 2-Year Commitment; provided that (a) such reduction must be in multiples of one-million dollars ($1,000,000.00), and (b) Borrower must simultaneously make any principal payment necessary (along with any applicable Funding Losses on account of such principal payment) so that (i) the principal amount outstanding under the 2-Year Facility does not exceed the reduced Aggregate 2-Year Commitment on the date of such reduction, and (ii) the Individual Outstanding 2-Year Obligations owing to any Syndication Party do not exceed the Individual 2-Year Commitment of that Syndication Party (after reduction thereof in accordance with the following sentence). In the event the Aggregate 2-Year Commitment is reduced as provided in the preceding sentence, then the Individual 2-Year Commitment of each Syndication Party shall be reduced in the same proportion as the Individual 2-Year Commitment of such Syndication Party bears to the Aggregate 2-Year Commitment before such reduction.

     2.11 Treatment of Existing Advances. All amounts outstanding under the 2002 Restated Credit Agreement and the 364-Day Notes executed thereunder shall, as of the Closing Date, be treated as outstanding Advances under the 2-Year Loan and amounts owing under the 2-Year Notes.

ARTICLE 3. LETTER OF CREDIT FACILITY

     3.1 Committed Letters of Credit. On the terms and conditions set forth in this Credit Agreement, and so long as no Event of Default or Potential Default has occurred (or if an Event of Default has occurred, it has been waived in writing by the Administrative Agent), Borrower may request the issuance of one or more standby letters of credit (each a “Committed Letter of Credit”) by the Letter of Credit Bank pursuant to the conditions and limitations set forth below.

            3.1.1 Request for Committed Letter of Credit. Borrower may request issuance of a Committed Letter of Credit by sending, not later than 11:00 A.M. (Eastern time) on a Banking Day, a written request therefore (“LC Request”) to the Letter of Credit Bank. The LC Request shall set forth (a) the face amount and expiry date, (b) the beneficiary, (c) the terms thereof, and (d) such other information as the Letter of Credit Bank shall request. Committed Letters of Credit shall be issued under the 2-Year Facility. In no event may the expiry date be later than three (3) Banking Days prior to the 2-Year Maturity Date. Borrower may not request issuance of a Committed

Letter of Credit for other than a purpose for which an Advance could be requested under Section 2.7 hereof.

            3.1.2 Notification of the Administrative Agent. Borrower shall, no later than 3:00 P.M. (Eastern Time) on the date of issuance, notify the Administrative Agent by facsimile of the face amount, beneficiary, and expiry date, with respect to each Committed Letter of Credit issued. The Letter of Credit Bank shall also, no later than 3:00 P.M. (Eastern Time) on the date of issuance, notify the Administrative Agent by facsimile of the face amount, beneficiary, and expiry date with respect to each Committed Letter of Credit issued by such Letter of Credit Bank.

     3.2 Issuance of Committed Letters of Credit. No later than 12:00 noon (Eastern Time) on the Banking Day of the receipt by the Letter of Credit Bank of an LC Request, the Letter of Credit Bank shall issue the requested Committed Letter of Credit for any expiry period from seven (7) days to the latest expiry date allowable under Subsection 3.1.1 hereof, subject to the following:

            3.2.1 Available Amount. The face amount of the requested Committed Letter of Credit may not exceed the lesser of (a) an amount which, when added to the aggregate Individual Outstanding 2-Year Obligations of all Syndication Parties, would exceed the Aggregate 2-Year Commitment, or (b) an amount which, when added to the undrawn face amount of all Committed Letters of Credit and Negotiated Letters of Credit then outstanding, would exceed the Aggregate LC Commitment.

            3.2.2 Availability. Committed Letters of Credit may be requested for issuance at any time prior to the date thirty (30) days prior to the expiration of the 2-Year Maturity Date.

            3.2.3 Fees. Borrower shall, on the date of issuance or reissuance of each Committed Letter of Credit (a) pay to the Administrative Agent, for the benefit of all Syndication Parties in accordance with their Individual 2-Year Pro Rata Share in effect on the date of such issuance or reissuance, the Letter of Credit Fee, and (b) pay to the Letter of Credit Bank the Issuance Fee for each such Committed Letter of Credit.

            3.2.4 Treatment of Draws. Each draw under a Committed Letter of Credit shall be funded by each of the Syndication Parties as an Advance under the 2-Year Loan in accordance with their respective Individual 2-Year Pro Rata Share as of the date of issuance of such Committed Letter of Credit.

     3.3 Negotiated Letters of Credit. On the terms and conditions set forth in this Credit Agreement, and so long as no Event of Default or Potential Default has occurred (or if an Event of Default has occurred, it has been waived in writing by the Administrative Agent), Borrower may request a Syndication Party to issue one or more standby letters of credit (each a “Negotiated Letter of Credit”) pursuant to the conditions and limitations set forth below.

            3.3.1 Request for Negotiated Letter of Credit. Borrower may request issuance of a Negotiated Letter of Credit by sending, not later than 12:00 noon (Eastern time) on a Banking Day, a written request therefore (“Negotiated LC Request”) to a Syndication Party. The Negotiated LC Request shall set forth (a) the face amount and expiry date, (b) the beneficiary, (c) the terms thereof, and (d) such other information as such Syndication Party shall request. Negotiated Letters of Credit shall be issued under the 2-Year Facility. In no event may the expiry date be later than three (3) Banking Days prior to the 2-Year Maturity Date. Borrower may not request issuance of a Negotiated Letter of Credit for other than a purpose for which an Advance could be requested under Section 2.7 hereof. Not later than 2:00 P.M. (Eastern Time) of the Banking Day on which a Syndication Party receives a Negotiated letter of Credit Request (so long as it was received no later than 12:00 noon (Eastern Time)), it shall notify Borrower whether it will or will not issue such Negotiated Letter of Credit and the amount of fees it will charge in connection with such issuance.

            3.3.2 Notification of the Administrative Agent. Borrower shall, no later than 3:00 P.M. (Eastern Time) on the date of issuance, notify the Administrative Agent by facsimile of the face amount, beneficiary, and expiry date, with respect to each Negotiated Letter of Credit issued. Each Syndication Party issuing a Negotiated Letter of Credit shall also, no later than 3:00 P.M. (Eastern Time) on the date of issuance, notify the Administrative Agent by facsimile of the face amount, beneficiary, and expiry date with respect to each Negotiated Letter of Credit issued by such Syndication Party.

     3.4 Issuance of Negotiated Letters of Credit. No later than 3:00 P.M. (Eastern Time) on the Banking Day of the receipt by a Syndication Party of a Negotiated LC Request, such Syndication Party shall, if it has agreed to do so, issue the requested Negotiated Letter of Credit for any expiry date allowable under Subsection 3.3.1 hereof, subject to the following:

            3.4.1 Available Amount. The face amount of the requested Negotiated Letter of Credit may not exceed the lesser of (a) an amount which, when added to the aggregate Individual Outstanding 2-Year Obligations of all Syndication Parties, would exceed the Aggregate 2-Year Commitment; (b) an amount which, when added to the undrawn face amount of all Letters of Credit then outstanding, would exceed the Aggregate LC Commitment; or (c) an amount which, when added to the Individual Outstanding 2-Year Obligations of the Syndication Party issuing such Negotiated Letter of Credit, would exceed the Individual 2-Year Commitment of such Syndication Party.

            3.4.2 Availability. Negotiated Letters of Credit may be requested for issuance at any time to the date thirty (30) days prior to the expiration of the 2-Year Maturity Date.

            3.4.3 Fees. Borrower shall pay at the time of issuance and reissuance of each Negotiated Letter of Credit such fees as may be agreed to at the time of such issuance or reissuance by Borrower and the Syndication Party issuing such Negotiated Letter of Credit.

            3.4.4 Treatment of Draws. Each draw under a Negotiated Letter of Credit shall be funded by the Syndication Party issuing such Negotiated Letter of Credit as an Advance under the 2-Year Loan and shall bear interest at the Base Rate.

            3.4.5 Reimbursement of Draws. In the event a draw under a Negotiated Letter of Credit is paid on or after the 2-Year Maturity Date, Borrower shall be obligated to reimburse the Syndication Party issuing such Negotiated Letter of Credit, no later than three (3) Banking Days after such draw, for the full amount of such draw plus interest to the date of such reimbursement computed at the Base Rate in effect as of the date of such draw and each subsequent day until full reimbursement is made.

     3.5 Reimbursement Obligation Unconditional. All draws under the Letters of Credit are absolutely, unconditionally, and irrevocably reimbursable by Borrower and (except as provided otherwise in Subsection 3.4.5 hereof with respect to draws paid on or after the 2-Year Maturity Date) may be funded as Advances on the 2-Year Loan, notwithstanding:

            (a) any lack of validity or enforceability of the Letter of Credit, any of the documents referenced in the Letter of Credit, or any other agreement or instrument related to any such documents;

            (b) the existence of any claim, setoff, defense or other right which Borrower may have at any time against the beneficiary or any transferee of the Letter of Credit (or any person for whom the beneficiary or transferee may be acting);

            (c) any statement, draft, certificate, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever or the draw certificate was otherwise unauthorized, it being expressly understood and agreed by Borrower that neither the Letter of Credit Bank (with respect to Committed Letters of Credit) nor any Syndication Party (with respect to all Letters of Credit) shall have any liability on account of any lack of authorization or forgery and any recovery from third parties on account of such lack of authorization or such forgery shall be the sole responsibility of Borrower;

            (d) payment of a draw against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, unless such payment is made as a result of the gross negligence or willful misconduct of the issuer of the Letter of Credit.

      3.6 Cash Collateral Account. Upon the occurrence of an Event of Default, Borrower shall immediately (a) establish an account with the Administrative Agent, or with such other financial institution as shall be approved by the Required Lenders (“Cash Collateral Account”); (b) deposit by wire transfer funds into such Cash

Collateral Account in an amount equal to the undrawn face amount of all Letters of Credit then outstanding; and (c) take such action, including the execution and delivery (and, where requested, obtaining the execution thereof by third parties) of security documents, account control agreements, financing statements, and/or such other documents as the Administrative Agent may require, in order to grant to the Administrative Agent, on behalf of the Syndication Parties, a first lien security interest on such Cash Collateral Account and the funds on deposit therein. Notwithstanding any other provision contained in this Credit Agreement or any of the other Loan Documents, (y) draws made against any Committed Letter of Credit on or after the date of funding of the Cash Collateral Account shall, at the sole discretion of the Letter of Credit Bank, be funded out of the funds on deposit in the Cash Collateral Account rather than out of Advances; and (z) draws made against any Negotiated Letter of Credit on or after the date of funding of the Cash Collateral Account shall, at the sole discretion of the issuer of such Negotiated Letter of Credit, be funded out of the funds on deposit in the Cash Collateral Account to the extent such funds exceed the undrawn face amount of all Committed Letters of Credit outstanding as of the day of such draw.

ARTICLE 4. INTEREST AND FEES

     4.1 Interest. Interest on Advances under the 2-Year Loan shall be calculated as follows:

            4.1.1 Base Rate Option. Unless Borrower requests and receives a LIBO Rate Loan pursuant to Subsection 4.1.2 hereof, the outstanding principal balance under the 2-Year Notes shall bear interest at the Base Rate (each a “Base Rate Loan”).

            4.1.2 LIBO Rate Option. From time to time, and so long as no Event of Default has occurred and is continuing, at the request of Borrower included in a 2-Year Borrowing Notice, all or any part of the outstanding principal balance under the 2-Year Notes may bear interest at the LIBO Rate plus the LIBOR Margin (each a “LIBO Rate Loan”) except as provided in Subsection 3.4.4 hereof; provided that Borrower may have no more than five (5) LIBO Rate Loans outstanding at any time. To effect this option, the Borrowing Notice must specify (a) the principal amount that is to bear interest at the LIBO Rate, which must be a minimum of $1,000,000.00 and in incremental multiples of $1,000,000.00, and (b) the period selected by Borrower during which the LIBO Rate is to be applied (“LIBO Rate Period”), which may be any period of one, two, three, or six months, but must expire no later than the 2-Year Maturity Date. In addition, from time to time, and so long as no Event of Default has occurred and is continuing, Borrower may convert any Base Rate Loan to a LIBO Rate Loan, or continue a LIBO Rate Loan, by making a written request therefore (“LIBO Request”) to the Administrative Agent by facsimile, specifying (y) the principal amount that is to bear interest at the LIBO Rate, which must be a minimum of $1,000,000.00 and in incremental multiples of $1,000,000.00 and (z) the LIBO Rate Period selected by Borrower during which the LIBO Rate is to be applied. The Administrative Agent shall incur no liability in acting upon a request which it believed in good faith had been made by a properly authorized representative of Borrower. Following the expiration of the

LIBO Rate Period for any LIBO Rate Loan, interest shall automatically accrue at the Base Rate unless Borrower requests and receives another LIBO Rate Loan as provided in this Subsection.

     4.2 Additional Provisions for LIBO Rate Loans.

            4.2.1 Limitation on LIBO Rate Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBO Rate for any LIBO Rate Period:

            (a) The Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates in accordance with the definition of LIBO Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBO Rate Loans as provided in this Credit Agreement; or

            (b) any Syndication Party determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBO Rate upon the basis of which the rate of interest for LIBO Rate Loans for such LIBO Rate Period is to be determined do not adequately cover the cost to the Syndication Parties of making or maintaining such LIBO Rate Loans for such LIBO Rate Period;

then the Administrative Agent shall give Borrower prompt notice thereof, and so long as such condition remains in effect, in the case of clause (a) above, the Syndication Parties, and in the case of clause (b) above, the Syndication Party that makes the determination, shall be under no obligation to make LIBO Rate Loans, convert Base Rate Loans into LIBO Rate Loans, or continue LIBO Rate Loans, and Borrower shall, on the last days of the then current applicable LIBO Rate Periods for the outstanding LIBO Rate Loans, either prepay such LIBO Rate Loans or such LIBO Rate Loans shall automatically be converted into a Base Rate Loan in accordance with Section 4.1 hereof.

            4.2.2 LIBO Rate Loan Unlawful. If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof subsequent to December 21, 1999 (each, a “Change in Law”) shall make it unlawful for any of the Syndication Parties to (a) advance its Funding Share of any LIBO Rate Loan or (b) maintain its share of all or any portion of the LIBO Rate Loans, each such Syndication Party shall promptly, by telephone (in which case it must be promptly followed by a writing) or facsimile, notify the Administrative Agent thereof, and of the reasons therefor and the Administrative Agent shall promptly notify Borrower thereof and shall provide a copy of such written notice to Borrower. In the former event, any obligation of any such Syndication Party to make available its Funding Share of any future LIBO Rate Loan shall immediately be canceled (and, in lieu thereof shall be made as a Base Rate Loan), and in the latter event, any such unlawful LIBO Rate Loans or portions thereof then outstanding shall be converted, at the option of such Syndication Party, to a Base Rate Loan; provided, however, that if any such Change in Law shall permit the LIBO Rate to remain in effect until the expiration of the LIBO Rate Period applicable to any such unlawful LIBO Rate Loan, then such LIBO Rate Loan shall continue in effect until the expiration of such LIBO Rate Period. Upon the occurrence of any of the foregoing events on account of any Change in Law, Borrower shall pay to the Administrative Agent immediately upon demand such amounts as may be necessary to compensate any such Syndication Party for any fees, charges, or other costs incurred or payable by such Syndication Party as a result thereof and which are attributable to any LIBO Rate Loan made available to Borrower hereunder, and any reasonable allocation made by any such Syndication Party among its operations shall be conclusive and binding upon Borrower absent manifest error.

     4.3 Default Interest Rate. All past due payments on the 2-Year Notes or of any other Bank Debt (whether as a result of nonpayment by Borrower when due, at maturity, or upon acceleration) shall bear interest at the Default Interest Rate from and after the due date for the payment, or on the date of maturity or acceleration, as the case may be.

     4.4 Interest Calculation. Interest on Base Rate Loans and LIBO Rate Loans shall be calculated on the actual number of days that the principal owing thereunder is outstanding with the daily rate calculated on the basis of a year consisting of 360 days.

     4.5 Fees. Borrower shall pay or cause to be paid the following fees:

            4.5.1 Commitment Fee. A fee for each day during the Availability Period (“Commitment Fee”) for each Facility (a) payable in arrears by the tenth calendar day following the close of each Quarter, and (b) determined for each day during such Quarter by (i) multiplying the Commitment Fee Factor (expressed as a daily rate on the basis of a year of 360 days) times (ii) the difference between the Aggregate 2-Year Commitment and the outstanding principal balance owing under the 2-Year Loans as of the close of the Administrative Agent’s business on such day. The Commitment Fee shall be payable by Borrower to the Administrative Agent, and the Administrative Agent shall distribute the Commitment Fee to the Syndication Parties based on their Individual 2-Year Pro Rata Share.

            4.5.2 Administrative Fee. An annual non-refundable non-prorated fee (“Administrative Fee”) in an amount equal to the “Administrative Agent Fee” as set forth in the Fee Letter, payable to and for the account of the Administrative Agent in arrears quarterly with the first such payment due on March 31, 2004, and thereafter on each quarterly anniversary of such date.

ARTICLE 5. PAYMENTS; FUNDING LOSSES

     5.1 Principal Payments. Except as provided in Subsection 3.4.5 hereof, principal shall be payable under the 2-Year Notes and the 2-Year Facility on the 2-Year Maturity Date, provided that principal owing on all Overnight Advances shall be payable on the applicable Overnight Maturity Date. Voluntary prepayments may be made only as provided in Section 5.5 hereof and Mandatory Prepayments must be made as provided in Section 5.6 hereof.

     5.2 Interest Payments. Except as provided in Subsection 3.4.5 hereof, interest shall be payable as follows: (a) interest on Base Rate Loans shall be payable monthly in arrears on the first Banking Day of the next month; (b) interest on LIBO Rate Loans shall be payable on the last day of the LIBO Rate Period therefor, but no less frequently than each three month anniversary of the date of the relevant Advance; (c) interest on all 2-Year Loans then accrued and unpaid shall be payable on the 2-Year Maturity Date; and (d) interest on Overnight Advances shall be payable on the applicable Overnight Maturity Date.

     5.3 Application of Principal Payments. Principal payments and prepayments shall be applied first to Overnight Loans, then to Base Rate Loans, and then to LIBO Rate Loans unless Borrower directs otherwise in writing. However, upon the occurrence and during the continuance of an Event of Default or Potential Default, all principal payments shall be applied, as the Administrative Agent in its sole discretion shall determine, to fees, interest or principal indebtedness under the 2-Year Notes, or to any other Bank Debt.

     5.4 Manner of Payment. All payments, including prepayments, that Borrower is required or permitted to make under the terms of this Credit Agreement shall be made to the Administrative Agent (a) in immediately available federal funds, to be received no later than 1:00 P.M. Eastern Time of the date on which such payment is due (or the following Banking Day if such date is not a Banking Day) by wire transfer through Federal Reserve Bank, Kansas City, in accordance with the Wire Instructions (or to such other account as the Administrative Agent may designate by notice); and (b) without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, impost, duties, charges, fees, deductions, withholding, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrower is required by law to make such deduction or withholding.

     5.5 Voluntary Prepayments. Borrower shall have the right to prepay all or any part of the outstanding principal balance under the 2-Year Loans at any time in integral multiples of $1,000,000.00 (or the entire outstanding balance, if less) and subject to a $1,000,000.00 minimum prepayment (or the entire outstanding balance, if less), on any Banking Day; provided that in the event of prepayment of any LIBO Rate Loan, whether voluntary or on account of acceleration (a) Borrower must provide three (3) Banking Days notice to the Administrative Agent prior to making such prepayment, and (b) Borrower must, at the time of making such prepayment, pay all Funding Losses applicable to such prepayment. Principal amounts paid or prepaid under the 2-Year Loans may be reborrowed under the terms and conditions of this Credit Agreement.

     5.6 Mandatory Prepayments. In the event the sum of (a) the outstanding principal under all 2-Year Loans; plus (b) the undrawn face amount of all outstanding Letters of Credit; plus (c) the amount of all Committed 2-Year Advances; plus (d) without duplication, the amount of all outstanding Overnight Advances, exceeds the Aggregate 2-Year Commitment, Borrower shall, within one (1) Banking Day make a prepayment in the amount of such excess.

     5.7 Funding Losses. In the event of any prepayment of any LIBOR Loans, whether voluntary or mandatory, and including on account of acceleration, Borrower must, at the time of making such prepayment, pay all Funding Losses applicable to such prepayment. “Funding Losses” shall be determined on an individual Syndication Party basis as the amount which would result in such Syndication Party being made whole (on a present value basis) for the actual or imputed funding losses (including, without limitation, any loss, cost or expense incurred by reason of obtaining, liquidating or employing deposits or other funds acquired by such Syndication Party to fund or maintain such LIBO Rate Loan) incurred by such Syndication Party as a result of such prepayment (regardless of whether the Syndication Party actually funded with such deposits). In the event of any such prepayment, each Syndication Party which had funded the 2-Year Loan being prepaid shall, promptly after being notified of such prepayment, send written notice (“Funding Loss Notice”) to the Administrative Agent by facsimile setting forth the amount of attributable Funding Losses and the method of calculating the same. The Administrative Agent shall notify Borrower orally or in writing of the amount of such Funding Losses. A determination by a Syndication Party as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.

     5.8 Distribution of Principal and Interest Payments. The Administrative Agent shall distribute payments of principal and interest among the Syndication Parties in accordance with their respective Individual 2-Year Pro Rata Shares, provided that (a) payments of principal and/or interest with respect to Advances made on account of draws under the Negotiated Letter of Credit shall be distributed only to the Syndication Party which funded such Advance in accordance with Subsection 3.4.4 or 3.4.5 hereof, as applicable, and (b) principal and interest payments on Overnight Advances shall be remitted only to the Overnight Lender.

ARTICLE 6. BANK EQUITY INTERESTS

     Borrower agrees to purchase such equity interests in CoBank (“Bank Equity Interests”) as CoBank may from time to time require in accordance with its bylaws and capital plans as applicable to cooperative borrowers generally. In connection with the foregoing, Borrower hereby acknowledges receipt, prior to the execution of this Credit Agreement, of the following with respect to CoBank (a) the bylaws, (b) a written description of the terms and conditions under which the Bank Equity Interests are issued, (c) the most recent annual report, and (d) if more recent than the latest annual report, the latest quarterly report. CoBank will have a statutory security interest in the

Bank Equity Interests. CoBank reserves the right to sell participations under the provisions of Section 14.25 on a non-patronage basis.

ARTICLE 7. SECURITY

     7.1 Borrower’s Assets. As security for the payment and performance of all obligations of Borrower to the Administrative Agent, to CoBank (including but not limited to all obligations of Borrower under Article 6 hereof), and to all present and future Syndication Parties, including but not limited to principal and interest under the 2-Year Notes, purchases of Bank Equity Interests, fees, Funding Losses, reimbursements, and all other Bank Debt or obligations under any of the Loan Documents, Borrower shall, upon the occurrence and during the continuance of an Event of Default, be obligated to grant to, and maintain for, the Administrative Agent, for the benefit of CoBank (to the extent of borrower’s obligations with respect to Bank Equity Interests), and for the benefit of all present and future Syndication Parties, a lien and security interest, in all of its Member Product Receivables, whether now owned or hereafter acquired (“Collateral”), pursuant to the Security Documents. Such lien on the Collateral shall be a first lien. Borrower shall execute and deliver to the Administrative Agent, for the benefit of CoBank (to the extent of borrower’s obligations with respect to Bank Equity Interests), and for the benefit of all present and future Syndication Parties, the Security Documents to evidence the security interest of the Administrative Agent, for the benefit of CoBank (to the extent of borrower’s obligations with respect to Bank Equity Interests), and for the benefit of all present and future Syndication Parties, in the Collateral, together with such financing statements or other documents as the Administrative Agent shall reasonably request in furtherance of this Section; provided that the Security Documents creating and/or perfecting the security interest in the Collateral shall not be effective, and shall expressly provide that they are of no force or effect, and no financing statements shall be filed or recorded with respect to the Collateral, unless and until an Event of Default has occurred and is not cured within twenty (20) days of such occurrence, after which time the security agreement, the grant of the security interest in the Collateral provided therein, and all other provisions thereof shall automatically, and without the necessity of any other act by Borrower or the Administrative Agent or any notice to Borrower, be in full force and effect and the Administrative Agent shall thereafter be entitled to file one or more financing statements or take any other action provided for herein or in the security agreement. Borrower shall also execute such further security agreements, financing statements, assignments or other documents as the Administrative Agent shall reasonably request, in form and substance as the Administrative Agent shall specify (but consistent with the foregoing provisions of this Section), to establish, confirm, perfect or provide notice of the security interest of the Administrative Agent, for the benefit of CoBank (to the extent of borrower’s obligations with respect to Bank Equity Interests), and for the benefit of all present and future Syndication Parties, in the Collateral, including Collateral acquired after the Closing Date. If requested by the Administrative Agent (but such request may not be made unless and until an Event of Default has occurred and is not cured within twenty (20) days of such occurrence): (a) Borrower and the Administrative Agent shall place a legend on any chattel paper included in the Collateral showing the security interest therein of the Administrative Agent, for the benefit of CoBank (to the extent of borrower’s obligations with respect to Bank Equity Interests), and for the benefit of all present and future Syndication Parties; and (b) Borrower shall deliver to the Administrative Agent, for the benefit of CoBank (to the extent of borrower’s obligations with respect to Bank Equity Interests), and for the benefit of all present and future Syndication Parties, possession of any instruments and securities included in the Collateral (duly endorsed to the Administrative Agent’s reasonable satisfaction).

ARTICLE 8. REPRESENTATIONS AND WARRANTIES

     To induce the Syndication Parties to make the 2-Year Loans, and recognizing that the Syndication Parties and the Administrative Agent are relying thereon, Borrower represents and warrants as follows:

     8.1 Organization, Good Standing, Etc. Borrower: (a) is duly organized, validly existing, and in good standing as a cooperative marketing association under the laws of its state of incorporation, which is Kansas; (b) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except to the extent that the failure to so qualify has not resulted in, and could not reasonably be expected to cause, a Material Adverse Effect; and (c) has all authority and all requisite corporate and legal power to own and operate its assets and to carry on its business, and to enter into and perform the Loan Documents to which it is a party.

     8.2 Corporate Authority, Due Authorization; Consents. Borrower has taken, all corporate action necessary to execute, deliver and perform its obligations under the Loan Documents to which it is a party and to pay off the CoBank Seasonal Loan. All consents or approvals of any Person which are necessary for, or are required as a condition of Borrower’s execution, delivery and performance of and under the Loan Documents, have been obtained.

     8.3 Litigation. Except as described on Exhibit 8.3 hereto, there are no pending legal or governmental actions, proceedings or investigations to which Borrower is a party or to which any property of Borrower is subject which might reasonably be expected to result in any Material Adverse Effect and, to Borrower’s knowledge, no such actions or proceedings are threatened or contemplated by any federal, state, county, or city (or similar unit) governmental agency or any other Person.

     8.4 No Violations. The execution, delivery and performance of its obligations under the Loan Documents will not: (a) violate any provision of Borrower’s Organization Documents, or any law, rule, regulation (including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System), or any judgment, order or ruling of any court or governmental agency; (b) violate, require consent under (except such consent as has been obtained), conflict with, result in a breach of, constitute a default under, or with the giving of notice or the expiration of time or both, constitute a default under, any existing real estate mortgage, indenture, lease, security agreement, contract, note, instrument or any other agreements or documents binding on Borrower or affecting its property; or (c) violate, conflict with, result in a breach of, constitute a default under, or result in the loss of, or restriction of rights under, any Required License or any order, law, rule, or regulation under or pursuant to which any Required License was issued or is maintained (“Licensing Laws”).

     8.5 Binding Agreement. Each of the Loan Documents to which Borrower is a party is, or when executed and delivered, will be, the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

     8.6 Compliance with Laws. Borrower is in compliance with all federal, state, and local laws, rules, regulations, ordinances, codes and orders, including without limitation all Environmental Laws and all Licensing Laws, with respect to which noncompliance would result in a Material Adverse Effect.

     8.7 Principal Place of Business. Borrower’s place of business, or chief executive office if it has more than one place of business, and the place where the records required by Section 10.1 hereof are kept, is located at 1391 Iron Horse Road, McPherson, Kansas 67460.

     8.8 Payment of Taxes. Except as shown on Exhibit 8.8 hereto, Borrower has filed all required federal, state and local tax returns and has paid all taxes as shown on such returns as they have become due, and has paid when due all other taxes, assessments or impositions levied or assessed against Borrower or its business or properties, except where the failure to make such filing or payment could not reasonably be expected to result in a Material Adverse Effect. Exhibit 8.8 specifically indicates all such taxes which are subject to a Good Faith Contest.

     8.9 Licenses and Approvals. Borrower has ownership of, or license to use, or has been issued, all franchises, certificates, approvals, permits, authorities, agreements, and licenses which are used or necessary to permit it to own its properties and to conduct the business as presently being conducted as to which the termination or revocation thereof could reasonably be expected to have a Material Adverse Effect (“Required Licenses”). Each Required License is identified on Exhibit 8.9 hereto and is in full force and effect, and there is no outstanding notice of cancellation or termination or, to Borrower’s knowledge, any threatened cancellation or termination in connection therewith, nor has an event occurred with respect to any Required License which, with the giving of notice or passage of time or both, could result in the revocation or termination thereof or otherwise in any impairment of Borrower’s rights with respect thereto, which impairment could reasonably be expected to have a Material Adverse Effect. No consent, permission, authorization, order, or license of any governmental authority, is necessary in connection with the execution, delivery, performance, or enforcement of and under the Loan Documents to which Borrower is a party except such as have been obtained and are in full force and effect.

     8.10 Employee Benefit Plans. Exhibit 8.10 sets forth as of the Closing Date a true and complete list of each Borrower Benefit Plan, Borrower Pension Plan, and Multiemployer Plan that is maintained by Borrower or any of its Subsidiaries or in which Borrower or any of its Subsidiaries participates or to which Borrower or any of its Subsidiaries is obligated to contribute, in each case as of the Closing Date. Borrower and its Subsidiaries are in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), to the extent applicable to them, and have not received any notice to the contrary from the Pension Benefit Guaranty Corporation (“PBGC”).

     8.11 Equity Investments. Borrower does not now own any stock or other voting or equity interest, directly or indirectly, in any Person valued at the greater of book value or market value at $5,000,000 or more, other than: (a) the Bank Equity Interests, and (b) as set forth on Exhibit 8.11 hereto.

     8.12 Title to Real and Personal Property. Borrower has good and marketable title to, or valid leasehold interests in, all of its material properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements of Borrower referred to in Section 8.13 hereof, except (a) any properties or assets disposed of in the ordinary course of business, and (b) for defects in title and encumbrances which could not reasonably be expected to result in a Material Adverse Effect; and none of the properties of Borrower are subject to any Lien, except as permitted by Section 11.3 hereof (“Permitted Encumbrances”). All such property is in good operating condition and repair, reasonable wear and tear excepted, and suitable in all material respects for the purposes for which it is being utilized except where their failure to be in good operating condition could not reasonably be expected to result in a Material Adverse Effect. All of the leases of Borrower which constitute Material Agreements are in full force and effect and afford Borrower peaceful and undisturbed possession of the subject matter thereof.

     8.13 Financial Statements. The consolidated balance sheet of Borrower and its Subsidiaries as of August 31, 2003, and the related consolidated statements of operations, cash flows and consolidated statements of capital shares and equities for the Fiscal Year then ended, and the accompanying footnotes, together with the unqualified opinion thereon, dated August  , 2003 of Pricewaterhouse Coopers LLP, independent certified public accountants, copies of which have been furnished to the Administrative Agent and the Syndication Parties, fairly present in all material respects the financial condition of Borrower and its Subsidiaries as at such dates and the results of the operations of Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied. Since August 31, 1999, there has been no material adverse change in the financial condition, results of operations, business or prospects of Borrower or any of its Subsidiaries. As of the Closing Date,

there are no liabilities of Borrower or any of its Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements of Borrower and its Subsidiaries referred to above or referred to in the notes thereto, other than liabilities arising in the ordinary course of business since August 31, 2003. No information, exhibit, or report furnished by Borrower or any of its Subsidiaries to the Administrative Agent or the Syndication Parties in connection with the negotiation of this Credit Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made and taken together with the other information, exhibits and reports furnished to the Administrative Agent or the Syndication Parties.

     8.14 Environmental Compliance. Borrower and its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all applicable Environmental Laws, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to result in a Material Adverse Effect (with respect to Borrower or any such Subsidiary). Borrower and its Subsidiaries are in compliance with all Environmental Laws and the terms and conditions of the required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, obligations, schedules and timetables contained in those Laws or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent, in each case, failure to comply has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect (with respect to Borrower or any such Subsidiary).

     8.15 Fiscal Year. Each fiscal year of Borrower begins on September 1 of each calendar year and ends on August 31 of each calendar year.

     8.16 Material Agreements. Neither Borrower nor, to Borrower’s knowledge, any other party to any Material Agreement, is in default thereunder, and no facts exist which with the giving of notice or the passage of time, or both, would constitute such a default.

     8.17 Regulations U and X. No portion of any Advance will be used for the purpose of purchasing, carrying, or making loans to finance the purchase of, any “margin security” or “margin stock” as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

     8.18 Intellectual Property. Set forth on Exhibit 8.18 hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications for any of the foregoing that are owned or licensed by Borrower (collectively, “Intellectual Property”) and are registered with any federal or state governmental authority and all licenses thereof, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date or, if registration is not yet complete, the date of the application therefor and the application number and title, if any, and indicating whether Borrower owns or licenses each such item of Intellectual Property. Borrower owns or licenses all Intellectual Property that it utilizes in its business as presently being conducted and as anticipated to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on Borrower. The Intellectual Property is in full force and effect, and Borrower has taken or caused to be taken all action, necessary to maintain the Intellectual Property in full force and effect and has not taken or failed to take or cause to be taken any action which, with the giving of notice, or the expiration of time, or both, could result in any such Intellectual Property being revoked, invalidated, modified, or limited.

     8.19 No Default on Outstanding Judgments or Orders. Borrower has satisfied all judgments and Borrower is not in default with respect to any judgment, writ injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, except to the extent such failure to satisfy any or all such judgments or to be in such a default has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

     8.20 No Default in Other Agreements. Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any certificate of incorporation or corporate restriction which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument where such failure to perform, observe or fulfill has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

     8.21 Labor Disputes and Acts of God. Neither the business nor the properties of Borrower are currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

     8.22 Governmental Regulation. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation, in each case, limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

     8.23 Solvency. After giving effect to the consummation of each 2-Year Loan to be made under this Credit Agreement as of the time this representation is given, Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) will own property in the aggregate having a value both at fair valuation and at fair saleable value in the ordinary course of Borrower’s business greater than the amount required to pay its Indebtedness, including for this purpose unliquidated, contingent, and disputed claims.

     8.24 Business Plan. The Business Plan will, when submitted to the Administrative Agent, fairly present in all material respects the forecasted operations and financial condition of Borrower for the dates covered thereby. At the time of the submission of the Business Plan there will exist no undisclosed facts known to Borrower which, if taken into account, would have resulted in any material change in the Business Plan, and the Business Plan (a) will be, at the time of submission (i) based upon reasonable estimates and assumptions, all of which will be at the time of submission, fair in light of then current conditions, and (ii) prepared on the basis of the assumptions stated therein, and (b) will reflect, when submitted, the reasonable estimate of Borrower of the results of operations and other information forecasted therein.

     8.25 Disclosure. The representations and warranties contained in this Article 8 and in the other Loan Documents or in any financial statements provided to the Administrative Agent do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations or warranties not misleading; and all projections provided to the Administrative Agent were prepared in good faith based on reasonable assumptions.

ARTICLE 9. CONDITIONS TO ADVANCES

     9.1 Conditions to Closing. The obligation of the Syndication Parties to make any Advances hereunder is subject to satisfaction, in the sole discretion of the Administrative Agent and the Syndication Parties, of each of the following conditions precedent:

          9.1.1 Loan Documents. The Administrative Agent shall have received a duly executed original of this Credit Agreement.

          9.1.2 Approvals. The Administrative Agent shall have received evidence satisfactory to it that all consents and approvals of governmental authorities and third parties which are with respect to Borrower, necessary for, or required as a condition of the validity and enforceability of the Loan Documents to which it is a party.

          9.1.3 Good Standing: Organizational Documents. The Administrative Agent shall have received: (a) good standing certificate (or equivalent), dated no more than thirty (30) days prior to the Closing Date, for Borrower from the secretary of state (or equivalent) of its state of incorporation and each state where its business activities require it to qualify to do business; and (b) a copy of the Organization Documents of Borrower certified by the Secretary of State of its state of incorporation or, in lieu thereof, a certificate of Borrower’s corporate secretary that there have been no changes in Borrower’s Organizational Documents as delivered to the Administrative Agent in connection with the closing on the Original Credit Agreement.

          9.1.4 Lien Searches; Financing Statements. Borrower shall have provided to the Administrative Agent, no later than January 31, 2004, copies of the results of searches of the filing offices searched in connection with the December 17, 2003 closing and, in addition, of the appropriate filing office in the jurisdiction of Borrower’s formation, in each case dated no earlier than fourteen (14) days after the Closing Date, showing that (a) no state or federal tax liens have been filed which remain in effect against Borrower, and (b) except with respect to Permitted Encumbrances no financing statements have been filed by any Person which remain in effect against the Collateral or any inventory the disposition (before or after processing) of which gives rise to any Member Product Receivable.

          9.1.5 Evidence of Insurance. Borrower shall have provided the Administrative Agent with insurance certificates and such other evidence, in form and substance satisfactory to the Administrative Agent, of all insurance required to be maintained by it under the Loan Documents.

          9.1.6 Appointment of Agent for Service. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that Borrower has appointed The Corporation Company (or other Person reasonably acceptable to the Administrative Agent) to serve as its agent for service of process at such agent’s Denver, Colorado office, and that The Corporation Company (or other acceptable Person) has executed its written acceptance of such appointment by Borrower.

          9.1.7 No Material Change. No change shall have occurred in the condition, financial or otherwise, or operations or prospects of Borrower since September 30, 1999 which could reasonably be expected to result in a Material Adverse Effect.

          9.1.8 Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds all fees set forth in Section 4.5 hereof and any other fees owing to the Administrative Agent which are due on the Closing Date (including fees provided for in the Fee Letter dated November 18, 2003 by and between Borrower and the Administrative Agent (“Fee Letter”), and all expenses owing pursuant to Section 15.1 hereof.

          9.1.9 Bank Equity Interest Purchase Obligation. Borrower shall have purchased such Bank Equity Interests as CoBank may require pursuant to Article 6 hereof.

          9.1.10 Opinion of Counsel. Borrower shall have provided a favorable opinion of its counsel addressed to the Administrative Agent and each of the present and future Syndication Parties, covering such matters as the Administrative Agent may reasonably require.

          9.1.11 Evidence of Corporate Action. The Administrative Agent shall have received in form and substance satisfactory to the Administrative Agent: (a)

documents evidencing all corporate action taken by Borrower to authorize (including the specific names and titles of the persons authorized to so act (each an “Authorized Officer”)) the execution, delivery and performance of the Credit Agreement, certified to be true and correct by the corporate Secretary of Borrower; and (b) a certificate of the corporate Secretary of Borrower, dated the Closing Date, certifying the names and true signatures of the Authorized Officers.

          9.1.12 Lender Consent. The Administrative Agent shall have received the consent of CoBank under its existing $57,005,386.07 term loans under the agreement entitled “Loan Agreement” by and between The St. Paul Bank for Cooperatives (subsequently merged into CoBank) and Borrower and dated December 14, 1998, and amended as of August 27, 1999 (“CoBank Term Loan”).

          9.1.13 Compliance Certificate. Borrower shall have provided to the Administrative Agent a Compliance Certificate effective as of August 31, 2003.

          9.1.14 Further Assurances. Borrower shall have provided and/or executed and delivered to the Administrative Agent such further assignments, documents or financing statements, in form and substance satisfactory to the Administrative Agent, that Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents or as the Administrative Agent may reasonably request.

     9.2 Conditions to Advance. The Syndication Parties’ obligation to fund each Advance is subject to receipt by the Administrative Agent of a properly completed 2-Year Borrowing Notice; and the Syndication Parties’ obligation to fund each Advance and the obligation of the Letter of Credit Bank to issue a Committed Letter of Credit is subject to the satisfaction, in the sole discretion of the Administrative Agent or Letter of Credit Bank, as applicable, of each of the following conditions precedent, as well as those set forth in Section 9.1 hereof, and each 2-Year Borrowing Request and each LC Request by Borrower shall constitute a representation by Borrower, upon which the Administrative Agent, Syndication Parties, and Letter of Credit Bank, as applicable, may rely, that the conditions set forth in this Section have been satisfied and that the amount of the Advance does not exceed the limits set forth in Sections 2.1 and 2.2 hereof or that the amount of the requested Committed Letter of Credit does not exceed the limits set forth in Section 3.1 hereof, as applicable:

          9.2.1 Member Loans. As of the Advance Date, there shall be no outstanding Member Loans.

          9.2.2 Default. As of the Advance Date no Event of Default or Potential Default shall have occurred and be continuing, and the disbursing of the amount of the requested Advance or requested Committed Letter of Credit shall not result in an Event of Default or Potential Default.

          9.2.3 Representations and Warranties. The representations and warranties of Borrower herein shall be true and correct in all material respects on and as of the date on which the Advance is to be made or date of issuance of a Committed Letter of Credit as though made on such date. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available U.S. funds all fees set forth in Section 4.5 hereof and the Fee Letter which are then due and payable, including all expenses owing pursuant to Section 15.1 hereof.

ARTICLE 10. AFFIRMATIVE COVENANTS

     From and after the date of this Credit Agreement and until the Bank Debt is indefeasibly paid in full, all Letters of Credit have expired or been fully drawn, the Letter of Credit Bank has no obligation to issue further Letters of Credit, and the Syndication Parties have no obligation to make any Advance, Borrower agrees that it will observe and comply with the following covenants for the benefit of the Administrative Agent and the Syndication Parties:

     10.1 Books and Records. Borrower shall at all times keep proper books of record and account, in which correct and complete entries shall be made of all its dealings, in accordance with GAAP.

     10.2 Reports and Notices. Borrower shall provide to the Administrative Agent the following reports, information and notices:

          10.2.1 Annual Financial Statements. As soon as available, but in no event later than ninety (90) days after the end of any Fiscal Year of Borrower occurring during the term hereof, one copy of the audit report for such year and the following accompanying financial statements prepared on a consolidated and consolidating basis (including all footnotes thereto), including a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of capital, and a consolidated statement of cash flow for Borrower and its Subsidiaries, showing in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in conformance with GAAP consistently applied and certified without qualification by PricewaterhouseCoopers LLP, or other independent public accountants of nationally recognized standing selected by Borrower and satisfactory to the Administrative Agent, and to be accompanied by a copy of the management letter of such accountants addressed to the board of directors of Borrower related to such annual audit. Such annual financial statements required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by Borrower’s Chief Financial Officer, corporate treasurer, or other officer of Borrower acceptable to the Administrative Agent.

          10.2.2 Quarterly Financial Statements. As soon as available but in no event more than forty-five (45) days after the end of each Fiscal Quarter (except the last Fiscal Quarter of Borrower’s Fiscal Year) the following financial statements prepared on a consolidated and consolidating basis or other information concerning the operations of Borrower and its Subsidiaries for such Fiscal Quarter, the Fiscal Year to date, and for the corresponding periods of the preceding Fiscal Year, all prepared in accordance with GAAP consistently applied: (a) a balance sheet, (b) a summary of earnings, (c) a statement of cash flows, and (d) such other statements as the Administrative Agent may reasonably request. Such quarterly financial statements required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by Borrower’s Chief Financial Officer, corporate treasurer, or other officer of Borrower acceptable to the Administrative Agent (subject to normal year end adjustments).

          10.2.3 Notice of Default. As soon as the existence of any Event of Default or Potential Default becomes known to any officer of Borrower, prompt written notice of such Event of Default or Potential Default, the nature and status thereof, and the action being taken or proposed to be taken with respect thereto.

          10.2.4 ERISA Reports. As soon as possible and in any event within twenty (20) days after Borrower or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, or that Borrower, any Subsidiary or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan, or that a Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, a certificate of the Chief Financial Officer or corporate treasurer of Borrower or such Subsidiary setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination or withdrawal or reorganization or insolvency and the action Borrower or such Subsidiary proposes to take with respect thereto, provided, however, that notwithstanding the foregoing, no reporting is required under this subsection unless the matter(s), individually or in the aggregate, result, or could be reasonably expected to result, in aggregate obligations or liabilities of Borrower and/or the Subsidiaries in excess of five million dollars ($5,000,000).

          10.2.5 Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, arbitration and any other proceedings before any Governmental Authority, affecting Borrower which, if determined adversely to Borrower, could reasonably be expected to require Borrower to have to pay or deliver assets having a value of five million dollars ($5,000,000) or more (whether or not the claim is covered by insurance) or could reasonably be expected to result in a Material Adverse Effect.

          10.2.6 Notice of Material Adverse Effect. Promptly after Borrower obtains knowledge thereof, notice of any matter which, alone or when considered together with other matters, has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

          10.2.7 Notice of Environmental Proceedings. Without limiting the provisions of Subsection 10.2.5 hereof, promptly after Borrower’s receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or other communication alleging a condition that may require Borrower or any Subsidiary to undertake or to contribute to a cleanup or other response under Environmental Regulations, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claims personal injury or property damage to any person as a result of environmental factors or conditions or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

          10.2.8 Regulatory and Other Notices. Promptly after Borrower’s receipt thereof, copies of any notices or other communications received from any Governmental Authority with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.

          10.2.9 Adverse Action Regarding Required Licenses and Intellectual Property. As soon as Borrower learns that any petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint or proceeding is pending, or, to the best of Borrower’s knowledge, threatened, to seek to revoke, cancel, suspend, modify, or limit any of the Required Licenses or any of the Intellectual Property, prompt written notice thereof. Borrower shall contest any such action in a Good Faith Contest.

          10.2.10 Annual Business Plan. No later than September 15 of each year, a copy of Borrower’s annual business plan (“Business Plan”) showing financial statement forecasts for the next Fiscal Year, and including a summary of capital expenditures, details of costs, yields and expenses, and other assumptions used in preparing the forecasts.

          10.2.11 Additional Information. With reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of Borrower or any Subsidiary as any Syndication Party may from time to time reasonably request.

     10.3 Eligibility. Borrower shall preserve and maintain its status as an entity eligible to borrow from CoBank.

     10.4 Maintenance of Existence and Qualification. Borrower shall maintain its corporate existence in good standing under the laws of its state of organization. Borrower will qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business, operations and properties except where the failure to so qualify has not and could not reasonably be expected to result in a Material Adverse Effect.

     10.5 Compliance with Legal Requirements and Agreements. Borrower shall: (a) comply with all laws, rules, regulations and orders applicable to Borrower or its business unless such failure to comply is the subject of a Good Faith Contest; and (b) comply with all agreements, indentures, mortgages, and other instruments to which it is a party or by which it or any of its property is bound; provided, however, that the failure of Borrower to comply with this sentence in any instance not directly involving the Administrative Agent or a Syndication Party shall not constitute an Event of Default unless such failure would have a Material Adverse Effect.

     10.6 Compliance with Environmental Laws. Without limiting the provisions of Section 10.5 of this Credit Agreement, Borrower shall, and shall cause each Subsidiary to, comply in all material respects with, and take all reasonable steps necessary to cause all persons occupying or present on any properties owned or leased by Borrower (or any Subsidiary, as applicable) to comply with, all Environmental Regulations, the failure to comply with which would have a Material Adverse Effect (with respect to Borrower or any such Subsidiary) or unless such failure to comply is the subject of a Good Faith Contest.

     10.7 Taxes. Borrower shall cause to be paid when due all taxes, assessments, and other governmental charges upon it, its income, its sales, its properties, and federal and state taxes withheld from its employees’ earnings, unless (a) the failure to pay such taxes, assessments, or other governmental charges could not reasonably be expected to result in a Material Adverse Effect, or (b) such taxes, assessments, or other governmental charges are the subject of a Good Faith Contest and Borrower has established adequate reserves therefor in accordance with GAAP.

     10.8 Insurance. Borrower shall keep all of its insurable property insured at all times by an insurance carrier or carriers approved by the Administrative Agent, against all risks covered by a special form policy as well as liability, worker’s compensation, business interruption, boiler and machinery and such other insurance as the Administrative Agent may reasonably require, in amounts and with deductibles or maximum payouts customarily carried by entities in similar lines of business. Borrower shall also maintain fidelity coverage (including employee dishonesty) on such officers and employees and in such amounts as customarily carried by corporations engaged in comparable businesses and comparably situated. The policy or policies evidencing all insurance referred to in this Section and receipts for the payment of premiums thereon or certificates of such insurance satisfactory to the Administrative Agent shall be delivered to and held by the Administrative Agent. All such insurance policies shall contain a provision requiring at least ten (10) days’ notice to the Administrative Agent prior to any cancellation for non-payment of premiums and at least forty-five (45) days’ notice to the Administrative Agent of cancellation for any other reason or of modification or non-renewal. No later than forty (40) days prior to expiration, Borrower shall give the Administrative Agent (a) satisfactory written evidence of renewal of all such policies with premiums paid, or (b) a written report as to the steps being taken by Borrower to renew or replace all such policies, provided that notwithstanding the receipt of such written report, the Administrative Agent may at any time thereafter give Borrower written notice to provide the Administrative Agent with such evidence as described in clause (a), in which case Borrower must do so within ten (10) days of such notice. Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist which would wholly or partially invalidate any insurance thereon.

     10.9 Maintenance of Properties. Borrower shall maintain, keep and preserve all of its material properties (tangible and intangible) necessary or used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and shall cause to be made all repairs, renewals, replacements, betterments and improvements thereof, all as in the sole judgment of Borrower may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     10.10 Payment of Liabilities. Borrower shall pay all liabilities (including, without limitation: (a) any indebtedness for borrowed money or for the deferred purchase price of property or services; (b) any obligations under leases which have or should have been characterized as Capital Leases; and (c) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases) as they become due beyond any period of grace under the instrument creating such liabilities, unless (with the exception of the Bank Debt) (x) the failure to pay such liabilities within such time period could not reasonably be expected to result in a Material Adverse Effect, or (y) they are subject to a Good Faith Contest, and such contesting will not result in a Material Adverse Effect.

     10.11 Inspection. Borrower shall permit the Administrative Agent or any Syndication Party or their agents, during normal business hours or at such other times as the parties may agree, to examine, and make copies of or abstracts from, Borrower’s properties, books, and records, and to discuss Borrower’s affairs, finances, operations, and accounts with its respective officers, directors, employees, and independent certified public accountants; provided, that, in the case of each meeting with the independent accountants Borrower is given an opportunity to have a representative present at such meeting.

     10.12 Required Licenses; Intellectual Property. Borrower shall duly and lawfully obtain and maintain in full force and effect all Required Licenses and Intellectual Property as appropriate for the business being conducted and properties owned by Borrower at any given time.

     10.13 ERISA. Borrower shall make or cause to be made, and cause each Subsidiary to make or cause to be made, all payments or contributions to all Plans covered by Title IV of ERISA, which are necessary to enable those Plans to continuously meet all minimum funding standards or requirements.

     10.14 Further Assurances. Borrower shall, as may be required from time to time by the Administrative Agent in accordance with the provisions and limitations of Section 7.1 hereof, provide such documents as may be necessary or desirable in the judgment of the Administrative Agent to verify the existence and perfection of the security interest in the Collateral granted to the Administrative Agent for the benefit of the Syndication Parties.

     10.15 Maintenance of Commodity Position. Borrower shall observe risk management policies, including protection of its commodity inventory holdings or commitments to buy or sell commodities against adverse price movements through hedge agreements or otherwise, to minimize losses and protect margins in commodity production, storage, processing and marketing, which policies shall be consistent with its existing risk management policies, shall be policies as are recognized as financially sound and reputable by prudent business persons in the commodity business, and shall be consistent with risk management policies observed in the petroleum refining and distribution industry in general.

     10.16 Financial Covenants. Borrower shall maintain the following financial covenants, measured as an aggregation of the results of Borrower (including Borrower’s earnings on account of its minority interest in Osage Pipe Line Company and in Kaw Pipe Line Company) and Cooperative (but no other Subsidiaries):

          10.16.1 Debt to EBITDA. At all times a ratio of Debt divided by EBITDA of not greater than 3.00 to 1.00, as measured on the basis of the previous consecutive four Fiscal Quarters.

          10.16.2 Minimum Net Worth. At the end of each Fiscal Quarter, Net Worth of not less than $340,000,000.00.

          10.16.3 Interest Coverage Ratio. At the end of each Fiscal Quarter Borrower shall have a ratio of (a) EBIT over the immediately preceding four (4) Fiscal Quarters, (b) divided by Interest Expense over the immediately preceding four (4) Fiscal Quarters, of not less than 2.25 to 1.00.

          10.16.4 Minimum Working Capital. At all times Working Capital of not less than $20,000,000.00.

ARTICLE 11. NEGATIVE COVENANTS

     From and after the date of this Credit Agreement until the Bank Debt is indefeasibly paid in full, all Letters of Credit have expired or been fully drawn, the Letter of Credit Bank has no obligation to issue further Letters of Credit, and the Syndication Parties have no obligation to make any Advance, Borrower agrees that it will observe and comply with the following covenants:

     11.1 Borrowing. Borrower shall not create, incur, assume or permit to exist, directly or indirectly, any Indebtedness, except for: (a) Indebtedness of Borrower arising under this Credit Agreement and the other Loan Documents; (b) trade payables arising in the ordinary course of business; (c) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (d) Indebtedness on the date hereof as set forth in Exhibit 11.1 attached hereto; (e) Indebtedness arising out of Subordinated Member Loans; (f) a loan, not included within the coverage of clause (e) of this Section, of up to $150,000,000.00 in the aggregate from one or more Members so long as, through documentation approved by the Administrative Agent

(which will, at the discretion of the Administrative Agent, require execution thereof by the Members making such loan), such amount is subordinated to all amounts owing hereunder, and upon the occurrence of an Event of Default hereunder, payment of any principal or interest under such loan from Members is prohibited until such time as either (i) such Event of Default has been (A) cured to the sole satisfaction of the Administrative Agent prior to the Administrative Agent having given Borrower notice that the entire amount owing hereunder has been accelerated and is immediately due and payable on account of such Event of Default, or (B) waived in compliance with the provisions of Section 14.8 hereof, or (ii) Borrower has (A) taken all action regarding the Cash Collateral Account as required by Section 3.6 hereof, and (B) paid in full all Bank Debt owing at such time; and (g) other Indebtedness, including, without limitation, Indebtedness arising under guarantees permitted under Section 11.5 hereof and Indebtedness arising under Capital Leases, in a maximum amount of principal outstanding at any one time of $40,000,000.00.

     11.2 No Other Businesses. Borrower shall not engage in any material respects in any business activity or operations other than operations or activities (a) in the petroleum refining and distribution industry, or (b) which are not substantially different from or are related to its present business activities or operations.

     11.3 Liens. Borrower shall not create, incur, assume, or suffer to exist any mortgage, pledge, lien, charge or other encumbrance on, or any security interest in, any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures, now owned or hereafter acquired, except:

          (a) Liens for taxes or assessments or other charges or levies of any Governmental Authority, that are not delinquent or if delinquent (i) are the subject of a Good Faith Contest but in no event past the time when a penalty would be incurred, and (ii) the aggregate amount of liabilities so secured (including interest and penalties) does not exceed $10,000,000 at any one time outstanding;

          (b) Liens imposed by Law, such as mechanic’s, worker’s, repairman’s, miner’s, agister’s, attorney’s, materialmen’s, landlord’s, warehousemen’s and carrier’s Liens and other similar Liens which are securing obligations incurred in the ordinary course of business for sums not yet due and payable or if due and payable which are the subject of a Good Faith Contest;

          (c) Liens under workers’ compensation, unemployment insurance, social security or similar legislation (other than ERISA), or to secure payments of premiums for insurance purchased in the ordinary course of business, or to secure the performance of tenders, statutory obligations, surety and appearance bonds and bids, bonds for release of an attachment, stay of execution or injunction, leases, government contracts, performance and return-of-money bonds and other similar obligations, all of which are incurred in the ordinary course of business and not in connection with the borrowing of money;

          (d) Any attachment or judgment Lien, the time for appeal or petition for rehearing of which shall not have expired or in respect of which Borrower is protected in all material respects by insurance or for the payment of which adequate reserves have been provided, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Good Faith Contest, and provided further that the aggregate amount of liabilities of Borrower so secured (including interest and penalties) shall not be in excess of $1,000,000 at any one time outstanding;

          (e) Easements, rights-of-way, restrictions, encroachments, covenants, servitudes, zoning and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

          (f) Liens on land, buildings and equipment existing at the time of their acquisition or Liens to secure the payment of all or any part of the purchase price of such land, buildings or equipment or to secure Funded Debt incurred prior to, at the time of, or within one-hundred eighty (180) days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, provided that any such Liens shall not encumber any other property of Borrower;

          (g) Liens assumed in connection with permitted mergers and acquisitions, but only to the extent that such Liens shall not encumber any other property of Borrower;

          (h) Liens on financed property created or incurred in connection with leases, mortgages, conditional sales contracts, security interests or arrangements for the retention of title entered into by Borrower to secure “industrial revenue bonds” as defined in Section 103(b)(2) of the Code and treated as obligations described in legislation similar to the provisions of said Sections of the Code enacted in any State of the United States or Puerto Rico, which are issued to finance property useful and intended to be used in carrying on the business of Borrower, provided that upon creation of any such Lien Borrower shall incur Indebtedness secured thereby only in conformity with the provisions of Section 11.1 hereof;

          (i) Liens of CoBank, and other cooperatives, respectively, on Investments by Borrower in the stock, participation certificates, or allocated reserves of CoBank or other cooperatives, respectively, owned by Borrower;

          (j) All precautionary filings of financing statements under the Uniform Commercial Code which cover property that is made available to or used by Borrower pursuant to the terms of an Operating Lease or Capital Lease;

          (k) Liens securing its reimbursement obligations under any letter of credit issued in connection with the acquisition of an asset; provided that (i) the lien attaches only to such asset, and (ii) the lien is released upon satisfaction of such reimbursement obligation; and

          (l) Liens in existence on the date hereof as set forth in Exhibit 11.3 attached hereto.

     11.4 Sale of Assets. Borrower shall not sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily, by operation of law or otherwise, any material part of its now owned or hereafter acquired assets during any twelve (12) month period commencing as of December 21, 1999 and each December 21 thereafter, except: (a) the sale of inventory, equipment and fixtures disposed of in the ordinary course of business, (b) the sale or other disposition of assets no longer necessary or useful for the conduct of its business, (c) sales of assets in an amount not to exceed $12,000,000.00 (valued at the greater of the book value or the market value) in the aggregate during any such twelve (12) month period, and (d) in connection with the dissolution of Cooperative.

     11.5 Liabilities of Others. Borrower shall not assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any Person, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower’s business, and (b) subject to the limitations contained in Section 11.1 (f) hereof, guarantees made from time to time by Borrower in the ordinary course of its business.

     11.6 Loans. Borrower shall not lend or advance money, credit, or property to any Person, except for trade credit extended in the ordinary course of business.

     11.7 Merger; Acquisitions; Business Form; Etc. Borrower shall not merge or consolidate with any entity, or acquire all or substantially all of the assets of any Person, or form or create any new subsidiary or Affiliate, change its business form from a cooperative corporation, or commence operations under any other name, organization, or entity, including any joint venture; provided that Borrower may, so long as there is no Potential Default or Event of Default which has occurred and is continuing, acquire all or substantially all of the assets of any Person so long as (a) the aggregate consideration for all such acquisitions since December 21, 1999 does not exceed $5,000,000.00 in any 12 month period, and (b) Borrower has provided the Administrative Agent with pro-forma financial statements and calculations demonstrating to the Administrative Agent’s satisfaction that Borrower will be in compliance with all financial related covenants contained in this Agreement after giving effect to such acquisition.

     11.8 Investments. Except for the purchase of Bank Equity Interests, Borrower shall not own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that Borrower may own, purchase or acquire:

          (a) commercial paper maturing not in excess of one year from the date of acquisition and rated P1 by Moody’s Investors Service, Inc. or Al by Standard & Poor’s Corporation on the date of acquisition;

          (b) certificates of deposit in North American commercial banks rated C or better by Keefe, Bruyette & Woods, Inc. or 3 or better by Cates Consulting Analysts, maturing not in excess of one year from the date of acquisition;

          (c) obligations of the United States government or any agency thereof, the obligations of which are guaranteed by the United States government, maturing, in each case, not in excess of one year from the date of acquisition;

          (d) repurchase agreements of any bank or trust company incorporated under the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government;

          (e) registered investment funds which invest solely in one or more of the Investments described in subparts (a) through (d) of this Section 11.8;

          (f) Investments made prior to December 21, 1999 in Persons identified on Exhibit 11.8 hereto;

          (g) Investments in the form of non-cash patronage dividends in any Person; and

          (h) Investments, in addition to those permitted by clauses (a) through (g) above, in an aggregate amount not exceeding $15,000,000.00.

     11.9 Transactions With Related Parties. Borrower shall not purchase, acquire, provide, or sell any equipment, other personal property, real property or services from or to any Affiliate or Subsidiary of Borrower, except in the ordinary course and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable than would be obtained by Borrower in a comparable arm’s-length transaction with an unrelated Person.

     11.10 Restricted Payments. Borrower shall not, in any Fiscal Year (a) make any Restricted Payment (other than revolvements and retirements of equity) (i) in an aggregate amount that would exceed Borrower’s Patronage Refunds from the current Fiscal Year, or (ii) if a Potential Default or an Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom; or (b) make any revolvement or retirements of equity if a Potential Default or an Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom; provided that regardless of whether a Potential Default or an Event of

Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom, Borrower may (x) make cash payments to its patrons or members in an aggregate amount in any Fiscal Year that does not exceed twenty-one percent (21%) of Borrower’s Patronage Refunds for the current Fiscal Year and (y) make age retirement, estate or similar payments.

     11.11 Change in Fiscal Year. Borrower shall not change its Fiscal Year from a year ending on August 31 unless required to do so by the Internal Revenue Service, in which case Borrower agrees to such amendment of the terms Fiscal Quarter and Fiscal Year, as used herein, as the Administrative Agent reasonably deems necessary.

     11.12 ERISA. Borrower shall not: (a) engage in or permit any transaction which could result in a “prohibited transaction” (as such term is defined in Section 406 of ERISA) or in the imposition of an excise tax pursuant to Section 4975 of the Code; (b) engage in or permit any transaction or other event which could result in a “reportable event” as such term is defined in Section 4043 of ERISA for any Borrower Pension Plan; (c) fail to make full payment when due of all amounts which, under the provisions of any Borrower Benefit Plan, Borrower is required to pay as contributions thereto; (d) permit to exist any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) in excess of $25,000.00, whether or not waived, with respect to any Borrower Pension Plan; (e) fail to make any payments to any “multiemployer plan” that Borrower may be required to make under any agreement relating to such “multiemployer plan” or any law pertaining thereto; or (f) terminate any Borrower Pension Plan in a manner which could result in the imposition of a lien on any property of Borrower pursuant to Section 4068 of ERISA. Borrower shall not terminate any Borrower Pension Plan so as to result in any liability to the PBGC. As used in this Section, all terms enclosed in quotation marks shall have the meanings set forth in ERISA, Borrower’s failure to comply with any of the foregoing provisions of this Section shall not constitute a breach of this Agreement or an Event of Default unless such failure has a Material Adverse Effect.

     11.13 Member Loans. Notwithstanding any provision in this Credit Agreement, including, without limitation, any restriction contained in Sections 11.6, 11.8, or 11.10 hereof, Borrower may, at any time so long as all Advances, including all Overnight Advances, have been repaid in full and there is no pending 2-Year Borrowing Notice or Overnight Advance Request in existence, make Member Loans to its Members funded by Borrower’s cash on hand, subject to the following conditions and limitations:

          11.13.1 Aggregate and Individual Amounts. The aggregate committed amount of all such Member Loans may not exceed Borrower’s Excess Working Capital; and the aggregate committed and (without duplication) outstanding amount of Member Loans to any individual Member may not, except as provided in Subsection 11.13.3 hereof, exceed the product of such individual Member’s Member Percentage multiplied by Borrower’s Excess Working Capital as measured at the time of making such commitment.

          11.13.2 Member Loan Documentation and Maturity Date. Each Member Loan must be evidenced by a written credit and security agreement and revolving loan note in substantially the form of Exhibit 11.13.2 hereto, which must be dated no later than the date of the first advance thereunder, and, as to any advance thereunder, must be payable in full as to interest and principal within no more than thirty-one (31) days after the date of such advance.

          11.13.3 Additional Aggregate Individual Amounts. The aggregate committed and (without duplication) outstanding amount of Member Loans to any individual Member may exceed the product of such individual Member’s Member Percentage multiplied by Borrower’s Excess Working Capital; provided that the following conditions are satisfied: (a) such amount may not exceed the lesser of the following: (i) two times the product of such individual Member’s Member Percentage multiplied by Borrower’s Excess Working Capital as measured at the time of making such commitment, or (ii) the sum of (A) the product of such individual Member’s Member Percentage multiplied by Borrower’s Excess Working Capital, plus (B) the amount of available credit such Member has under a credit facility satisfactory to Borrower (“Revolving Credit Facility”), in each case as measured at the time of (but without taking into effect the consequences of) making such commitment; (b) such Member Loan is evidenced by a written credit and security agreement and revolving loan note in substantially the form of Exhibit 11.13.2 hereto which must contain (i) a representation by such Member that the amount of credit available to such Member under the Revolving Credit Facility is in excess of the difference between (A) the face amount of such note and (B) the product of such individual Member’s Member Percentage multiplied by Borrower’s Excess Working Capital, (ii) a covenant that such Member will at no time request an advance in an amount which would result in the outstanding balance under its Member Loan exceeding the limits set forth in clause (a) of this Subsection 11.13.3, and (iii) a covenant that such Member will promptly upon discovery, advise Borrower of the fact and amount of any decrease in the amount of credit available to such Member under the Revolving Credit Facility.

     11.14 Principal Agreements. Borrower shall not materially amend or modify, nor grant a waiver of any material performance under, or terminate or allow the counter party to terminate, or allow to expire, any of the Principal Agreements without the consent of the Required Lenders.

ARTICLE 12. INDEMNIFICATION

     12.1 General; Stamp Taxes; Intangibles Tax. Borrower agrees to indemnify and hold the Administrative Agent and each Syndication Party and their directors, officers, employees, agents, professional advisers and representatives (“Indemnified Parties”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Administrative Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from: (a) the material inaccuracy of any representation or warranty of or with respect to Borrower in this Credit Agreement or the other Loan Documents; (b) the material failure of Borrower to perform or comply with any covenant or obligation of Borrower under this Credit Agreement or the other Loan Documents; (c) the exercise by the Administrative Agent of any right or remedy set forth in this Credit Agreement or the other Loan Documents; or (d) all acts or omissions of the beneficiary of any Letter of Credit, and for such purposes, such beneficiary shall be deemed Borrower’s agent; provided that Borrower shall have no obligation to indemnify any Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party. In addition, Borrower agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Administrative Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from the imposition or nonpayment by Borrower of any stamp tax, intangibles tax, or similar tax imposed by any state, including any amounts owing by virtue of the assertion that the property valuation used to calculate any such tax was understated. Borrower shall have the right to assume the defense of any claim as would give rise to Borrower’s indemnification obligation under this Section with counsel of Borrower’s choosing so long as such defense is being diligently and properly conducted and Borrower shall establish to the Indemnified Party’s satisfaction that the amount of such claims are not, and will not be, material in comparison to the liquid and unrestricted assets of Borrower available to respond to any award which may be granted on account of such claim. So long as the conditions of the preceding sentence are met, Indemnified Party shall have no further right to reimbursement of attorneys’ fees incurred thereafter. The obligation to indemnify set forth in this Section shall survive the termination of this Credit Agreement and other covenants.

     12.2 Indemnification Relating to Hazardous Substances. Borrower shall not locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by Borrower, except in accordance with all Environmental Regulations; Borrower shall not permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by Borrower, except in accordance with Environmental Regulations; and Borrower shall comply with all Environmental Regulations which are applicable to such property. Borrower shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorneys’ fees incurred by the Indemnified Parties (prior to trial, at trial and on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section or the covenants in Section 10.6 hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from, such property, it being the intent of Borrower and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environmental or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to, Hazardous Substances as the result of the Administrative Agent or any Syndication Party exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure or conveyance in lieu of foreclosure of a judgment lien; provided that such indemnification as it applies to the exercise by the Administrative Agent or any Syndication Party of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by the Administrative Agent or such Syndication Party while engaged in activities other than operations substantially the same as the operations previously conducted on such property by Borrower. The foregoing covenants of this Section shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including but not limited to any transferee of the title of the Administrative Agent or any Syndication Party or any subsequent owner of the property, and shall survive the satisfaction or release of any lien, any foreclosure of any lien and/or any acquisition of title to the property or any part thereof by the Administrative Agent or any Syndication Party, or anyone claiming by, through or under the Administrative Agent or any Syndication Party or Borrower by deed in lieu of foreclosure or otherwise. Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default Interest Rate, shall be payable on demand, and shall be secured by the Security Documents. The indemnification and covenants of this Section shall survive the termination of this Credit Agreement and other covenants.

ARTICLE 13. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     13.1 Events of Default. The occurrence of any of the following events (each an “Event of Default”) shall, at the option of the Administrative Agent, make the entire Bank Debt immediately due and payable (provided, that in the case of an Event of Default under Subsection 13.1(f) all amounts owing under the 2-Year Notes and the other Loan Documents shall automatically and immediately become due and payable without any action by or on behalf of the Administrative Agent), and the Administrative Agent may exercise all rights and remedies for the collection of any amounts outstanding hereunder and take whatever action it deems necessary to secure itself, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

          (a) Failure of Borrower to pay within five (5) days of the date when due, whether by acceleration or otherwise, any of the Bank Debt in accordance with this Credit Agreement or the other Loan Documents.

          (b) Any representation or warranty set forth in any Loan Document, any Borrowing Notice, any financial statements or reports or projections or forecasts, or in connection with any transaction contemplated by any such document, shall prove in any material respect to have been false or misleading when made or furnished by Borrower.

          (c) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 10.3, 10.8, 10.11, 10.15, 11.1, 11.3, 11.4, 11.5, 11.7, 11.10, 11.12, or 11.13 of this Credit Agreement.

          (d) Any default by Borrower in the performance or compliance with the covenants, promises, representations, conditions or provisions of Sections 8.2, 8.5, 8.6, 8.7, 8.9, 8.10, 10.12, 10.13, 10.16, 11.6, 11.8, 11.9, or 11.11 of this Credit Agreement, and such failure continues for fifteen (15) days after Borrower learns of such failure to comply, whether by Borrower’s own discovery or through notice from the Administrative Agent.

          (e) The failure of Borrower to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation: (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterized as Capital Leases, or (iii) any contingent liabilities, such as guaranties and letters of credit, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases; provided that no such failure will be deemed to be an Event of Default hereunder unless and until the aggregate amount owing under obligations with respect to which such failures have occurred and are continuing is at least $1,000,000.00.

          (f) Borrower applies for or consents to the appointment of a trustee or receiver for any part of its properties; any bankruptcy, reorganization, debt arrangement, dissolution or liquidation proceeding is commenced or consented to by Borrower; or any application for appointment of a receiver or a trustee, or any proceeding for bankruptcy, reorganization, debt management or liquidation is filed for or commenced against Borrower, and is not withdrawn or dismissed within sixty (60) days thereafter.

          (g) Failure of Borrower to comply with any other provision of this Credit Agreement or the other Loan Documents not constituting an Event of Default under any of the preceding subparagraphs of this Section 13.1, and such failure continues for thirty (30) days after Borrower learns of such failure to comply, whether by Borrower’s own discovery or through notice from the Administrative Agent.

          (h) The occurrence of a default under the CoBank Term Loan.

          (i) The entry of one or more judgments in an aggregate amount in excess of $1,000,000.00 against Borrower not subject to a Good Faith Contest, or discharged or paid, in each case, within thirty (30) days after entry.

          (j) In the event (i) Cenex Harvest States Cooperatives (or, in the event Cenex Harvest States Cooperatives shall merge with or into Farmland Industries, Inc.,

then the survivor of such merger) shall (A) cease to own more than sixty-seven percent (67%) of the total voting power generally entitled to vote in the election of directors, managers or trustees of Borrower or (B) cease to own more than sixty-seven percent (67%) of all non-voting classes of capital stock of Borrower, or (ii) the members or stockholders, as applicable, of Borrower shall approve any plan for the liquidation or dissolution of Borrower.

          (k) The occurrence at any time from the Effective Date of the Original Credit Agreement to the Closing Date of any circumstance which would have constituted an Event of Default under the Original Credit Agreement (as amended by The Amendments).

     13.2 No Advance. Upon the occurrence and during the continuance of a Potential Default or an Event of Default, (a) the Syndication Parties shall have no obligation to make any Advance, and (b) neither the Letter of Credit Bank nor the Syndication Parties shall have any obligation to issue, reissue, or extend any Letters of Credit.

     13.3 Rights and Remedies. In addition to the remedies set forth in Section 13.1 and 13.2 hereof, upon the occurrence of an Event of Default, the Administrative Agent shall be entitled to exercise, subject to the provisions of Subsection 14.6.4 hereof, all the rights and remedies provided in the Loan Documents and by any applicable law. Each and every right or remedy granted to the Administrative Agent pursuant to this Credit Agreement and the other Loan Documents, or allowed the Administrative Agent by law or equity, shall be cumulative. Failure or delay on the part of the Administrative Agent to exercise any such right or remedy shall not operate as a waiver thereof. Any single or partial exercise by the Administrative Agent of any such right or remedy shall not preclude any future exercise thereof or the exercise of any other right or remedy.

ARTICLE 14. AGENCY AGREEMENT

     14.1 Funding of Syndication Interest. Each Syndication Party, severally but not jointly, hereby irrevocably agrees to fund its Funding Share of the Advances (“Advance Payment”) as determined pursuant to the terms and conditions contained herein and in particular, Article 2 hereof. Each Syndication Party’s interest (“Syndication Interest”) in each Advance hereunder shall be without recourse to the Administrative Agent or any other Syndication Party and shall not be construed as a loan from any Syndication Party to the Administrative Agent or any other Syndication Party.

     14.2 Syndication Parties’ Obligations to Remit Funds. Each Syndication Party agrees to remit its Funding Share to the Administrative Agent as, and within the time deadlines (“Syndication Party Advance Date”), required in this Credit Agreement. Unless the Administrative Agent shall have received notice from a Syndication Party prior to the date on which such Syndication Party is to provide funds to the Administrative Agent for an Advance to be made by such Syndication Party that such

Syndication Party will not make available to the Administrative Agent such funds, the Administrative Agent may assume that such Syndication Party has made such funds available to the Administrative Agent on the date of such Advance in accordance with the terms of this Credit Agreement and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent such Syndication Party shall not have made such funds available to the Administrative Agent by 2:00 P.M. (Eastern Time) on the Banking Day due, such Syndication Party agrees to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the Banking Day such amount is repaid to the Administrative Agent (assuming payment is received by the Administrative Agent at or prior to 2:00 P.M. (Eastern Time), and until the next Banking Day if payment is not received until after 2:00 P.M.), at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate. If such Syndication Party shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Syndication Party’s Advance for purposes of this Credit Agreement. If such Syndication Party does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Administrative Agent with the interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable at the time to such Advance.

     14.3 Syndication Party’s Failure to Remit Funds. If a Syndication Party (“Delinquent Syndication Party”) fails to remit its Funding Share in full by the date and time required (the unpaid amount of any such payment being hereinafter referred to as the “Delinquent Amount”), in addition to any other remedies available hereunder, any other Syndication Party or Syndication Parties may, but shall not be obligated to, advance the Delinquent Amount (the Syndication Party or Syndication Parties which advance such Delinquent Amount are referred to as the “Contributing Syndication Parties”), in which case (a) the Delinquent Amount which any Contributing Syndication Party advances shall be treated as a loan to the Delinquent Syndication Party and shall not be counted in determining the Individual Outstanding Obligations, as applicable, of any Contributing Syndication Party, and (b) the Delinquent Syndication Party shall be obligated to pay to the Administrative Agent, for the account of the Contributing Syndication Parties, interest on the Delinquent Amount at a rate of interest equal to the rate of interest which Borrower is obligated to pay on the Delinquent Amount plus 200 basis points (“Delinquency Interest”) until the Delinquent Syndication Party remits the full Delinquent Amount and remits all Delinquency Interest to the Administrative Agent, which will distribute such payments to the Contributing Syndication Parties (pro rata based on the amount of the Delinquent Amount which each of them (if more than one) advanced) on the same Banking Day as such payments are received by the Administrative Agent if received no later than 11:00 A.M. (Eastern Time) or the next Banking Day if received by the Administrative Agent thereafter. In addition, the Contributing Syndication Parties shall be entitled to share, on the same pro rata basis, and the Administrative Agent shall pay over to them, for application against Delinquency Interest and the Delinquent Amount, the Delinquent Syndication Party’s Payment Distribution and any fee distributions or distributions made under Section 14.10 hereof until the Delinquent Amount and all Delinquency Interest have been paid in full. For voting purposes the Administrative Agent shall readjust the Individual 2-Year Commitments of such Delinquent Syndication Party and the Contributing Syndication Parties from time to time first to reflect the advance of the Delinquent Amount by the Contributing Syndication Parties, and then to reflect the full or partial reimbursement to the Contributing Syndication Parties of such Delinquent Amount. As between the Delinquent Syndication Party and the Contributing Syndication Parties, the Delinquent Syndication Party’s interest in its 2-Year Note shall be deemed to have been partially assigned to the Contributing Syndication Parties in the amount of the Delinquent Amount and Delinquency Interest owing to the Contributing Syndication Parties from time to time. For the purposes of calculating interest owed by a Delinquent Syndication Party, payments received on other than a Banking Day shall be deemed to have been received on the next Banking Day, and payments received after 2:00 P.M. (Eastern Time) shall be deemed to have been received on the next Banking Day.

     14.4 Agency Appointment. Each of the Syndication Parties hereby designates and appoints the Administrative Agent to act as agent to service and collect the 2-Year Loans and its respective 2-Year Notes and to take such action on behalf of such Syndication Party with respect to the 2-Year Loans and such 2-Year Notes, and to execute such powers and to perform such duties, as specifically delegated or required herein, as well as to exercise such powers and to perform such duties as are reasonably incident thereto, and to receive and benefit from such fees and indemnifications as are provided for or set forth herein, until such time as a successor is appointed and qualified to act as the Administrative Agent.

     14.5 Power and Authority of the Administrative Agent. Without limiting the generality of the power and authority vested in the Administrative Agent pursuant to Section 14.4 hereof, the power and authority vested in the Administrative Agent includes, but is not limited to, the following:

          14.5.1 Advice. To solicit the advice and assistance of each of the Syndication Parties and Voting Participants concerning the administration of the 2-Year Facility and the exercise by the Administrative Agent of its various rights, remedies, powers, and discretions with respect thereto. As to any matters not expressly provided for by this Credit Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by all of the Syndication Parties or the Required Lenders, as the case may be (and including in each such case, Voting Participants), and any action taken or failure to act pursuant thereto shall be binding on all of the Syndication Parties, Voting Participants, and the Administrative Agent.

          14.5.2 Documents. To execute, seal, acknowledge, and deliver as the Administrative Agent, all such instruments as may be appropriate in connection with the administration of the 2-Year Loans and the exercise by the Administrative Agent of its various rights with respect thereto.

          14.5.3 Proceedings. To initiate, prosecute, defend, and to participate in, actions and proceedings in its name as the Administrative Agent for the ratable benefit of the Syndication Parties.

          14.5.4 Retain Professionals. To retain attorneys, accountants, and other professionals to provide advice and professional services to the Administrative Agent, with their fees and expenses reimbursable to the Administrative Agent by Syndication Parties pursuant to Section 14.17 hereof.

          14.5.5 Incidental Powers. To exercise powers reasonably incident to the Administrative Agent’s discharge of its duties enumerated in Section 14.6 hereof.

     14.6 Duties of the Administrative Agent. The duties of the Administrative Agent hereunder shall consist of the following:

          14.6.1 Possession of Documents. To safekeep one original of each of the Loan Documents other than the 2-Year Notes (which will be in the possession of the Syndication Party named as payee therein).

          14.6.2 Distribute Payments. To receive and distribute to the Syndication Parties payments made by Borrower pursuant to the Loan Documents, as provided in Article 5 hereof. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to any Syndication Party hereunder that Borrower will not make such payment in full, the Administrative Agent may assume that Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Syndication Party on such due date an amount equal to the amount then due such Syndication Party. If and to the extent Borrower shall not have so made such payment in full to the Administrative Agent, each Syndication Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Syndication Party together with interest thereon, for each day from the date such amount is distributed to such Syndication Party until the date such Syndication Party repays such amount to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate.

          14.6.3 Loan Administration. Subject to the provisions of Section 14.8 hereof, to, on behalf of and for the ratable benefit of all Syndication Parties, in accordance with customary banking practices, exercise all rights, powers, privileges, and discretion to which the Administrative Agent is entitled to administer the 2-Year

Loans, including, without limitation: (a) monitor all borrowing activity, Individual 2-Year Commitment balances, and maturity dates of all LIBO Rate Loans; (b) monitor and report Credit Agreement and covenant compliance, and coordinate required credit actions by the Syndication Parties; (c) manage the process for future waivers and amendments if modifications to the Credit Agreement are required; and (d) administer, record, and process all assignments to be made for the current and future Syndication Parties.

          14.6.4 Action Upon Default. Each Syndication Party agrees that upon its learning of any facts which would constitute a Potential Default or Event of Default, it shall promptly notify the Administrative Agent by a writing designated as a notice of default specifying in detail the nature of such facts and default, and the Administrative Agent shall promptly send a copy of such notice to all other Syndication Parties. The Administrative Agent shall be entitled to assume that no Event of Default or Potential Default has occurred or is continuing unless an officer thereof primarily responsible for the Administrative Agent’s duties as such with respect to the 2-Year Loans or primarily responsible for the credit relationship between the Administrative Agent and Borrower has actual knowledge of facts which would result in or constitute a Potential Default or Event of Default, or has received written notice from Borrower of such fact, or has received written notice of default from a Syndication Party. In the event the Administrative Agent has obtained actual knowledge (in the manner described above) or received written notice of the occurrence of a Potential Default or Event of Default as provided in the preceding sentences, the Administrative Agent may, but is not required to exercise or refrain from exercising any rights which may be available under the Loan Documents or at law on account of such occurrence and shall be entitled to use its discretion with respect to exercising or refraining from exercising any such rights, unless and until the Administrative Agent has received specific written instruction from the Required Lenders to refrain from exercising such rights or to take specific designated action, in which case it shall follow such instruction; provided that the Administrative Agent shall not be required to take any action which will subject it to personal liability, or which is or may be contrary to any provision of the Loan Documents or applicable law. The Administrative Agent shall not be subject to any liability by reason of its acting or refraining from acting pursuant to any such instruction.

          14.6.5 Forwarding of Information. The Administrative Agent shall, within a reasonable time after receipt thereof, forward to the Syndication Parties and the Voting Participants notices and reports provided to the Administrative Agent by the Borrower pursuant to Section 10.2 hereof.

     14.7 Indemnification as Condition to Action. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Syndication Parties under Section 14.18 hereof in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     14.8 Consent Required for Certain Actions. Except as provided in Section 14.3 hereof, and notwithstanding the fact that this Credit Agreement may otherwise provide that the Administrative Agent may act at its discretion, the Administrative Agent may not take any of the following actions (nor may the Syndication Parties or the Voting Participants take the action described in Subsection 14.8.1(c)) with respect to, or under, the Loan Documents without the prior written consent, given after notification by the Administrative Agent of its intention to take any such action (or notification by such Syndication Parties as are proposing the action described in Subsection 14.8.1(c) of their intention to do so), of:

          14.8.1 Unanimous. Each of the Syndication Parties and Voting Participants before:

          (a) Agreeing to an increase in the Aggregate 2-Year Commitment or an extension of the 2-Year Availability Period or the 2-Year Maturity Date;

          (b) Agreeing to a reduction in the amount, or to a delay in the due date, of any payment by Borrower of interest, principal, or fees with respect to the 2-Year Loans; provided, however, this restriction shall not apply to a delay in payment of interest or fees granted by the Administrative Agent in the ordinary course of administration of the 2-Year Loans and the exercise of reasonable judgment, so long as such payment delay does not exceed five (5) days;

          (c) Amending Section 1.66 hereof or any provision set forth in this Subsection 14.8.1; or

          (d) Agreeing to waive any material provisions of this Credit Agreement or any of the other Loan Documents.

          14.8.2 Required Lenders. The Required Lenders before:

          (a) Consenting to any action, amendment, or granting any waiver with respect to the 2-Year Loans not covered in Subsection 14.8.1; or

          (b) Agreeing to amend Article 14 of this Credit Agreement (other than Subsection 14.8.l(c)).

          14.8.3 Action Without Vote. Notwithstanding any other provisions of this Section, the Administrative Agent may take the following action without obtaining the consent of the Syndication Parties or the Voting Participants:

          (a) Determining (i) whether the conditions to an Advance have been met, and (ii) the amount of such Advance;

          (b) Determining (i) whether the conditions to the issuance of a Committed Letter of Credit have been met, and (ii) the amount of such Committed Letter of Credit.

If no written consent or denial is received from a Syndication Party within five (5) Banking Days after written notice of any proposed action as described in this Section is delivered to such Syndication Party by the Administrative Agent, such Syndication Party shall be conclusively deemed to have consented thereto for the purposes of this Section.

     14.9 Distribution of Principal and Interest. The Administrative Agent will receive and accept all payments (including prepayments) of principal and interest made by Borrower on the 2-Year Loans and the 2-Year Notes and will hold all such payments in trust for the benefit of all present and future Syndication Parties, and, if requested in writing by the Required Lenders, in an account segregated from the Administrative Agent’s other funds and accounts (“Payment Account”). After the receipt by the Administrative Agent of any payment representing interest or principal on the 2-Year Loans, the Administrative Agent shall remit to each Syndication Party its share of such payment as provided in Article 5 hereof, (“Payment Distribution”) no later than the same Banking Day as such payment is received by the Administrative Agent if received no later than 11:00 A.M. (Eastern Time) or the next Banking Day if received by the Administrative Agent thereafter. Any Syndication Party’s rights to its Payment Distribution shall be subject to the rights of any Contributing Syndication Parties to such amounts as set forth in Section 14.3 hereof.

     14.10 Distribution of Certain Amounts. The Administrative Agent shall (a) receive and hold in trust for the benefit of all present and future Syndication Parties, in the Payment Account and, if requested in writing by the Required Lenders, segregated from the Administrative Agent’s other funds and accounts and (b) shall remit to the Syndication Parties, as indicated, the amounts described below:

          14.10.1 Funding Losses. To each Syndication Party, the amount of any Funding Losses paid by Borrower to the Administrative Agent in connection with a prepayment of any portion of a LIBO Rate Loan, in accordance with the Funding Loss Notice such Syndication Party provided to the Administrative Agent, no later than the same Banking Day that payment of such Funding Losses is received by the Administrative Agent, if received no later than 11:00 A.M. (Eastern Time), or the next Banking Day if received by the Administrative Agent thereafter.

     14.11 Possession of Loan Documents. The Loan Documents (other than the 2-Year Notes) shall be held by the Administrative Agent in its name, for the ratable benefit of itself and the other Syndication Parties without preference or priority.

     14.12 Collateral Application. The Syndication Parties shall have no interest in any other loans made to Borrower by any other Syndication Party other than the 2-Year Loans, or in any property taken as security for any other loan or loans made to

Borrower by any other Syndication Party, or in any property now or hereinafter in the possession or control of any other Syndication Party, which may be or become security for the 2-Year Loans solely by reason of the provisions of a security instrument that would cause such security instrument and the property covered thereby to secure generally all indebtedness owing by Borrower to such other Syndication Party. Notwithstanding the foregoing, to the extent such other Syndication Party applies such funds or the proceeds of such property to reduction of the 2-Year Loans, such other Syndication Party shall share such funds or proceeds with all Syndication Parties according to their respective Individual 2-Year Pro Rata Shares. In the event that any Syndication Party shall obtain payment, whether partial or full, from any source in respect of the 2-Year Loans, including without limitation payment by reason of the exercise of a right of offset, banker’s lien, general lien, or counterclaim, such Syndication Party shall promptly make such adjustments (which may include payment in cash or the purchase of further syndications or participations in the 2-Year Loans) to the end that such excess payment shall be shared with all other Syndication Parties in accordance with their respective Individual 2-Year Commitments. Notwithstanding any of the foregoing provisions of this Section or Article 7 hereof, no Syndication Party other than CoBank shall have any right to, or to the proceeds of, or any right to the application to any amount owing to such Syndication Party hereunder of any the proceeds of, any Bank Equity Interests issued to Borrower by CoBank or on account of any statutory lien held by CoBank on such Bank Equity Interests.

     14.13 Amounts Required to be Returned. If the Administrative Agent makes any payment to a Syndication Party in anticipation of the receipt of final funds from Borrower, and such funds are not received from Borrower, or if excess funds are paid by the Administrative Agent to any Syndication Party as the result of a miscalculation by the Administrative Agent, then Syndication Party shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such amounts, plus interest thereon (from the day such amounts were transferred by the Administrative Agent to the Syndication Party to, but not including, the day such amounts are returned by Syndication Party) at a rate per annum equal to the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate. If the Administrative Agent is required at any time to return to Borrower or a trustee, receiver, liquidator, custodian, or similar official any portion of the payments made by Borrower to the Administrative Agent, whether pursuant to any bankruptcy or insolvency law or otherwise, then each Syndication Party shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such payments transferred to such Syndication Party by the Administrative Agent but without interest or penalty (unless the Administrative Agent is required to pay interest or penalty on such amounts to the person recovering such payments).

     14.14 Reports and Information to Syndication Parties. The Administrative Agent shall use reasonable efforts to provide to Syndication Parties, as soon as practicable after actual knowledge thereof is acquired by an officer thereof primarily responsible for the Administrative Agent’s duties as such with respect to the 2-Year

Loans or primarily responsible for the credit relationship between the Administrative Agent and Borrower, any material factual information which has a material adverse effect on the creditworthiness of Borrower, and Borrower hereby authorizes such disclosure by the Administrative Agent to the Syndication Parties (and by the Syndication Parties to any of their participants). Failure of the Administrative Agent to provide the information referred to in this Section or in Subsection 14.6.4 hereof shall not result in any liability upon, or right to make a claim against, the Administrative Agent except where a court of competent jurisdiction renders a final non-appealable determination that such failure is a result of the willful misconduct or gross negligence of the Administrative Agent. Syndication Parties acknowledge and agree that all information and reports received pursuant to this Credit Agreement will be received in confidence in connection with their Syndication Interest, and that such information and reports constitute confidential information and shall not, without the prior written consent of the Administrative Agent or Borrower, as applicable, be (x) disclosed to any third party (other than the Administrative Agent, another Syndication Party or potential Syndication Party, or a participant or potential participant in the interest of a Syndication Party, which disclosure is hereby approved by Borrower), except pursuant to appropriate legal or regulatory process, or (y) used by the Syndication Party except in connection with the 2-Year Loans and its Syndication Interest.

     14.15 Standard of Care. The Administrative Agent shall not be liable to Syndication Parties for any error in judgment or for any action taken or not taken by the Administrative Agent or its agents, except for its gross negligence or willful misconduct. Subject to the preceding sentence, the Administrative Agent will exercise the same care in administering the 2-Year Loans and the Loan Documents as it exercises for similar loans which it holds for its own account and risk, and the Administrative Agent shall not have any further responsibility to the Syndication Parties. Without limiting the foregoing, the Administrative Agent may rely on the advice of counsel concerning legal matters and on any written document it believes to be genuine and correct and to have been signed or sent by the proper Person or Persons.

     14.16 No Trust Relationship. Neither the execution of this Credit Agreement, nor the sharing in the 2-Year Loans, nor the holding of the Loan Documents in its name by the Administrative Agent, nor the management and administration of the 2-Year Loans and Loan Documents by the Administrative Agent (including the obligation to hold certain payments and proceeds in the Payment Account in trust for the Syndication Parties), nor any other right, duty or obligation of the Administrative Agent under or pursuant to this Credit Agreement is intended to be or create, and none of the foregoing shall be construed to be or create, any express, implied or constructive trust relationship between the Administrative Agent and any Syndication Party. Each Syndication Party hereby agrees and stipulates that the Administrative Agent is not acting as trustee for such Syndication Party with respect to the 2-Year Loans, this Credit Agreement, or any aspect of either, or in any other respect.

     14.17 Sharing of Costs and Expenses. To the extent not paid by Borrower, each Syndication Party will promptly upon demand reimburse the Administrative Agent for its proportionate share (based on its Individual 2-Year Pro Rata Share), for all reasonable costs, disbursements, and expenses incurred by the Administrative Agent on or after the date of this Credit Agreement for legal, accounting, consulting, and other services rendered to the Administrative Agent in its role as the Administrative Agent in the administration of the 2-Year Loans, interpreting the Loan Documents, and protecting, enforcing, or otherwise exercising any rights, both before and after default by Borrower under the Loan Documents, and including, without limitation, all costs and expenses incurred in connection with any bankruptcy proceedings; provided, however, that the costs and expenses to be shared in accordance with this Section shall not include any costs or expenses incurred by the Administrative Agent solely as a Syndication Party in connection with the 2-Year Loans, nor to the Administrative Agent’s internal costs and expenses.

     14.18 Syndication Parties’ Indemnification of the Administrative Agent. Each of the Syndication Parties agree to indemnify the Administrative Agent, including any Successor Agent, and their respective directors, officers, employees, agents, professional advisers and representatives (“Indemnified Agency Parties”), to the extent not reimbursed by Borrower, and without in any way limiting the obligation of Borrower to do so), ratably (based on its Individual 2-Year Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the 2-Year Loans and/or the expiration or termination of this Credit Agreement) be imposed on, incurred by or asserted against the Administrative Agent (or any of the Indemnified Agency Parties while acting for the Administrative Agent or for any Successor Agent) in any way relating to or arising out of this Credit Agreement or the Loan Documents, or the performance of the duties of the Administrative Agent hereunder or thereunder or any action taken or omitted while acting in the capacity of the Administrative Agent under or in connection with any of the foregoing; provided that the Syndication Parties shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnified Agency Party to the extent that any of the forgoing result from the gross negligence or willful misconduct of that Indemnified Agency Party as determined by a court of competent jurisdiction. The agreements and obligations in this Section shall survive the payment of the 2-Year Loans and the expiration or termination of this Credit Agreement.

     14.19 Books and Records. The Administrative Agent shall maintain such books of account and records relating to the 2-Year Loans as it maintains with respect to other loans of similar type and amount, and which shall clearly and accurately reflect the Syndication Interest of each Syndication Party. Syndication Parties, or their agents, may inspect such books of account and records at all reasonable times during the Administrative Agent’s regular business hours.

     14.20 Administrative Agent Fee. CoBank and any Successor Agent shall be entitled to the Administrative Agent Fee for acting as the Administrative Agent. In the event the Successor Agent is contractually entitled to an additional fee, each Syndication Party will be responsible for its proportionate share (based on its Individual 2-Year Pro Rata Share) thereof.

     14.21 The Administrative Agent’s Resignation or Removal. The Administrative Agent may resign at any time by giving at least sixty (60) days’ prior written notice of its intention to do so to each of the Syndication Parties and Borrower. After the receipt of such notice, the Required Lenders shall appoint a successor (“Successor Agent”). If (a) no Successor Agent shall have been so appointed which is either (i) a Syndication Party, or (ii) if not a Syndication Party, which is a Person approved by Borrower, such approval not to be unreasonably withheld (provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default), or (b) if such Successor Agent has not accepted such appointment, in either case within forty-five (45) days after the retiring Administrative Agent’s giving of such notice of resignation, then the retiring Administrative Agent may, after consulting with, but without requiring the approval of, Borrower, appoint a Successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $250,000,000. Any Administrative Agent may be removed upon the written demand of the Required Lenders, which demand shall also appoint a Successor Agent. Upon the appointment of a Successor Agent hereunder, (x) the term “Administrative Agent” shall for all purposes of this Credit Agreement thereafter mean such Successor Agent, and (y) the Successor Agent shall notify Borrower of its identity and of the information called for in Subsection 14.4.2 hereof. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, or the removal hereunder of any Administrative Agent, the provisions of this Credit Agreement shall continue to inure to the benefit of such Administrative Agent as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement.

     14.22 Representations and Warranties of All Parties. The Administrative Agent and each Syndication Party represents and warrants that: (a) the execution and delivery of, and performance of its obligations under, this Credit Agreement is within its power and has been duly authorized by all necessary corporate and other action by it; (b) this Credit Agreement is in compliance with all applicable laws and regulations promulgated under such laws and does not conflict with nor constitute a breach of its charter or by-laws nor any agreements by which it is bound, and does not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution and delivery of, and performance of its obligations under, this Credit Agreement; and (d) this Credit Agreement has been duly executed by it, and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each

Syndication Party that is a state or national bank represents and warrants that the act of entering into and performing its obligations under this Credit Agreement has been approved by its board of directors or its loan committee and such action was duly noted in the written minutes of the meeting of such board or committee, and that it will furnish the Administrative Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.

     14.23 Syndication Parties’ Independent Credit Analysis. Each Syndication Party acknowledges receipt of true and correct copies of all Loan Documents (other than any 2-Year Note payable to another Syndication Party) from the Administrative Agent. Each Syndication Party agrees and represents that it has relied upon its independent review (a) of the Loan Documents, and (b) any information independently acquired by such Syndication Party from Borrower or otherwise in making its decision to acquire an interest in the 2-Year Loans independently and without reliance on the Administrative Agent. Each Syndication Party represents and warrants that it has obtained such information as it deems necessary (including any information such Syndication Party independently obtained from Borrower or others) prior to making its decision to acquire an interest in the 2-Year Loans. Each Syndication Party further agrees and represents that it has made its own independent analysis and appraisal of and investigation into each Borrower’s authority, business, operations, financial and other condition, creditworthiness, and ability to perform its obligations under the Loan Documents and has relied on such review in making its decision to acquire an interest in the 2-Year Loans. Each Syndication Party agrees that it will continue to rely solely upon its independent review of the facts and circumstances related to Borrower, and without reliance upon the Administrative Agent, in making future decisions with respect to all matters under or in connection with the Loan Documents and the 2-Year Loans. The Administrative Agent assumes no responsibility for the financial condition of Borrower or for the performance of Borrower’s obligations under the Loan Documents. Except as otherwise expressly provided herein, no Syndication Party shall have any duty or responsibility to furnish to any other Syndication Parties any credit or other information concerning Borrower which may come into its possession.

     14.24 No Joint Venture or Partnership. Neither the execution of this Credit Agreement, the sharing in the 2-Year Loans, nor any agreement to share in payments or losses arising as a result of this transaction is intended to be or to create, and the foregoing shall not be construed to be, any partnership, joint venture or other joint enterprise between the Administrative Agent and any Syndication Party, nor between or among any of the Syndication Parties.

     14.25 Purchase for Own Account; Restrictions on Transfer; Participations. Each Syndication Party other than CoBank represents that it has acquired and is retaining its interest in the 2-Year Loans for its own account in the ordinary course of its banking or financing business and not with a view toward the sale, distribution, further participation, or transfer thereof. Each Syndication Party other than CoBank agrees that it will not sell, assign, convey or otherwise dispose of (“Transfer”) to any Person, or create or permit to exist any lien or security interest on all or any part of its interest in the 2-Year Loans, without the prior written consent, of the Administrative Agent and Borrower (which consent will not be unreasonably withheld); provided that: (a) any such Transfer except a Transfer to another Syndication Party or a Transfer by CoBank must be in a minimum amount of $5,000,000.00; (b) each Syndication Party must maintain an Individual 2-Year Commitment of no less than $5,000,000.00, unless it Transfers its entire Syndication Interest; (c) the transferee must execute an agreement substantially in the form of Exhibit 14.25 hereto (“Syndication Acquisition Agreement”) and assume all of the transferor’s obligations hereunder and execute such documents as the Administrative Agent may reasonably require; and (d) the Syndication Party making such Transfer must pay the Administrative Agent an assignment fee of $3,500.00. Any Syndication Party may participate any part of its interest in the 2-Year Loans to any Person with the prior written consent of the Administrative Agent and Borrower (which consent will not be unreasonably withheld, provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default), provided that no such consent shall be required where the participant is a Person at least fifty percent (50%) the equity interest in which is owned by such Syndication Party or which owns at least fifty percent (50%) of the equity interest in such Syndication Party or at least fifty percent (50%) of the equity interest of which is owned by the same Person which owns at least fifty percent (50%) of the equity interest of such Syndication Party, and each Syndication Party understands and agrees that in the event of any such participation: (x) its obligations hereunder will not change on account of such participation; (y) except as provided in Section 14.26 hereof, the participant will have no rights under this Credit Agreement, including, without limitation, voting rights or the right to receive payments or distributions; and (z) the Administrative Agent shall continue to deal directly with the Syndication Party with respect to the 2-Year Loans (including with respect to voting rights) as though no participation had been granted and will not be obligated to deal directly with any participant. Notwithstanding any provision contained herein to the contrary, any Syndication Party may at any time pledge or assign all or any portion of its interest in the 2-Year Loans to any Federal Reserve Bank or the Federal Farm Credit Bank in accordance with applicable law. CoBank reserves the right to sell participations on a non-patronage basis.

     14.26 Certain Participants’ Voting Rights. All Persons who at any time purchase a participation interest in the interest of CoBank as a Syndication Party hereunder may, in the sole discretion of CoBank (or as required in any agreement under which such purchase is made and governed), be allowed to vote hereunder, on a dollar basis, on any matter requiring or allowing CoBank, in its capacity as a Syndication Party, to provide or withhold its consent, or to otherwise vote on any proposed action; provided that no such Person shall have any voting rights unless and until CoBank shall have provided written notice to the Administrative Agent indicating (a) the name of such Person and (b) the dollar amount of such Persons participation interest as to which such voting rights shall be accorded (the Persons to whom CoBank has accorded such voting rights, and with respect to which CoBank has provided the required notice to the Administrative Agent, are referred to as “Voting Participants”).

     14.27 Method of Making Payments. Payment and transfer of all amounts owing or to be paid or remitted hereunder, including, without limitation, payment of the Advance Payment by Syndication Parties, and distribution of principal or interest payments or fees or other amounts by the Administrative Agent, shall be by wire transfer in accordance with the instructions contained on Exhibit 14.27 hereto (“Wire Instructions”).

     14.28 Events of Syndication Default/Remedies.

          14.28.1 Syndication Party Default. Any of the following occurrences, failures or acts, with respect to any of the Syndication Parties shall constitute an “Event of Syndication Default” hereunder by such party: (a) if any representation or warranty made by such party in this Credit Agreement shall be found to have been untrue in any material respect; (b) if such party fails to make any distributions or payments required under this Credit Agreement within five (5) days of the date required; (c) if such party breaches any other covenant, agreement, or provision of this Credit Agreement which breach shall have continued uncured for a period of thirty (30) consecutive days after such breach first occurs, unless a shorter period is required to avoid prejudicing the rights and position of the other Syndication Parties; (d) if any agency having supervisory authority over such party, or any creditors thereof, shall file a petition to reorganize or liquidate such party pursuant to any applicable federal or state law or regulation and such petition shall not be discharged or denied within fifteen (15) days after the date on which it is filed; (e) if by the order of a court of competent jurisdiction or by any appropriate supervisory agency, a receiver, trustee or liquidator shall be appointed for such party or for all or any material part of its property or if such party shall be declared insolvent; or (f) if such party shall be dissolved, or shall make an assignment for the benefit of its creditors, or shall file a petition seeking to take advantage of any debtors’ act, including the bankruptcy act, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or liquidator of all or any material part of its property.

          14.28.2 Remedies. Upon the occurrence of an Event of Syndication Default, the non-defaulting parties, acting by, or through the direction of, a simple majority (determined based on the ratio of their Individual 2-Year Commitments to the Aggregate Commitment) of the non-defaulting parties, may, in addition to any other remedy specifically set forth in.this Credit Agreement, have and exercise any and all remedies available generally at law or equity, including the right to damages and to specific performance.

     14.29 Withholding Taxes. Each Syndication Party represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Administrative Agent and to Borrower such forms, certifications, statements and other documents as the Administrative Agent or Borrower may request from time to time to evidence such Syndication Party’s exemption from the withholding of any tax imposed by any jurisdiction or to enable the Administrative Agent or Borrower, as the case may be, to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Syndication Party is not created or organized under the laws of the United States of America or any state thereof, such Syndication Party will furnish to the Administrative Agent and Borrower IRS Form 4224 or Form 1001, or such other forms, certifications, statements or documents, duly executed and completed by such Syndication Party, as evidence of such Syndication Party’s exemption from the withholding of United States tax with respect thereto. Notwithstanding anything herein to the contrary, Borrower shall not be obligated to make any payments hereunder to such Syndication Party until such Syndication Party shall have furnished to the Administrative Agent and Borrower the requested form, certification, statement or document.

     14.30 Amendments Concerning Agency Function. The Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Credit Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior written consent thereto.

     14.31 Further Assurances. The Administrative Agent and each Syndication Party agree to take whatever steps and execute such documents as may be reasonable and necessary to implement this Article 16 and to carry out fully the intent thereof.

ARTICLE 15. MISCELLANEOUS

     15.1 Costs and Expenses. To the extent permitted by law, Borrower agrees to pay to the Administrative Agent and the Syndication Parties, on demand, all reasonable out-of-pocket costs and expenses (a) incurred by the Administrative Agent (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent, and including fees and expenses incurred for consulting, appraisal, engineering, inspection, and environmental assessment services) in connection with the preparation, negotiation, and execution of the Fee Letter, and the Loan Documents and the transactions contemplated thereby, and processing the Borrowing Notices; and (b) incurred by the Administrative Agent or any Syndication Party (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent and the Syndication Parties) in connection with the enforcement or protection of the Syndication Parties’ rights under the Loan Documents upon the occurrence of an Event of Default or upon the commencement of an action by Borrower against the Administrative Agent or any Syndication Party, including without limitation collection of the 2-Year Loans (regardless of whether such enforcement or collection is by court action or otherwise). Borrower shall not be obligated to pay the costs or expenses of any Person whose only interest in the 2-Year Loans is as a holder of a participation interest.

     15.2 Service of Process and Consent to Jurisdiction. Borrower hereby agrees that any litigation with respect to this Credit Agreement or to enforce any judgment obtained against Borrower for breach of this Credit Agreement or under the 2-Year Notes or other Loan Documents may be brought in the courts of the State of Colorado and in the United States District Court for the District of Colorado (if applicable subject matter jurisdictional requirements are present), as the Administrative Agent may elect; and, by execution and delivery of this Credit Agreement, Borrower irrevocably submits to such jurisdiction. With respect to litigation concerning this Credit Agreement or under the 2-Year Notes or other Loan Documents within the jurisdiction of the courts of the State of Colorado or the United States District Court for the District of Colorado, Borrower hereby irrevocably appoints, until six (6) months after the expiration of the 2-Year Maturity Date (as it may be extended at anytime), a Person, such as The Corporation Company, with offices in Denver, Colorado and otherwise reasonably acceptable to the Administrative Agent to serve as the agent of Borrower to receive for and on behalf of Borrower at such agent’s Denver, Colorado office, service of process, which service may be made by mailing a copy of any summons or other legal process to Borrower in care of such agent. Borrower agrees that Borrower shall maintain a duly appointed agent in Colorado for service of summons and other legal process as long as Borrower remains obligated under this Credit Agreement and shall keep the Administrative Agent advised in writing of the identity and location of such agent. The receipt by such agent and/or by Borrower of such summons or other legal process in any such litigation shall be deemed personal service and acceptance by Borrower for all purposes of such litigation.

     15.3 Jury Waiver. IT IS MUTUALLY AGREED BY AND BETWEEN THE ADMINISTRATIVE AGENT, EACH SYNDICATION PARTY, AND BORROWER THAT THEY EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CREDIT AGREEMENT, THE 2-YEAR NOTES, OR THE OTHER LOAN DOCUMENTS.

     15.4 Notices. All notices, requests and demands required or permitted under the terms of this Credit Agreement shall be in writing and (a) shall be addressed as set forth below or at such other address as either party shall designate in writing, (b) shall be deemed to have been given or made: (i) if delivered personally, immediately upon delivery, (ii) if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt, (iii) if by nationally recognized overnight courier service with instructions to deliver the next Banking Day, one (1) Banking Day after sending, and (iv) if by United States Mail, certified mail, return receipt requested, five (5) days after mailing.

          15.4.1 Borrower:

          National Cooperative Refinery Association

          2000 Main Street
          P.O. Box 1404
          McPherson, Kansas 67460
          FAX: (316)241-5562
          Attention: John Buehrle

          15.4.2 Administrative Agent:

          CoBank, ACB

          5500 South Quebec Street
          Englewood, Colorado 80111
          FAX: (303)694-5830
          Attention: Syndications Coordinator, Corporate Finance Div.

          15.4.3 Syndication Parties:

          See signature pages to this Credit Agreement

     15.5 Liability of Administrative Agent. The Administrative Agent shall not have any liabilities or responsibilities to Borrower or any Subsidiary on account of the failure of any Syndication Party to perform its obligations hereunder or to any Syndication Party on account of the failure of Borrower or any Subsidiary to perform their respective obligations hereunder or under any other Loan Document.

     15.6 Successors and Assigns. This Credit Agreement shall be binding upon and inure to the benefit of Borrower, the Administrative Agent, and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all of the Syndication Parties.

     15.7 Severability. The invalidity or unenforceability of any provision of this Credit Agreement or the other Loan Documents shall not affect the remaining portions of such documents or instruments; in case of such invalidity or unenforceability, such documents or instruments shall be construed as if such invalid or unenforceable provisions had not been included therein.

     15.8 Entire Agreement. This Credit Agreement (together with all exhibits hereto, which are incorporated herein by this reference) and the other Loan Documents represent the entire understanding of the Administrative Agent, each Syndication Party, and Borrower with respect to the subject matter hereof and shall replace and supersede any previous agreements of the parties with respect to the subject matter hereof.

     15.9 Applicable Law. To the extent not governed by federal law, this Credit Agreement and the other Loan Documents, and the rights and obligations of the parties hereto and thereto shall be governed by and interpreted in accordance with the internal laws of the State of Colorado, without giving effect to any otherwise applicable rules concerning conflicts of law, except that matters regarding the creation, perfection and foreclosure upon security interests in real property interests shall be interpreted in accordance with the internal laws of the state where such property is located.

     15.10 Captions. The captions or headings in this Credit Agreement and any table of contents hereof are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Credit Agreement.

     15.11 Complete Agreement; Amendments. THIS CREDIT AGREEMENT, THE 2-YEAR NOTES, AND THE OTHER LOAN DOCUMENTS ARE INTENDED BY THE PARTIES HERETO TO BE A COMPLETE AND FINAL EXPRESSION OF THEIR AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT. BY INITIALING IN THE MARGIN, THE ADMINISTRATIVE AGENT, EACH SYNDICATION PARTY, AND BORROWER ACKNOWLEDGE AND AGREE THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN THEM WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. This Credit Agreement may not be modified or amended unless such modification or amendment is in writing and is signed by Borrower, the Administrative Agent, and all Syndication Parties (and each Syndication Party hereby agrees to execute any such amendment approved pursuant to Section 14.8 hereof). Borrower agrees that it shall reimburse the Administrative Agent for all fees and expenses incurred by the Administrative Agent in retaining outside legal counsel in connection with any amendment or modification to this Credit Agreement requested by Borrower.

     15.12 Additional Costs of Maintaining Loan. Borrower shall pay to the Administrative Agent from time to time such amounts as the Administrative Agent may determine to be necessary to compensate any Syndication Party for any increase in costs to such Syndication Party which the Administrative Agent determines, based on information presented to it by such Syndication Party, are attributable to such Syndication Party’s making or maintaining an Advance hereunder or its obligation to make such Advance, or any reduction in any amount receivable by such Syndication Party under this Credit Agreement or the 2-Year Notes payable to it in respect to such Advance or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Credit Agreement in United States federal, state, municipal, or foreign laws or regulations (including Regulation D of the Federal Reserve Board), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Syndication Party of or under any United States federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (a) changes the basis of taxation of any amounts payable to such Syndication Party under this Credit Agreement or the 2-Year Notes payable to such Syndication Party in respect of such Advance (other than taxes imposed on the overall net income of such Syndication Party); or (b) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Syndication Party; or (c) imposes any other condition affecting this Credit Agreement or the 2-Year Notes payable to such Syndication Party (or any of such extensions of credit or liabilities). The Administrative Agent will notify Borrower of any event occurring after the date of this Credit Agreement which will entitle such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, the Administrative Agent shall include with such notice, a certificate from such Syndication

Party setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by the Administrative Agent for purposes of this Section of the effect of any Regulatory Change on the costs of such Syndication Party of making or maintaining an Advance or on amounts receivable by such Syndication Party in respect of Advances, and of the additional amounts required to compensate such Syndication Party in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

     15.13 Capital Requirements. In the event that the introduction of or any change in: (a) any law or regulation; or (b) the judicial, administrative, or other governmental interpretation of any law or regulation; or (c) compliance by any Syndication Party or any corporation controlling any such Syndication Party with any guideline or request from any governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Syndication Party or any corporation controlling such Syndication Party, and such Syndication Party certifies that such increase is based in any part upon such Syndication Party’s obligations hereunder with respect to the 2-Year Loans, and other similar obligations, Borrower shall pay to such Syndication Party such additional amount as shall be certified by such Syndication Party to the Administrative Agent and to Borrower to be the net present value (discounted at the Base Rate) of (x) the amount by which such increase in capital reduces the rate of return on capital which such Syndication Party could have achieved over the period remaining until the applicable 2-Year Maturity Date, but for such introduction or change, (y) multiplied by the product of such Syndication Party’s Individual 2-Year Pro Rata Share times the applicable Aggregate Commitment(s). The Administrative Agent will notify Borrower of any event occurring after the date of this Credit Agreement that will entitle any such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and of such Syndication Party’s determination to request such compensation. The Administrative Agent shall include with such notice, a certificate from such Syndication Party setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by any Syndication Party for purposes of this Section of the effect of any increase in the amount of capital required to be maintained by any such Syndication Party and of the amount of compensation owed to any such Syndication Party under this Section shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

     15.14 Replacement Notes. Upon receipt by Borrower of evidence satisfactory to it of: (a) the loss, theft, destruction or mutilation of any 2-Year Note, and (in case of loss, theft or destruction) of the agreement of the Syndication Party to which the 2-Year Note was payable to indemnify Borrower, and upon surrender and cancellation of such 2-Year Note, if mutilated; or (b) the assignment by any Syndication Party of its interest hereunder and the 2-Year Notes relating thereto, or any portion thereof, pursuant to this Credit Agreement, then Borrower will pay any unpaid principal and interest (and Funding Losses, if applicable) then or previously due and payable on such 2-Year Notes and will (upon delivery of such 2-Year Notes for cancellation, unless covered by subparagraph (a) of this Section) deliver in lieu of each such 2-Year Note a new 2-Year

Note or, in the case of an assignment of a portion of any such Syndication Party’s Interest, new 2-Year Notes, for any remaining balance. All Notes executed pursuant to this Section shall be dated as of December 21, 1999. The Syndication Parties shall, as soon as practical after receipt of such new executed Notes, return to Borrower the Note, if any, which has been replaced by such new Note or Notes.

     15.15 Patronage Payments. Borrower acknowledges and agrees that: (a) only that portion of the 2-Year Loans represented by CoBank’s Individual 2-Year Pro Rata Share which is retained by CoBank for its own account is entitled to patronage distributions in accordance with CoBank’s bylaws and its practices and procedures related to patronage distribution; and (b) any patronage, or similar, payments to which Borrower is entitled on account its ownership of Bank Equity Interests or otherwise will not be based on any portion of CoBank’s interest in the 2-Year Loans in which CoBank has at any time granted a participation interest.

     15.16 Mutual Release. Upon full indefeasible payment and satisfaction of the Bank Debt and 2-Year Notes and the other obligations contained in this Credit Agreement, the parties, including Borrower, the Administrative Agent, and each Syndication Party shall, except as provided in Article 12 hereof and except with respect to Borrower’s reimbursement obligation to the issuer of each Negotiated Letter of Credit with an expiry date beyond the Maturity Date, thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability, or obligation in connection with the Bank Debt.

     15.17 Liberal Construction. This Credit Agreement constitutes a fully negotiated agreement between commercially sophisticated parties, each assisted by legal counsel, and shall not be construed and interpreted for or against any party hereto.

     15.18 Counterparts. This Credit Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

     15.19 Confidentiality. Each Syndication Party shall maintain the confidential nature of, and shall not use or disclose, any of Borrower’s financial information, confidential information or trade secrets without first obtaining Borrower’s written consent. Nothing in this Section shall require any Syndication Party to obtain such consent after there is an Event of Default. The obligations of the Syndication Parties shall in no event apply to: (a) providing information about Borrower to any financial institution contemplated in Sections 14.6, 14.14, and 14.19 hereof, or to such Syndication Party’s parent holding company or any of such Syndication Party’s Affiliates; (b) any situation in which any Syndication Party is required by Law or required by any Governmental Authority to disclose information; (c) providing information to counsel to any Syndication Party in connection with the transactions contemplated by the Loan Documents; (d) providing information to independent auditors retained by the such Syndication Party; (e) any information that is in or becomes part of the public domain otherwise than through a wrongful act of such Syndication Party or any of its employees or agents thereof; (f) any information that is in the possession of any Syndication Party prior to receipt thereof from Borrower or any other Person known to such Syndication Party to be acting on behalf of Borrower; (g) any information that is independently developed by any Syndication Party; and (h) any information that is disclosed to any Syndication Party by a third party that has no obligation of confidentiality with respect to the information disclosed. A Syndication Party’s confidentiality requirements continue after it is no longer a Syndication Party under this Credit Agreement.

     15.20 Automatic Amendment to Loan Documents. Upon the Effective Date, (a) each reference to “Credit Agreement” (by whatever name) in each of the other Loan Documents, including, without limitation, each of the 2-Year Notes, shall be deemed to be a reference to this 2003 Amended and Restated Credit Agreement, as it shall be amended, extended, or replaced from time to time, and (b) each reference to the “364- Day Notes” in any of the Loan Documents, shall be deemed to be a reference to the 2- Year Notes.

     15.21 Affect of Amended and Restated Credit Agreement. This Credit Agreement shall be effective from the Effective Date forward, and the execution of this Credit Agreement shall not relieve any party to the 2002 Restated Credit Agreement from their respective obligations thereunder for the period from the Effective Date of the Original Credit Agreement to the Effective Date of this Credit Agreement or from any liability for the failure to perform such obligations or from any liability arising out of indemnification obligations under the Original Credit Agreement or the 2002 Restated Credit Agreement.

     15.22 Release. BORROWER HEREBY RELEASES, WAIVES AND FOREVER DISCHARGES ADMINISTRATIVE AGENT AND EACH SYNDICATION PARTY AND EACH OF THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS FROM ALL KNOWN AND UNKNOWN, ABSOLUTE AND CONTINGENT, CLAIMS, DEFENSES, SETOFFS, COUNTERCLAIMS, CAUSES OF ACTION, ACTIONS, SUITS OR OTHER LEGAL PROCEEDINGS OF ANY KIND EXISTING OR ACCRUED AS OF THE DATE OF THIS CREDIT AGREEMENT IN FAVOR OF BORROWER

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this 2003 Amended and Restated Credit Agreement (2-Year Revolving Loan) as of the date first above written.

BORROWER: NATIONAL COOPERATIVE REFINERY ASSOCIATION, a cooperative marketing association formed under the laws of the State of Kansas
By:	/s/ John G. Buehrle
Name:	John G. Buehrle
Title:	Vice President-Finance

ADMINISTRATIVE AGENT: COBANK, ACB
By:	/s/ Michael Tousignant
Name:	Michael Tousignant
Title:	Vice President

SYNDICATION PARTIES:

CoBank, ACB

By:	/s/ Michael Tousignant

Name: Michael Tousignant
Title: Vice President

Contact Name: Michael Tousignant
Title: Vice President
Address:	5500 S. Quebec Street
Greenwood Village, CO 80111
Phone No.: (303) 694-5838
Fax No.: (303) 694-5830
Individual 2-Year Commitment: $7,500,000.00
Payment Instructions:
CoBank, ACB
ABA No.: 307088754
Acct. Name: NCRA
Account No.: ____________________
Reference: NCRA

SYNDICATION PARTIES:

U.S. AgBank, FCB, f/k/a Farm Credit Bank of Wichita

By: /s/ Travis W. Ball

Name: Travis W. Ball
Title: Vice President

Contact Name:
Title: Vice President
Address:	245 N. Waco
Wichita, Kansas 67202
Phone No.: (316) 266-5100
Fax No.: (316) 266-5121
Individual 2-Year Commitment: $7,500,000.00
Payment Instructions:
U.S. AgBank, FCB
ABA No.: 101104562
Acct. Name: FarmCreditWich
Account No.: ________________
Attn.: Sandra Lahar

A

EXHIBIT 1.21
to 2003 Amended and Restated Credit Agreement

COMPLIANCE CERTIFICATE

National Cooperative Refinery Association

CoBank, ACB
5500 South Quebec Street
Greenwood Village, Colorado 80111

     ATTN: Administrative Agent, National Cooperative Refinery Association Loan

Gentlemen:

     As required by Subsections 10.2.1 and 10.2.2 of that certain 2003 Amended and Restated Credit Agreement (“Credit Agreement”) dated as of December 16, 2003, by and between National Cooperative Refinery Association (“Company”), CoBank, ACB, in its capacity as Administrative Agent and as a Syndication Party, and the other Syndication Parties signatory thereto, a review of the activities of the Company for the [Fiscal Quarter ending                , 200  ] [fiscal year ending                , 200  ] (the “Fiscal Period”) has been made under my supervision with a view to determine whether the Company has kept, observed, performed and fulfilled all of its obligations under the Credit Agreement and all other agreements and undertakings contemplated thereby. To the best of my knowledge, and based upon such review, I certify, in my capacity as [Chief Financial Officer] OR [corporate treasurer] of the Company, that no event has occurred which constitutes, or which with the passage of time or service of notice, or both, would constitute, an Event of Default or a Potential Default as defined in the Credit Agreement.

     I further certify that (a) to the best of my knowledge the amounts set forth on the attachment accurately present amounts required to be calculated on a consolidated basis for Borrower (including Borrower’s earnings on account of its minority interest in Osage Pipe Line Company and in Kaw Pipe Line Company) and its Subsidiary Cooperative Refining, LLC with respect to the financial covenants contained in the Credit Agreement as of the last day of the Fiscal Period (unless expressly specified herein) and (b) also attached as Schedule A are detailed calculations showing how such amounts were determined. All capitalized terms used, but not defined, herein and on the attachment have the identical meaning as in the Credit Agreement.

Very truly yours, National Cooperative Refinery Association
By:

Name:

Title:	Chief Financial Officer/Treasurer

Capitalized terms used herein shall have the definitions set forth in the Credit Agreement.

SUBSECTION 10.16.1: DEBT TO EBITDA RATIO

Test:	Measured over the immediately preceding four (4) Fiscal Quarters: (a) Debt divided by (b) EBITDA.

Target: Not in excess of 3.00 to 1.00 at any time.

Debt to EBITDA Ratio (Actual)
As of Fiscal Quarter ended / /

SUBSECTION 10.16.2: MINIMUM NET WORTH

Test:	Measured at the end of each Fiscal Quarter, Net Worth.

Target: Not less than $340,000,000.00.

Net Worth
As of Fiscal Quarter ended / /	$

SUBSECTION 10.16.3: INTEREST COVERAGE RATIO

Test:	Measured over the immediately preceding four (4) Fiscal Quarters: (a) EBIT divided by (b) Interest Expense.

Target: Not less than 2.25 to 1.00 as of the last day of each Fiscal Quarter.

Interest Coverage Ratio (actual)
As of Fiscal Quarter ended / /	to 1.00

2

SUBSECTION 10.16.4: MINIMUM WORKING CAPITAL

Test: Current assets minus current liabilities.

Target: Not less than $20,000,000.00 as of the last day of each Fiscal Quarter for each Fiscal Year

Current assets minus current liabilities (Actual)
As of Fiscal Quarter ended / /	$

SCHEDULE A
DETAILED CALCULATIONS

DEBT TO EBITDA (000’s)

Debt (current measurment period)
Current Portion Long Term Debt
Capital Leases
364-Day Facility
Other
Total Debt

EBITDA (rolling 4 quarters)
Net Income
Interest Expense
Federal and State Income Taxes
Extraordinary Losses
Depreciation
Amortization
Less:
Extraordinary Gains
Non-cash Patronage Income
Cash Patronage Dividends Paid
Total EBITDA

Debt to EBITDA Ratio

Maximum Ratio Permitted	3.00 to 1.00

3

MINIMUM NET WORTH (000’s)

Total Assets	$
Less Total Liabilities	$

Net Worth	$

INTEREST COVERAGE RATIO (000’s)

EBIT (rolling 4 quarters)
Net Income
Interest Expense
Federal and State Income Taxes
Extraordinary Losses
Less:
Extraordinary Gains
Non-cash Patronage Income
Cash Patronage Dividends Paid
Total EBIT

Interest Expense (rolling 4 quarters)

EBIT to Interest

Minimum Ratio Permitted	2.25 to 1.0

WORKING CAPITAL

Current Assets	$
Less Current Liabilities	$

Working Capital	$

4

EXHIBIT 1.76
to 2003 Amended and Restated Credit Agreement

Subsidiaries

Kaw Pipe Line Co.	66.667%
Osage Pipeline Co.	41.18%
Jayhawk Pipeline, L.L.C.	100%

EXHIBIT 2.3
to 2003 Amended and Restated Credit Agreement

2-YEAR BORROWING NOTICE NO.

, 200

To:	The Administrative Agent

From:	National Cooperative Refinery Association (“Borrower”)

Re:	2003 Amended and Restated Credit Agreement (as amended from time to time, the “Credit Agreement”) dated as of December 16, 2003, among Borrower, CoBank, ACB (“CoBank” and, in its capacity as such, the “Administrative Agent”), and the other Syndication Parties signatory thereto.

     Pursuant to Section 2.3 of the Credit Agreement, Borrower hereby gives notice of its desire to receive an Advance in accordance with the terms set forth below (all capitalized terms used herein and not defined herein shall have the meaning given them in the Credit Agreement):

(a)	The Advance requested pursuant to this 2-Year Borrowing Notice shall be made on , 20 [the date inserted must be a Banking Day and [the same Banking Day as] 1 [not less than three (3) Banking Days from]2 the date hereof].

(b)	The aggregate principal amount of the 2-Year Pro Rata Advance requested hereunder shall be Dollars ($ ).

(c)	The 2-Year Pro Rata Advance requested hereunder shall initially bear interest at the [select one]:

[ ] Base Rate and be treated as a Base Rate Loan;

[ ] LIBO Rate and be treated as a LIBO Rate Loan.

(d)	If the LIBO Rate is selected, the initial LIBO Rate Period shall be a month period [select one, two, three, or six month period].

NATIONAL COOPERATIVE REFINERY ASSOCIATION

By:
Name:
Title:

[1]Applicable only to Base Rate Loans

[2]Applicable only to LIBOR Loans

EXHIBIT 2.4
2003 Amended and Restated Credit Agreement

2-YEAR FACILITY NOTE

$	Effective Date: December 21, 1999

     FOR VALUE RECEIVED, NATIONAL COOPERATIVE REFINERY ASSOCIATION, a Kansas cooperative marketing association (“Maker”), promises to pay to the order of          (“Payee”) at the office of the Administrative Agent (as defined in the Credit Agreement), c/o Bank, ACB at 5500 South Quebec Street, Englewood, Colorado 80111, or such other place as the Administrative Agent shall direct in writing, the principal sum of                   Dollars ($                  ) or, if less, the amount outstanding under this Note for Advances (including Overnight Advances if Payee is the Overnight Lender) made pursuant to the Credit Agreement dated as of December 21, 1999, as replaced by the 2002 Amended and Restated Credit Agreement dated as of December 17, 2002, and as replaced by the 2003 Amended and Restated Credit Agreement dated as of December 16, 2003, by and between CoBank, ACB (for its own benefit as a Syndication Party, and as the Administrative Agent for the benefit of the present and future Syndication Parties as named or defined therein), the Syndication Parties signatory thereto, and Maker (as it may be amended from time to time in the future, the “Credit Agreement”) and any Bank Debt related thereto. This Note is issued and delivered to Payee pursuant to the Credit Agreement. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings as set forth in the Credit Agreement.

     The unpaid balance of this Note from time to time outstanding shall bear interest as set forth in the Credit Agreement. Interest shall be payable as provided in the Credit Agreement. Principal shall be payable on the 2-Year Maturity Date and as otherwise provided in the Credit Agreement. This Note has been issued by Maker to Payee pursuant to the Credit Agreement and reference is made thereto for specific terms and conditions under which this Note is made and to which this Note is subject.

     This Note is subject to voluntary and mandatory prepayments as set forth in the Credit Agreement. Amounts repaid may be reborrowed during the 2-Year Availability Period. Upon the occurrence of an Event of Default, Maker agrees that the Administrative Agent and the Payee shall have all rights and remedies set forth in the Credit Agreement, including without limitation the rights of acceleration set forth in the Credit Agreement. In addition, the Administrative Agent and the Payee shall have the right to recover all costs of collection and enforcement of this Note as provided in the Credit Agreement.

     Maker and any endorser, guarantor, surety or assignor hereby waives presentment for payment, demand, protest, notice of protest, and notice of dishonor and nonpayment of this Note, and all defenses on the ground of delay, suretyship, impairment of collateral, or of extension of time at or after maturity for the payment of this Note.

     This Note shall be governed in all respects by the law of the State of Colorado.

Maker:

NATIONAL COOPERATIVE REFINERY ASSOCIATION
a Kansas cooperative marketing association

By:
Name:
Title:

EXHIBIT 8.3
to 2003 Amended and Restated Credit Agreement

None.

************************************************************************

EXHIBIT 8.8
to 2003 Amended and Restated Credit Agreement

None.

************************************************************************

EXHIBIT 8.18
to 2003 Amended and Restated Credit Agreement

None.

EXHIBIT 8.9
to 2003 Amended and Restated Credit Agreement

Required Licenses

1.	CCR Platforming Contact (Amended Platforming Process Contract)

2.	FCC Contract

3.	Butamer Contract

4.	Unifining Process Contract

5.	Merox Contract

6.	HF Alky Contract

7.	Computer Associates License

8.	General Electric License

9.	Macro 4 Inc. License

10.	JD Edwards License

EXHIBIT 8.10
to 2003 Amended and Restated Credit Agreement

Employee Benefit Plans

Employee Retirement Plan

Savings & Retirement Plans (Supplemental)

Thrift Plan (Non-Union)

Union Savings Plan

Union & Non-Union Medical & Dental Plans

Union & Non-Union Long Term Disability

Union & Non-Union Life Insurance

Cafeteria Plan (Union & Non-Union)

EXHIBIT 8.11
to 2003 Amended and Restated Credit Agreement

Equity Investments

	Subsidiary	Investment
1.	Jayhawk Pipeline, L.L.C.	$28,886,691.00
2.	Kaw Pipe Line Co.	1,755,902.00
3.	Osage Pipeline Co.	11,773,239.00

EXHIBIT 11.1
to 2003 Amended and Restated Credit Agreement

Existing Indebtedness

CoBank Agreement
Number	Indebtedness
TT8127 8888800018	$0.00
8888800023	9,000,000.00
8888800022	5,250.000.00

Total CoBank	$14,250,000.00
McPherson Office Building - IRB	$1,000,000.00

Total	$15,250,000.00

EXHIBIT 14.25
to 2003 Amended and Restated Credit Agreement
(2-Year Revolving Loan)

SYNDICATION ACQUISITION AGREEMENT

     This Syndication Acquisition Agreement entered into this    day of    , 200    (“Effective Date”) pursuant to the Credit Agreement (as defined below) by and between CoBank, ACB, in its capacity as the Administrative Agent under the Credit Agreement (in such role, “Administrative Agent”),                , a Syndication Party under the Credit Agreement (“Transferor”), and                (“Purchaser”).

Recitals

     A. Pursuant to the 2003 Amended and Restated Credit Agreement (2-Year Revolving Loan) by and between Administrative Agent, the Syndication Parties named therein, and National Refinery Cooperative Association (“Borrower”), dated December 16, 2004 (“Credit Agreement”), the Syndication Parties (“Original Syndication Parties”) have agreed to provide, limited to their respective Individual 2-Year Commitments and Individual 2-Year Pro Rata Shares, financing to Borrower in the maximum aggregate amount of $15,000,000.00, to be used for the purposes set forth in the Credit Agreement.

     B. Transferor wishes to sell and assign a portion of its Individual commitment and Individual Pro Rata Share and its obligations in connection therewith (“Syndication Interest”), and Purchaser wishes to purchase and assume such Syndication Interest [IF TRANSFEROR IS ALSO THE ADMINISTRATIVE AGENT, INSERT THE FOLLOWING(as Syndication Party, and not as Administrative Agent)] under the Credit Agreement.

Agreement

     For good and valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, and each to induce the others to enter into this Syndication Acquisition Agreement (“Agreement”), the parties hereto hereby agree as follows:

     DEFINITIONS

     Capitalized terms used herein without definition shall have the meaning given them in the Credit Agreement, if defined therein.

     “Loan” as used herein shall mean the 2-Year Loans made available to Borrower under the Credit Agreement.

1. PURCHASE AND SALE OF SYNDICATION INTEREST.

1.1. Purchaser hereby purchases from Transferor and Transferor hereby sells to Purchaser, pursuant to the terms and conditions contained herein and in Article 14 of the Credit Agreement, a Syndication Interest equal to (a) an Individual 2- Year Commitment of $                (“Purchaser’s 2-Year Commitment Amount”), and (b) an Individual 2-Year Pro Rata Share equal to    %

(“Purchaser’s 2-Year Pro Rata Share”), and a proportionate undivided interest in the Loan Documents (other than the Notes payable to the other Syndication Parties), and all applicable amounts owing and all applicable payments made by Borrower thereunder (excluding Borrower’s obligation to purchase Bank Equity Interests, and patronage dividends and patronage shares paid or payable on account of such Bank Equity Interests). Purchaser’s obligation as set forth above to purchase the Syndication Interest shall, subject to the terms and conditions hereof and of Article 14 of the Credit Agreement, be continuing, unconditional, and irrevocable. Purchaser’s acquisition of the Syndication Interest shall be without recourse to Transferor and shall not be construed as a loan from Purchaser to Transferor.

1.2. Purchaser agrees to remit to Transferor on the Effective Date, the amount of $          ,being the Present Balance (as defined below) multiplied by Purchaser’s 2-Year Pro Rata Share.

1.3. Purchaser agrees to, as of the Effective Date, and at all times thereafter, comply with all of the obligations of a Syndication Party holding an Individual 2-Year Commitment as such obligations are set forth in the Credit Agreement.

1.4. Purchaser agrees to pay to Administrative Agent on the Effective Date: (a) a fee in the amount of $3,500.00 for processing Purchaser’s acquisition of the Syndication Interest, and (b) Administrative Agent’s out of pocket fees and expenses incurred in connection with the transaction described herein, including its attorney’s fees.

2. PURCHASER’S REPRESENTATIONS, WARRANTIES, AND AGREEMENTS.

2.1. Purchaser represents and warrants that: (a) the making and performance of this Agreement including its agreement to be bound by the Credit Agreement is within its power and has been duly authorized by all necessary corporate and other action by it; (b) this Agreement is in compliance with all applicable laws and regulations promulgated thereunder and entering into this Agreement and performance of its obligations hereunder and under the Credit Agreement will not conflict with nor constitute a breach of its charter or by-laws nor any agreements by which it is bound, and will not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution, delivery and performance of its duties under this Agreement and the Credit Agreement (d), this Agreement has been duly executed by it, and, this Agreement and the Credit Agreement, constitute its legal, valid, and binding obligation, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity); and (e) the act of entering into and performing its obligations under this Agreement and the Credit Agreement have been approved by its board of directors at an authorized meeting thereof (or by written consent in lieu of a meeting) and such action was duly noted in the written minutes of such meeting,

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and that it will furnish Administrative Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.

2.2. Purchaser further represents that it is entitled to receive any payments to be made to it under the Credit Agreement without the withholding of any tax and will furnish to Administrative Agent and to Borrower such forms, certifications, statements and other documents as Administrative Agent or Borrower may request from time to time to evidence Purchaser’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Administrative Agent or Borrower, as the case may be, to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if Purchaser is not created or organized under the laws of the United States of America or any state thereof, Purchaser will furnish to Administrative Agent and Borrower IRS Form 4224 or Form 1001, or such other forms, certifications, statements or documents, duly executed and completed by Purchaser, as evidence of Purchaser’s exemption from the withholding of United States tax with respect thereto. Notwithstanding anything herein to the contrary, Borrower shall not be obligated to make any payments to Purchaser until Purchaser shall have furnished to Administrative Agent and Borrower the requested form, certification, statement or document.

2.3. Purchaser acknowledges receipt of true and correct copies of all Loan Documents from Transferor and agrees and represents that: (a) it has relied upon its independent review (i) of the Loan Documents, and (ii) any information independently acquired by it from Borrower or otherwise in making its decision to acquire an interest in the Loan independently and without reliance on Transferor or Administrative Agent; (b) it has obtained such information as it deems necessary (including any information it independently obtained from Borrower or others) prior to making its decision to acquire the Syndication Interest; (c) it has made its own independent analysis and appraisal of and investigation into Borrower’s authority, business, operations, financial and other condition, creditworthiness, and ability to perform its obligations under the Loan Documents and has relied on such review in making its decision to acquire the Syndication Interest, and will continue to rely solely upon its independent review of the facts and circumstances related to Borrower, and without reliance upon Transferor or Administrative Agent, in making future decisions with respect to all matters under or in connection with the Loan Documents and its participation in the Loan as a Syndication Party.

2.4. Purchaser acknowledges and agrees that: (a) neither Administrative Agent nor Transferor has made any representation or warranty, except as expressly stated in the Credit Agreement and this Agreement, nor do they assume any responsibility with respect to the due execution, validity, sufficiency, enforceability or collectibility of the Loan, the Loan Documents or the Notes or with respect to the accuracy and completeness of matters disclosed, represented or warranted in the Loan Documents by Borrower (including financial matters); (b) neither Administrative Agent nor Transferor assumes any responsibility for the financial condition of Borrower or for the performance of Borrower’s obligations under the Loan Documents; (c) except as otherwise expressly provided in this Agreement or the Credit Agreement, neither Transferor nor Administrative Agent nor any other Syndication Party shall have any duty or

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responsibility to furnish to any other Syndication Parties any credit or other information concerning Borrower which may come into its or their possession.

2.5. Purchaser: (a) represents that it has acquired and is retaining the Syndication Interest in the Loan for its own account in the ordinary course of its banking or financing business and not with a view toward the sale, distribution, further participation, or transfer thereof; (b) agrees that it will not sell, assign, convey or otherwise dispose of (“Transfer”), or create or permit to exist any lien or security interest on, all or any part of its Syndication Interest in the Loan without the prior written consent of Administrative Agent and Borrower (which consent will not be unreasonably withheld), provided that (i) any such Transfer (except a Transfer to another Syndication Party) must be made in compliance with the applicable provisions of the Credit Agreement and be in a minimum amount of the lesser of (A) $5,000,000.00 or (B) the full amount of Purchaser’s Individual 2-Year Commitment, and (ii) the Syndication Party making such Transfer must pay Administrative Agent an assignment fee of $3,500.00 (“Assignment Fee”); (c) understands and agrees that it may, with the prior written consent of Administrative Agent and Borrower (which consent will not be unreasonably withheld), in compliance with the applicable provisions of the Credit Agreement, participate any part of its Syndication Interest in the Loan to any Person, and that in the event of any such participation (i) neither its Individual Commitment nor the Pro Rata Share, as applicable, will change on account of such participation, and (ii) Administrative Agent shall continue to deal directly with Purchaser with respect to the Loan and Purchaser’s Syndication Interest as though no participation had been granted and will not be obligated to deal directly with any participant; and (d) agrees that it will not divulge any non- public information regarding Borrower which it acquires on account of its being a Syndication Party to any third Persons not an employee or agent of Purchaser except (i) as may be required by law, rule, regulation, or court order, (ii) in connection with an examination of its books or affairs by any of its regulatory agencies or accountants, or (iii) in connection with a Transfer of, or the sale of a participation interest in, its Syndication Interest in accordance with the Credit Agreement.

2.6. Purchaser:

2.6.1 Irrevocably consents and submits to the non-exclusive jurisdiction of the courts of the State of Colorado and the United States District Court for the District of Colorado and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or the Credit Agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or the Credit Agreement or the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above.

2.6.2 With respect to litigation concerning this Agreement or the Credit Agreement within the jurisdiction of the courts of the State of Colorado or the United States District Court for the District of Colorado: (a) hereby irrevocably appoints CT Corporation Systems, 1600 Broadway, Denver, Colorado 80202, as

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its agent to receive for and on its behalf, service of process, which service may be made by mailing a copy of any summons or other legal process to such party in care of such agent, and agrees to provide Administrative Agent with satisfactory proof and acceptance of such appointment; (b) agrees that it shall maintain a duly appointed agent for service of summons and other legal process as long as it remains obligated under the Credit Agreement and shall keep Administrative Agent advised in writing of the identity and location of such agent, and, if it changes agents, agrees to provide Administrative Agent with satisfactory proof of the appointment and acceptance of such new agent; (c) agrees that the receipt by such agent and/or by it of such summons or other legal process in any such litigation shall be deemed personal service and acceptance by Purchaser for all purposes of such litigation; (d) in the event it shall fail to maintain a duly appointed agent for service of summons as required by this Subsection, it hereby waives personal service of any and all process upon it and consents that all such service or process may be made by certified mail (return receipt requested) directed to its address set forth in Section 15.4 of the Credit Agreement (as provided herein) and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at the option of the party making such service, by service in any other manner provided under the rules of any such courts; and (e) within thirty (30) days after such service, Purchaser shall appear in answer to such process, failing which it shall be deemed in default and judgment may be entered against it for the amount of the claim and other relief requested.

2.6.3 HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR THE CREDIT AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE CREDIT AGREEMENT OR THE TRANSACTIONS RELATED THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. PURCHASER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT, AGENT, TRANSFEROR, OR ANY SYNDICATION PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF PURCHASER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

3. REPRESENTATIONS OF ADMINISTRATIVE AGENT AND TRANSFEROR.

3.1. Transferor and Administrative Agent represent and warrant that the total amount of principal and interest advanced (as to principal) and outstanding as of the Effective Date (“Present Balance”) is $           .     .

4. GENERAL.

4.1. Schedule 1 as referred to in the Credit Agreement is hereby revised to read as Schedule 1 attached hereto.

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4.2. Purchaser’s address for notice under Section 15.4 of the Credit Agreement shall be as set forth on its signature page below.

     IN WITNESS HEREOF, the parties hereto have caused this Syndication Acquisition Agreement to be executed as of the Effective Date by their duly authorized representatives.

Administrative Agent (as Administrative Agent):

COBANK, ACB

By:
Name:
Title:

Transferor:

By:
Name:
Title:

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Purchaser:

By:
Name:
Title: Vice President

Contact Name:
Title: Vice President
Address:

Phone No.:
Fax No.:
Individual 2-Year Commitment: $
Payment Instructions:

ABA No.:
Acct. Name: National Cooperative Refinery Association
Account No.:
Attn . :

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BORROWER’S CONSENT

     Borrower hereby signifies its consent to Transferor’s sale of the Syndication Interest to Purchaser as described above.

NATIONAL COOPERATIVE REFINERY ASSOCIATION

By:
Name:
Title:

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EXHIBIT 14.27

to 2003 Amended and Restated Credit Agreement

WIRE INSTRUCTIONS When funds are to be wired to CoBank, including in its role as the Administrative Agent, by any Syndication Party or by Borrower, the following wiring information must be used:

To:	CoBank, ACB
ABA # 3070-8875-4
NCRA
#20484 130
Attn: Cindy Cross

WIRE INSTRUCTIONS When funds are to be wired to any Syndication Party, the wiring information provided on the signature page of the Credit Agreement with respect to such Syndication Party (as it may be changed from time to time by notice to the Administrative Agent) must be used.

SCHEDULE 1
to 2003 Amended and Restated Credit Agreement

SYNDICATION PARTIES AND INDIVIDUAL COMMITMENTS

Syndication Party	Individual
Name/Address	2-Year Commitment
CoBank, ACB
5500 So. Quebec Avenue
Greenwood Village, Co 80111		$7,500,000.00

U.S. AgBank, FCB f/k/a Farm Credit Bank
of Wichita
245 N. Waco Street
Wichita, KS 67201 -2940		$7,500,000.00
	$
	$

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2-YEAR FACILITY NOTE

$ 7,500,000,00	Effective Date: December 21, 1999

     FOR VALUE RECEIVED, NATIONAL COOPERATIVE REFINERY ASSOCIATION, a Kansas cooperative marketing association (“Maker”), promises to pay to the order of COBANK, ACB (“Payee”) at the office of the Administrative Agent (as defined in the Credit Agreement), c/o Bank, ACB at 5500 South Quebec Street, Greenwood Village, Colorado 80111, or such other place as the Administrative Agent shall direct in writing, the principal sum of Seven million Five-hundred thousand AND No/100 Dollars ($7,500,000.00) or, if less, the amount outstanding under this Note for Advances (including Overnight Advances if Payee is the Overnight Lender) made pursuant to the Credit Agreement dated as of December 21, 1999, as replaced by the 2002 Amended and Restated Credit Agreement dated as of December 17, 2002, and as replaced by the 2003 Amended and Restated Credit Agreement dated as of December 16, 2003, by and between CoBank, ACB (for its own benefit as a Syndication Party, and as the Administrative Agent for the benefit of the present and future Syndication Parties as named or defined therein), the Syndication Parties signatory thereto, and Maker (as it may be amended from time to time in the future, the “Credit Agreement”) and any Bank Debt related thereto. This Note is issued and delivered to Payee pursuant to the Credit Agreement. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings as set forth in the Credit Agreement.

     The unpaid balance of this Note from time to time outstanding shall bear interest as set forth in the Credit Agreement. Interest shall be payable as provided in the Credit Agreement. Principal shall be payable on the 2-Year Maturity Date and as otherwise provided in the Credit Agreement. This Note has been issued by Maker to Payee pursuant to the Credit Agreement and reference is made thereto for specific terms and conditions under which this Note is made and to which this Note is subject.

     This Note is subject to voluntary and mandatory prepayments as set forth in the Credit Agreement. Amounts repaid may be reborrowed during the 2-Year Availability Period. Upon the occurrence of an Event of Default, Maker agrees that the Administrative Agent and the Payee shall have all rights and remedies set forth in the Credit Agreement, including without limitation the rights of acceleration set forth in the Credit Agreement. In addition, the Administrative Agent and the Payee shall have the right to recover all costs of collection and enforcement of this Note as provided in the Credit Agreement.

     Maker and any endorser, guarantor, surety or assignor hereby waives presentment for payment, demand, protest, notice of protest, and notice of dishonor and nonpayment of this Note, and all defenses on the ground of delay, suretyship, impairment of collateral, or of extension of time at or after maturity for the payment of this Note.

     This Note shall be governed in all respects by the law of the State of Colorado.

Maker:

NATIONAL COOPERATIVE REFINERY ASSOCIATION
a Kansas cooperative marketing association

By:	/s/ JOHN G. BUEHRLE

Name:	JOHN G. BUEHRLE
Title:	Vice President — Finance

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2-YEAR FACILITY NOTE

$7,500,000.00	Effective Date: December 21, 1999

     FOR VALUE RECEIVED, NATIONAL COOPERATIVE REFINERY ASSOCIATION, a Kansas cooperative marketing association (“Maker”), promises to pay to the order of U.S. AGBANK, FCB, f/k/a FARM CREDIT BANK OF WICHITA (“Payee”) at the office of the Administrative Agent (as defined in the Credit Agreement), c/o Bank, ACB at 5500 South Quebec Street, Greenwood Village, Colorado 80111, or such other place as the Administrative Agent shall direct in writing, the principal sum of Seven million Five-hundred thousand AND No/100 Dollars ($7,500,000.00) or, if less, the amount outstanding under this Note for Advances (including Overnight Advances if Payee is the Overnight Lender) made pursuant to the Credit Agreement dated as of December 21, 1999, as replaced by the 2002 Amended and Restated Credit Agreement dated as of December 17, 2002, and as replaced by the 2003 Amended and Restated Credit Agreement dated as of December 16, 2003, by and between CoBank, ACB (for its own benefit as a Syndication Party, and as the Administrative Agent for the benefit of the present and future Syndication Parties as named or defined therein), the Syndication Parties signatory thereto, and Maker (as it may be amended from time to time in the future, the “Credit Agreement”) and any Bank Debt related thereto. This Note is issued and delivered to Payee pursuant to the Credit Agreement. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings as set forth in the Credit Agreement.

     The unpaid balance of this Note from time to time outstanding shall bear interest as set forth in the Credit Agreement. Interest shall be payable as provided in the Credit Agreement. Principal shall be payable on the 2-Year Maturity Date and as otherwise provided in the Credit Agreement. This Note has been issued by Maker to Payee pursuant to the Credit Agreement and reference is made thereto for specific terms and conditions under which this Note is made and to which this Note is subject.

     This Note is subject to voluntary and mandatory prepayments as set forth in the Credit Agreement. Amounts repaid may be reborrowed during the 2-Year Availability Period. Upon the occurrence of an Event of Default, Maker agrees that the Administrative Agent and the Payee shall have all rights and remedies set forth in the Credit Agreement, including without limitation the rights of acceleration set forth in the Credit Agreement. In addition, the Administrative Agent and the Payee shall have the right to recover all costs of collection and enforcement of this Note as provided in the Credit Agreement.

     Maker and any endorser, guarantor, surety or assignor hereby waives presentment for payment, demand, protest, notice of protest, and notice of dishonor and nonpayment of this Note, and all defenses on the ground of delay, suretyship, impairment of collateral, or of extension of time at or after maturity for the payment of this Note.

     This Note shall be governed in all respects by the law of the State of Colorado.

Maker:

NATIONAL COOPERATIVE REFINERY ASSOCIATION
a Kansas cooperative marketing association

By:	/s/ JOHN G. BUEHRLE

Name:	JOHN G. BUEHRLE
Title:	Vice President — Finance

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I, John G. Buehrle, Assistant Secretary of National Cooperative Refinery Association, do hereby certify that the following resolution received Board approval on the 9th day of December, 2003, at a meeting of the Board of Directors of National Cooperative Refinery Association, regularly called and duly constituted and at which a quorum was present.

WHEREAS, the above named borrower (“Borrower”), under its articles of incorporation, bylaws, or other organizational documents has full power and authority to borrow money and to secure the same with its own property and property delivered to it for marketing or otherwise; and

WHEREAS, all prerequisite acts and proceedings preliminary to the adoption of this Resolution have been taken and done in due and proper form, time and manner;

NOW, THEREFORE, BE IT RESOLVED, that each of the following officers or positions OF PRESIDENT, Treasurer, Chief Financial Officer, and any others to be authorized under this Resolution (“Officers”) of the Borrower are jointly and severally authorized and empowered to obtain for and on behalf of the Borrower from time to time, from CoBank, ACB (“CoBank), a loan or loans or other financial accommodations (including, without limitation, letters of credit, note purchase agreements and bankers acceptances) (collectively, a “Loan”) under this Resolution not exceeding the principal SUM OF FIFTEEN MILLION DOLLARS ($15,000,000) at any one time outstanding, exclusive of amounts authorized to be borrowed under other resolutions submitted to CoBank and which have not been revoked; and for such purposes: (1)to execute such application or applications (including exhibits, amendments and/or supplements thereto) as may be required for all borrowings; (2) to obligate the Borrower to pay such rate or rates of Interest as the Officers so acting shall deem proper, and in connection therewith to purchase such interest rate risk management products as may be offered from time to time by CoBank; (3) to obligate the Borrower to such other terms and conditions as the Officers so acting shall deem proper; (4) to obligate the Borrower to make such investments in CoBank as required by CoBank; (5) to execute and deliver to CoBank or its nominee all such written loan agreements, documents and instruments as may be required by CoBank In regard to or as evidence of any Loan made pursuant to the terms of this Resolution; (6) to pledge, grant a security interest or lien in, or assign property of the Borrower or property of others on which it is entitled to borrow, of any kind and in any amount as security for any or all obligations (past present and/or future) of the Borrower to CoBank; (7) from time to time extend, amend, renew or refinance any such Loan; (8) to reborrow from time to time, subject to the provisions of this Resolution, all or any part of the amounts repaid to CoBank on any Loan made pursuant hereto (whether for the same or a different purpose); (9) to execute and deliver to CoBank an Electronic Commerce Master Service Agreement, a separate Service Agreement for each different service requested by the Borrower, and such other agreements, addenda, documents or instruments as may be required by CoBank in the event that the Borrower elects to use CoBank’s electronic banking system (the “System”); (10) to execute and deliver to CoBank any agreements, addenda, authorization forms and other documents or instruments as may be required by CoBank in the event that the Borrower elects to use any services or products related to the Loan that are red by CoBank now or in the future, including without limitation an automated clearing house (ACH) Service; (11) to direct and delegate to designated employees of the Borrower the authority to direct, by written or telephonic instructions or electronically, if the Borrower has agreed to use the System for such purpose, the disposition of the proceeds of any Loan authorized herein or any property of the Borrower at any time held by CoBank; and (12) to delegate to designated employees of the Borrower the authority to request by telephonic or written means or electronically, if the Borrower has agreed to use the System for such purpose, loan advances and/or other financial accommodations, and in connection therewith, to fix rates and agree to pay fees. In the absence of any direction or delegation authorized in (11) or (12) above, all existing directions and/or delegations shall remain in full force and effect and shall be applicable to any Loan authorized herein.

RESOLVED FURTHER, That each of the Officers are hereby jointly and severally authorized to: (1) establish a Cash Investment Services Account at CoBank; (2) make such investments therein as any Officer shall deem proper; (3) direct by written or telephonic instructions or electronically, if the Borrower has agreed to use the system for such purposes, the disposition of the proceeds therein; (4) delegate to designated employees of the Company the authority set forth in (2) and (3) above; and (5) execute and deliver all documents and agreements necessary to carry out this authority.

RESOLVED FURTHER, That each of the Officers are hereby jointly and severally authorized and directed to do and/or cause to be done, from time to time, all things which may be necessary and/or proper for the carrying out of the terms of these Resolutions.

RESOLVED FURTHER That all prior acts by the Officers or other employees or agents of the Borrower to accomplish the purposes of these Resolutions are hereby approved and ratified.

RESOLVED FURTHER, That any Officer of the Borrower is hereby authorized and directed to cast the ballot of the Borrower in any and all proceedings in which the Borrower is entitled to vote for the selection of a member of CoBank’s board of directors or for any other purpose.

RESOLVED FURTHER, That these Resolutions shall remain in full force and effect until a certified copy of a duly adopted resolution effecting a revocation or amendment, as the case may be, shall have been received by CoBank. The authority hereby granted shall apply with equal force and effect to the successors in office of the Officers herein named.

RESOLVED FURTHER, That effective on the date when the Loan under these Resolutions becomes available, the following listed Resolutions are hereby revoked:

ALL PRIOR RESOLUTIONS

No such revocation shall affect the validity of any action or actions made or taken in reliance on such resolution(s) prior to the effective date of revocation.

RESOLVED FURTHER, That the Secretary or any Assistant Secretary of the Borrower is hereby authorized and directed to certify to CoBank a copy of these Resolutions, the names and specimen signatures of the present Officers above referred to, and if and when any change is made in the personnel of any said Officers, the fact of such change and the name and specimen signatures of the new Officers. CoBank shall be entitled to rely on any such certification until a new certification is actually received by CoBank.

IN WITNESS WHEREOF, I have hereunto affixed my official signature and the corporate seal of National Cooperative Refinery Association this 9th day of December, 2003.

COUNTY OF MCPHERSON	)
)
STATE OF KANSAS	)

On the 9th day of December, 2003, John G. Buehrle, known by me to be the Assistant Secretary of National Cooperative Refinery Association, appeared before me and affixed his official signature to the above writing.

/s/ John G. Buehrle

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To Be Provided

by

Borrower

6

To Be Provided

by

Borrower

7

To Be Provided

by

Borrower

8

To Be Provided

by

Borrower